AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUFY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 17, 2025

PROMICELL, INC.

3350 VIRGINIA STREET

MIAMI, FLORIDA 33133

(305) 433-1287

UP TO 15,000,000 SHARES OF CLASS A COMMON STOCK OFFERED BY THE ISSUER

The maximum investment in this offering is 15,000,000 shares of Class A Common Stock (the “Shares”) or $75,000,000,

The minimum Individual Investment is $1,000.00

SEE “SECURITIES BEING OFFERED” AT PAGE 79

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer	Proceeds to other persons**
Per share	$5.00	$0.05	$4.95	$0.00
Maximum	$75,000,000	$750,000	$74,250,000	$0.00

*	The company has engaged Dalmore Group, LLC, member FINRA/SIPC and Dalmore Technology, LLC (“Dalmore”), to perform administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include other consulting and services fees payable by the company to Dalmore, which we expect to be approximately $875,000 over a 12-month period. See “Plan of Distribution” for details.

**	Oceanaut Capital E.E. (“Oceanaut”), an affiliate of our Chief Financial Officer, is entitled to receive a transaction fee of 1.00% of the gross proceeds of this offering. This fee is based on an existing contractual obligation and is not in exchange for any services being performed specifically for this offering. See “Compensation of Directors and Executive Officers – Consulting Agreement.”

The company expects that the amount of expenses of the Offering that it will pay, including the commission to Dalmore plus professional fees and marketing the offering, will be approximately $14,300,000, assuming that the maximum number of shares are sold in this offering.

Sales of these securities will commence on approximately [XX] 2025, after the Offering (as defined below) is qualified by the Commission.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the Offering is earlier terminated by the company at its sole discretion. The company may extend the Offering past one year by filing with the United States Securities and Exchange Commission (the “Commission”) a post-qualification amendment identifying a new termination date beyond the initial one-year from qualification. Pursuant to Rule 251(d)(3)(i)(F), the company may extend the Offering for a three-year period from the date of qualification of the Offering. In the event we extend the offering, at least every 12 months after this Offering has been qualified by, the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers the amount of securities that we reasonably expect to offer and sell within the offering period.

The Offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

Funds received from investors in this Offering will not be placed in escrow.

Each holder of a share of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of shares of our Class A Common Stock will vote together with the holders of shares of our Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the company. Our Chairman and Chief Executive Officer holds all of our authorized shares of Class B Common Stock, he is entitled to one thousand votes per share of Class B Common Stock for each share of Class B Common Stock he holds at all meetings of stockholders, provided that the total number of votes of Class B Common shares shall be reduced as required on any particular matter so that the total Class B vote is not more than 49% of the eligible votes for such matter (and written actions in lieu thereof). Therefore it is likely that the holder of the shares of our Class B Common Stock will continue to hold a near majority of the voting power of all of the company’s capital stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 5.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “PromiCell” “we,” “us, “our,” the “company” and similar terms refer to PromiCell, Inc., a Delaware corporation.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

The Offering

Securities offered	Up to a maximum of 15,000,000 Class A Common Shares

Securities outstanding before the Offering as of December 31, 2024

Common Shares	18,416,100 shares of Class A Common Stock and 100,000 shares of Class B Common Stock

Preferred Shares	8,000,000 Series A Preferred Shares

Securities outstanding after the Offering (assuming a fully subscribed best efforts offering)

Common Shares	33,416,100 shares of Class A Common Stock and 100,000 shares of Class B Common Stock

Preferred Shares	8,000,000 Series A Preferred Shares

Minimum Investment	$1,000

Use of proceeds	The net proceeds of this Offering will be used primarily to fund preclinical and clinical trials, manufacturing expenses, asset acquisitions, and general corporate purposes.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements);

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A); and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

●	We have incurred significant net operating losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

●	Our viability as a going concern is dependent on our ability to raise capital in this Offering to finance our operations, and even if we raise certain funds in this Offering, they may not be sufficient for us to continue as a going concern.

●	Even if we raise $75 million in this Offering, we will need substantial additional financing to develop our product candidates and implement our operating plans. If we fail to obtain additional financing, we may be delayed or unable to complete the development and commercialization of our product candidates.

●	Raising additional capital may cause dilution to our stockholders, including purchasers of Class A Common Stock in this Offering; restrict our operations; or require us to relinquish rights to our technologies or product candidates.

●	We have a limited operating history, which may make it difficult to evaluate our technologies and product candidate development capabilities or to predict our future performance.

●	We are early in our development efforts, and clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes. If we are unable to advance our product candidates through clinical trials, obtain regulatory approval, and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

●	The manufacturing of our product candidates is complex, and we could experience manufacturing problems during our clinical trials, which could delay or limit our market launch or commercial distribution.

●	We may not be successful in our efforts to identify and successfully research and develop additional product candidates and may expend our limited resources to pursue particular product candidates or indications while failing to capitalize on other product candidates or indications that may be more profitable or for which there is a greater likelihood of commercial success.

●	If we experience delays or difficulties enrolling patients in the clinical trials for our product candidates, including our phase 1 clinical trial, our ability to advance PRO CAR - 201A and our other product candidates through clinical development and the regulatory process could be delayed or prevented.

●	Clinical testing is expensive, time consuming, and subject to uncertainty. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. Issues may arise that could suspend or terminate our clinical trials. A failure of one or more clinical studies may occur at any stage of testing, and our future clinical studies may not be successful.

●	Our clinical trials may fail to adequately demonstrate the safety and efficacy of any of our product candidates and the development of our product candidates may be delayed or unsuccessful, which could prevent or delay regulatory approval and commercialization.

●	We rely on third parties to conduct our clinical trials and preclinical studies. If these parties fail to meet their contractual obligations, regulatory requirements, or deadlines, our development programs and ability to secure regulatory approval or commercialize our product candidates could be delayed.

●	We rely on third parties to supply the materials for and the manufacturing of our clinical supplies, and we may continue our reliance on third parties for manufacturing our commercial products, if approved.

●	We may not realize the benefits of future strategic transactions, including acquisitions, investments, or joint ventures. The success of these transactions depends on various risks.

●	We may seek future collaborations or strategic alliances for the development and commercialization of our product candidates, but we may not be successful in these efforts, even if we do enter into such collaborations, they may not be successful.

●	We may be subject to claims that our employees, consultants, or third parties performing services for us have wrongfully used or disclosed confidential information of third parties.

●	We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

●	We depend, in part, on our licensors to file, prosecute, maintain, defend, and enforce patents and patent applications that are material to our business.

●	We could be unsuccessful in obtaining or maintaining adequate patent protection for one or more of our products or product candidates.

●	We may not be able to enforce our intellectual property rights throughout the world.

●	We may be subject to claims challenging the inventorship of our patents and other intellectual property.

●	Third-party claims of intellectual property infringement may prevent or delay our ability to commercialize our product candidates.

●	Our product candidates are biologics, and as such, we may enter into a settlement agreement with a biosimilar manufacturer seeking to market a product highly similar to our product; such a settlement agreement may be reviewed by the Federal Trade Commission, or FTC, and such review could result in a fine or penalty and substantial expense.

●	We may be involved in lawsuits or other proceedings to enforce or protect our patents, the patents of our licensors, or our other intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

●	Intellectual property rights do not necessarily address all potential competitive threats.

●	If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

●	If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

●	Our executives are not full-time employees, they have other professional obligations that do not pertain to PromiCell and, as a result, do not dedicate all of their time to the Company.

●	Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

●	Unfavorable global economic conditions could adversely affect our business, financial condition, or results of operations.

●	If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

●	The success payment obligations to Fred Hutch and MSK may cause U.S. GAAP operating results to fluctuate significantly from quarter to quarter, which may reduce the usefulness of our U.S. GAAP financial statements.

●	The Offering price has been set based on an internal valuation performed solely by the company. You should not invest if you disagree with this valuation.

●	There is no minimum Offering amount required as a condition to a first closing and using the funds raised in this Offering.

●	Concentration of ownership of our Common Stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

●	There is currently no public market for our Class A Common Stock, and a public market for our Class A Common Stock may never develop.

●	Holders of our Series A Preferred Stock and Common Stock have entered into certain Shareholders Agreements that afford them certain rights that you will not be entitled to.

●	Concurrently with the Offering, the company will also be selling securities under Rule 506(c) of Regulation D, which may include terms more advantageous to investors than those in the Offering.

●	We intend to issue more shares to raise capital, which will result in substantial dilution.

●	The subscription agreement and the company’s certificate of incorporation have forum selection provisions that require disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against the company.

●	Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

●	Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	We intend to issue more shares to raise capital, which will result in substantial dilution.

RISK FACTORS

Investing in our Class A Shares involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all the other information contained in this offering circular, including the section titled “Management’s discussion and analysis of financial condition and results of operations” and our audited financial statements and unaudited interim condensed financial statements and related notes included elsewhere in this offering circular, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks, or of additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, could materially and adversely affect our business, financial condition, reputation, results of operations, cash flows and prospects.

Risks Relating to Our Financial Position and Need for Additional Capital

We have incurred significant net operating losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred net operating losses each year since our inception. For the year ended December 31, 2024, we incurred net operating losses of $3.6 million, and for the year ended December 31, 2023, we incurred net operating losses of $3.4 million. As of December 31, 2024, we had an accumulated deficit of $7.0 million. In addition, we have not commercialized any products and have never generated any revenue from product sales. We have devoted almost all our financial resources to research and development, including our preclinical development activities.

We expect to continue to incur significant expenses and operating losses over the next several years and for the foreseeable future as we seek to advance product candidates through preclinical and clinical development, expand our research and development activities, develop new product candidates, complete preclinical studies and clinical trials, seek regulatory approval and, if we receive approval from the U.S. Food and Drug Administration, or FDA, or foreign regulatory authorities, commercialize our products. Furthermore, the costs of advancing product candidates into each succeeding clinical phase tend to increase substantially over time. The total costs to advance any of our product candidates to marketing approval in even a single jurisdiction are substantial. Our prior losses, combined with expected future losses, will continue to have an adverse effect on our stockholders’ deficit and working capital. We anticipate that our expenses will increase substantially if and as we:

●	progress our phase 1 clinical trial for our PRO CAR – 201A product candidate;

●	continue our current research programs and our preclinical and clinical development of our other current product candidates, including PRO CAR – 201B, PRO CAR – 202, PRO CAR – 301 and PRO TCR – 401, and any other product candidates we identify and choose to develop;

●	hire additional clinical, quality control, and scientific personnel;

●	seek to identify additional research programs and additional product candidates;

●	further develop our genome-editing technologies;

●	acquire or in-license technologies;

●	expand, maintain, enforce, and defend our intellectual property estate;

●	seek regulatory and marketing approvals for any of our product candidates that successfully complete clinical trials, if any;

●	establish and expand manufacturing capabilities and supply chain capacity for our product candidates;

●	add operational, legal, financial, and management information systems and personnel;

●	experience any delays, challenges or other issues associated with any of the above, including the failure of clinical trials meeting endpoints, the generation of unanticipated preclinical results or clinical trial data subject to differing interpretations, or the occurrence of potential safety issues or other development or regulatory challenges;

●	make royalty, milestone, or other payments under current, and any future, in-license or assignment agreements;

●	establish a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we obtain marketing approval; and

●	operate as a public company, for which there are additional costs associated with operating as a public company, including significant legal, accounting, insurance, investor relations, and other expenses that we did not incur as a private company.

Because of these risks, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our viability as a going concern is dependent on our ability to raise capital in this Offering to finance our operations, and even if we raise certain funds in this Offering, they may not be sufficient for us to continue as a going concern.

As of December 31, 2024, and December 31, 2023, we had cash and cash equivalents of $3.6 million and $7.6 million, respectively. We have prepared cash flow forecasts which indicate that, based on our expected operating losses and negative cash flows, our cash and cash equivalents are not sufficient to fund our current operating plan through the next 12 months from May 19, 2025, the date our audited financial statements for the year ended December 31, 2024, included elsewhere in this offering circular, were issued. As a result, management has included disclosures in Note 1 of the financial statements and our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the fiscal year ended December 31, 2024, with respect to this uncertainty.

Our viability as an ongoing business is dependent on our ability to raise funds in this Offering to fund continuing operations. There is no assurance that we will succeed in obtaining sufficient funding on terms acceptable to us, if at all, and even if we succeed in raising certain funds in this Offering, they may not be sufficient to finance our operations.

The perception that we might be unable to continue as a going concern may also make it more difficult to obtain financing for the continuation of our operations on terms that are favorable to us, or at all, and could result in the loss of confidence by investors and employees. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may be forced to cease operations and liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our investors will lose all or a part of their investment.

Even if we raise $75 million in this Offering, we will need substantial additional financing to develop our product candidates and implement our operating plans. If we fail to obtain additional financing, we may be delayed or unable to complete the development and commercialization of our product candidates.

Even if we raise $75 million in this Offering, we will continue to need additional capital beyond the proceeds of this Offering, which we may raise through equity offerings, debt financing, collaborations and strategic alliances, licensing arrangements, or other sources. Additional sources of financing might not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we might be unable to complete the development or obtain the marketing approval of any of our product candidates, and we could be forced to delay or discontinue product development and commercialization.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than expected because of circumstances beyond our control. We may also need to raise additional capital sooner if we choose to expand programs, personnel, and facilities more rapidly than planned. In any event, we will require additional capital for the further research, development, and commercialization of our product candidates, including potentially establishing our own internal manufacturing capabilities. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to research, develop, and commercialize our product candidates.

We cannot be certain that additional funding will be available when needed and on acceptable terms, or at all. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay, or discontinue one or more of our product candidate preclinical studies, clinical trials, or development and commercialization, or we may be unable to expand our operations or otherwise capitalize on our business opportunities, as desired. Any of the above could significantly harm our business, financial condition, results of operations, and prospects and cause the price of our Class A Common Stock to decline.

Raising additional capital may cause dilution to our stockholders, including purchasers of Class A Common Stock in this Offering; restrict our operations; or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, that we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financing, and strategic collaboration and licensing arrangements. The terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance may cause the market price of our shares of Class A Common Stock to decline. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, licensing or assigning our intellectual property rights, declaring dividends, and possibly other restrictions.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders.

We have a limited operating history, which may make it difficult to evaluate our technologies and product candidate development capabilities or to predict our future performance.

We are a preclinical and clinical-stage biotechnology company formed in October 2022 which commenced operations in April 2023, with no products approved for commercial sale, and we have not generated any revenues from product sales. Our operations to date have been limited to financing and staffing our company, developing our technologies, and identifying and developing our product candidates. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. We have not yet demonstrated an ability to obtain marketing approval, manufacture at commercial scale, or conduct sales and marketing activities for our product candidates, which are all necessary for successful product commercialization. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing cell therapy products. Our ability to generate product revenue or profits, which we do not expect to occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates, which may never occur. Unless we receive approval from the FDA or other regulatory authorities for our product candidates, we will not have product revenues. We may never be able to develop or commercialize a marketable cell therapy product. If we do not address these risks successfully, our business will suffer.

Additionally, the rapidly evolving nature of the cell therapy field may make it difficult to evaluate our technologies and product candidates as well as to predict our future performance. Our short history as an operating company makes any assessment of our future success or viability subject to significant uncertainty. We will encounter risks and difficulties, known and unknown, that are frequently experienced by early-stage companies in rapidly evolving fields. As we advance our product candidates, we must transition from a company with a research focus to a company capable of supporting clinical development and, if successful, commercial activities. We may not be successful in such transitions. Similarly, we expect that our financial condition and operating results may fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. As a result, you should not rely upon the results of any quarterly or annual period as an indicator of future operating performance.

Risks Related to Our Business, Government Regulation, Technology, and Industry

We are early in our development efforts, and clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes. If we are unable to advance our product candidates through clinical trials, obtain regulatory approval, and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

We are early in the development of our cell therapy product candidates and have focused our research and development efforts to date on identifying our initial chimeric antigen receptor T cell, or CAR-T cell, and TCR-T cell product candidates. As of the date of this offering circular, we have only dosed the first two patients in our first clinical trial, which is the phase 1 clinical trial for our PRO CAR – 201A product candidate. All of our programs will require clinical development, regulatory approval, manufacturing on a commercial scale, distribution channels, significant marketing efforts, and substantial investment before we generate any revenue from product sales. In addition, our product candidates must be approved for marketing by the FDA before we may commercialize our products in the United States and, if we wish to commercialize our products outside the United States, by foreign regulatory agencies. Our future success depends heavily on the successful development of our product candidates. Our ability to generate product revenue, which we do not expect will occur for many years, if ever, will be a result of the successful development and eventual commercialization of our product candidates, which may never occur. Our product candidates may have adverse side effects or fail to demonstrate safety and efficacy. Additionally, our product candidates may have other characteristics that may make them impractical or prohibitively expensive for large-scale manufacturing. Furthermore, our product candidates may not receive regulatory approval or, if they do, they may not be accepted by the medical community or patients or may not be competitive with other products that become available. We currently generate no revenue from sales of any product, and we may never be able to successfully develop or commercialize a marketable product.

We must submit investigational new drug, or IND, applications to the FDA to initiate clinical trials in the United States. On April 5, 2024, the FDA cleared our IND for our first product candidate, PRO CAR-201A. The filing of future INDs for our other product candidates is subject to additional preclinical research, research-scale and clinical-scale manufacturing, exploration of possible other genome-editing systems, evaluation of potential targets, or other factors yet to be identified. In the case of our other product candidates, we will need to identify and select our Cas12a chRDNA guides with acceptable accuracy and efficiency. In addition, commencing any new clinical trial is subject to review by the FDA based on the acceptability and sufficiency of our chemistry, manufacturing, and controls, or CMC, and preclinical information provided to support our IND. In the event that the FDA or foreign regulatory authorities require us to complete additional preclinical studies, or we are required to satisfy other requests for additional data or information, our clinical trials may be delayed. Even after we receive and incorporate guidance from the FDA or foreign regulatory authorities, these regulatory authorities could disagree that we have satisfied all requirements to initiate our clinical trial, or they may change their position on the acceptability of our trial design or the clinical endpoints selected. They could impose a clinical hold, which may require us to complete additional preclinical studies or clinical trials. The success of our product candidates will depend on several factors, including the following:

●	sufficiency of our financial and other resources;

●	acceptance of our CAR-T technology;

●	ability to develop and deploy armoring technologies so that our product candidates have a competitive edge;

●	completion of preclinical studies;

●	clearance of INDs to initiate clinical trials;

●	successful enrollment in, and completion of, our clinical studies;

●	data from our clinical trials that support an acceptable risk-benefit profile of our product candidates for our intended patient populations and indications and demonstrate safety and efficacy;

●	establishment of agreements with third-party contract manufacturing organizations, or CMOs, for clinical and commercial supplies and scaling up of manufacturing processes and capabilities to support our clinical trials;

●	successful development of our internal process development and transfer to larger-scale facilities;

●	receipt of regulatory and marketing approvals from applicable regulatory authorities;

●	receiving regulatory exclusivity for our product candidates;

●	establishment, maintenance, enforcement, and defense of patent and trade secret protection and other intellectual property rights;

●	not infringing, misappropriating, or otherwise violating third-party intellectual property rights;

●	entry into collaborations to further the development of our product candidates or for the development of new product candidates;

●	establishing sales, marketing, and distribution capabilities for commercial launch of our product candidates if and when approved, whether by us or in collaboration with third parties;

●	maintenance of a continued acceptable safety profile of products post-approval;

●	acceptance of product candidates, if and when approved, by patients, the medical community, and third-party payors;

●	effective competition with other therapies and treatment options;

●	expanding indications and patient populations for our products post-approval.

Our product involves development of cell and gene therapies, which are subject to additional regulatory requirements.

Gene therapy is still a relatively new approach to disease treatment and additional adverse side effects could develop. As with many investigational therapies for cancer, there are inherent risks that the therapy may cause toxicities or be ineffective in humans. Specific to cell and gene therapies for cancer using viral transgenesis, there is a theoretical risk of replication incompetent virus converting to replication competence as a result of recombination. While this has not yet been reported across hundreds of clinical trials using third-generation lentivirus, this will be assayed during the scheduled follow-up of participants.  As a result of these concerns, the FDA and other foreign regulatory authorities have issued guidance requiring extended follow-up observations. For instance, the FDA Guidance for Industry on Gene Therapy Clinical Trials—Observing Subjects for Delayed Adverse Events advises that patients treated with some types of gene therapy undergo follow-up observations for potential adverse events for as long as 15 years. This requirement for extended follow-ups may result in increased costs associated with our product, or could result in loss of ability to sell our products even after receiving initial approval.

The manufacturing of our product candidates is complex, and we could experience manufacturing problems during our clinical trials, which could delay or limit our market launch or commercial distribution.

The manufacturing processes used to produce our cell therapy product candidates are and will be complex, as our product candidates are novel products and only our PRO CAR – 201A product candidate has been manufactured according to current good manufacturing processes, or cGMPs, to date. Several factors could cause production interruptions including facility contaminations; shortages or quality problems; contamination of healthy donor cells, chRDNA guides, Cas proteins, viruses, or induced pluripotent stem cell, or iPSC, master cell banks or working cell banks; natural disasters, including the COVID-19 pandemic; labor shortages and strikes; lack of experienced scientific, quality control, and manufacturing personnel; human error; or other disruptions in the operations of our suppliers and CMOs. Problems with our manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims, or insufficient inventory. We may encounter problems achieving adequate quantities and quality of clinical grade materials that meet FDA or other applicable standards or specifications with consistent and acceptable production yields and costs.

As our product candidates proceed through preclinical studies to clinical trials to regulatory review, and potential marketing approval and commercialization, it is common that various aspects of our manufacturing methods will be altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. If we make any of these changes, they could cause our product candidates to perform differently and affect the results of clinical trials conducted with the altered materials. Such changes may also require additional testing as well as notification to or approval from the FDA or other regulatory authorities, which could delay completion of our clinical trials, require bridging clinical trials, require repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, if any, and ultimately jeopardize commercialization.

If we receive marketing approval for a product candidate, the FDA and other regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA or other regulatory authorities may require that we not distribute a lot until the relevant agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Problems in our manufacturing processes could restrict our ability to meet market demand for our products. All of these factors could be costly to us and otherwise harm our business, financial condition, results of operations, and prospects.

We may not be successful in our efforts to identify and successfully research and develop additional product candidates and may expend our limited resources to pursue particular product candidates or indications while failing to capitalize on other product candidates or indications that may be more profitable or for which there is a greater likelihood of commercial success.

Part of our business strategy involves identifying and developing new cell therapy product candidates. The process by which we identify product candidates may fail to yield successful product candidates for a number of reasons, including:

●	we may not be able to assemble sufficient resources to identify or acquire additional product candidates;

●	competitors may develop alternative therapies that render new product candidates obsolete or less attractive;

●	product candidates we develop or acquire may be covered by third-party intellectual property rights;

●	new product candidates may, on further study, be shown to have adverse side effects, toxicities, or other characteristics that indicate that they are unlikely to receive marketing approval or achieve market acceptance;

●	new product candidates may not be safe or effective;

●	the market for a new product candidate may change so that the continued development of that product candidate is no longer reasonable; and

●	we may not be able to produce new product candidates in commercial quantities at an acceptable cost, or at all.

We have limited financial and managerial resources. We are focused initially on CAR-T and TCR-T cell therapies and, as a result, we may forgo or delay the pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize timely viable commercial products or profitable market opportunities. Our spending on current and future product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing, or other royalty arrangements when it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

If we experience delays or difficulties enrolling patients in the clinical trials for our product candidates, including our phase 1 clinical trial, our ability to advance PRO CAR - 201A and our other product candidates through clinical development and the regulatory process could be delayed or prevented.

The timely completion of clinical trials depends, among other things, on our ability to enroll enough patients who remain in the trial until its conclusion. We may encounter delays in enrolling or be unable to enroll a sufficient number of patients to complete any of our clinical trials and, even if patients are enrolled, they may withdraw from our clinical trials before completion. We have dosed two patients in our phase 1 clinical trial for our PRO CAR-201A product candidate. Our Phase 1 clinical trials are currently being conducted by and at the institution which developed the respective cell therapy. In future, we may expand the number of clinical trial sites and engage the services of one or more Clinical Research Organizations (CROs) to manage the conduct of the trials. Patient selection and enrollment may be challenging as our clinical protocol excludes patients unwilling to follow extended safety monitoring.

Our phase 1 clinical trial, as well as any future clinical trials for our other product candidates, will compete for enrollment of patients with other clinical trials for product candidates that are in the same cell therapeutic areas with the same or similar study populations as our product candidates. Our clinical trials will also compete for enrollment of patients with clinical trials for other investigational products based on non-cellular modalities, such as small molecules antibodies, antibody drug conjugates, etc. that a intended for the same or similar study populations as our product candidates. This competition will reduce the number and types of patients available to us because some patients who might be eligible to enroll in our trials may opt to enroll in a trial being conducted by one of our competitors.

Additionally, since the number of qualified and experienced clinical investigators for therapeutic areas of interest and modality is limited, some of our clinical trial sites may be also conducting clinical trials for some of our competitors, which may reduce the number of patients who are available for our clinical trials at that clinical trial site. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, hematopoietic stem cell transplantation, or autologous CAR-T cell therapies, rather than refer patients to our clinical trials. If patients are unwilling to participate in our cell therapy trials, the timeline for recruiting patients, conducting clinical trials, and obtaining regulatory approval of any of our product candidates may be delayed.

The enrollment of patients into our trials depends on many factors, including:

●	severity or stage of the type of cancer under investigation;
●	size of the patient population and process for identifying patients;
●	design of the clinical trial protocol;
●	availability of eligible prospective patients who are otherwise eligible patients for competitive clinical trials;
●	availability and efficacy of approved alternative treatments for the disease under investigation;
●	ability to obtain and maintain patient consent;
●	risk that enrolled patients will drop out before completion of the trial;
●	eligibility and exclusion criteria for the trial in question;

●	perceived risks and benefits of our product candidates;
●	perceived risks and benefits of genome-editing and cell therapies;
●	perceived risks and benefits of participating in a clinical trial;
●	efforts by clinical sites and investigators to facilitate timely enrollment in clinical trials;
●	patient referral practices of physicians;

●	proximity and availability of clinical trial sites for prospective patients; and

Enrollment delays in our clinical trials may result in increased development costs for any product candidates we may develop, which may cause our stock price to decline and limit our ability to obtain additional financing. If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit, or terminate our phase 1 clinical trial or future clinical trials, and postpone or forgo seeking marketing approval, any of which would have an adverse effect on our business, financial condition, results of operations, and prospects.

Clinical testing is expensive, time consuming, and subject to uncertainty. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. Issues may arise that could suspend or terminate our clinical trials. A failure of one or more clinical studies may occur at any stage of testing, and our future clinical studies may not be successful.

Events that may prevent successful or timely completion of clinical development include:

●	the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical trials;

●	delays or failure to obtain regulatory clearance to initiate our clinical trials, as well as delays or failures to obtain any necessary approvals by the clinical sites;
●	delays, suspension, or termination of our clinical trials by the clinical sites;
●	modification of clinical trial protocols;
●	delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites;
●	failure to manufacture sufficient quantities of our product candidates for use in our clinical trials;
●	failure by third-party suppliers, CMOs, CROs, and clinical trial sites to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
●	imposition of a temporary or permanent clinical hold by us, the investigational review boards, or IRBs, for the institutions at which such trials are being conducted, or by the FDA or other regulatory authorities for safety or other reasons;

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;
●	changes in the standard of care on which we developed our clinical development plan, which may require new or additional trials;
●	the cost of clinical trials of our product candidates being greater than we anticipated;
●	the emergence of unforeseen safety issues or undesirable side effects;
●	clinical trials of our product candidates producing negative or inconclusive results;
●

inability to establish clinical trial endpoints that applicable regulatory authorities consider clinically meaningful, or, if we seek accelerated approval, that applicable regulatory authorities consider likely to predict clinical benefit; and

●	regulators withdrawing their approval of a product or imposing restrictions on its distribution.

If we are required to extend the duration of any clinical trials or to conduct additional preclinical studies or clinical trials or other testing of our product candidates beyond those that we currently contemplate; if we are unable to successfully complete preclinical studies or clinical trials of our product candidates or other testing; if the results of these trials, studies, or tests are negative or produce inconclusive results; if there are safety concerns; or if we determine that the observed safety or efficacy profile would not be competitive in the marketplace, we may:

●	abandon the development of one or more product candidates;
●	incur unplanned costs;
●	be delayed in obtaining marketing approval for our product candidates or not obtain marketing approval at all;
●	obtain marketing approval in some jurisdictions and not in others;
●	obtain marketing approval for indications or patient populations that are not as broad as intended or designed;

●	obtain marketing approval with labeling that includes significant use restrictions or safety warnings, including black box warnings;

●	be subject to additional post-marketing requirements; or

●	have regulatory agencies remove the product from the market or we voluntarily withdraw the product from the market after obtaining marketing approval.

Our clinical trials may fail to adequately demonstrate the safety and efficacy of any of our product candidates and the development of our product candidates may be delayed or unsuccessful, which could prevent or delay regulatory approval and commercialization.

Our product candidates are in various stages of preclinical and clinical development. If we encounter safety or efficacy problems in our ongoing or future studies, our developmental plans and business could be significantly harmed. Product candidates in later stages of clinical trials may fail to show the desired safety profiles and efficacy results despite having progressed through initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Based upon negative or inconclusive results, we may decide, or regulatory agencies may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from clinical trials are susceptible to varying interpretations, and regulatory agencies may not interpret our data as favorably as we do, which may delay, limit, or prevent regulatory approval.

In addition, the design of a clinical trial can determine whether its results will support approval of our product candidates, and flaws in the design of a clinical trial may not be apparent until the clinical trial is well advanced. We have limited experience designing clinical trials and may be unable to design and execute a clinical trial that will support regulatory approval.

From time to time, we may publish initial, interim, or preliminary data from our clinical trials. Initial, interim, or preliminary data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully evaluate all data at the time of publishing initial, interim, or preliminary data. These data also remain subject to audit and verification procedures that may result in the final data being materially different from the data we previously published. As a result, initial, interim, and preliminary data should be viewed with caution until the final data are available. Moreover, initial, interim, and preliminary data are subject to the risk that one or more of the clinical outcomes may materially change as more patient data become available when patients mature on study, patient enrollment continues, or, for final data, as other ongoing or future clinical trials with a product candidate further develop. Past results of clinical trials may not be predictive of future results. Unfavorable differences between initial, interim, or preliminary data and final data could significantly harm our business prospects and may cause the trading price of our shares of Class A Common Stock to fluctuate significantly.

Because of these risks, our product candidates may fail or encounter difficulties in clinical trials. If we are unable to advance our product candidates through clinical trials to seek marketing approval, our business, financial condition, results of operations, and prospects may be materially harmed.

Risks Relating to Our Relationships with Third Parties

We rely on third parties to conduct our clinical trials and preclinical studies. If these parties fail to meet their contractual obligations, regulatory requirements, or deadlines, our development programs and ability to secure regulatory approval or commercialize our product candidates could be delayed.

We depend on Academic Research Organizations (AROs), such as Fred Hutchinson Cancer Center and Memorial Sloan Kettering Cancer Center, clinical trial sites, principal investigators, contract research organizations (CROs), laboratories, and other third parties to conduct our phase 1 clinical trial for PRO CAR-201A and future trials for other product candidates. Although we depend heavily on these third parties, we are ultimately responsible for ensuring that studies comply with protocols, legal, regulatory, and scientific standards. This includes adherence to current good clinical practices (cGCPs), which are enforced by the FDA and foreign regulatory authorities through inspections of investigators and trial sites. Noncompliance with cGCPs or protocols, or the failure to recruit sufficient patients, may require additional trials, delaying regulatory approval. Furthermore, our business may face risks if third parties violate healthcare privacy laws or provide inaccurate, misleading, or incomplete data.

While we design clinical trials, our CROs facilitate and monitor them. This arrangement limits our direct control over key aspects of trial execution, including site and investigator selection, data quality, and monitoring. Communication challenges with third parties can lead to mistakes or coordination issues that impact trial timelines.

Third parties conducting our trials are not our employees, and we cannot guarantee they will dedicate sufficient time or resources to our programs. Many of these organizations may have commitments to other companies, including competitors, which could compromise their performance. Delays, staffing issues, or financial distress among these third parties may extend, delay, or terminate our trials, increase costs and hinder our ability to secure approvals or generate revenue. If relationships with trial sites or CROs end, transitioning to new providers may be costly, time-intensive, and disruptive. Learning about our protocols and product candidates introduces delays that can affect clinical development timelines.

We must also register clinical trials, and report results on the U.S. government database www.ClinicalTrials.gov within specified timeframes. Noncompliance can result in fines, adverse publicity, and civil or criminal penalties. Our phase 1 PRO CAR-201A trial is registered on www.ClinicalTrials.gov. Violations during trials could result in enforcement actions, warning letters, fines, or even criminal prosecution.

We rely on third parties to supply the materials for and the manufacturing of our clinical supplies, and we may continue our reliance on third parties for manufacturing our commercial products, if approved.

We currently rely on third-party contract manufacturing organizations (CMOs) and suppliers for the production of clinical and potentially commercial products. Since we lack clinical-scale manufacturing capabilities, we must depend on CMOs to produce clinical supplies for our product candidates. For our PRO CAR-201A clinical trial, we rely on multiple CMOs to supply materials for another CMO that manufactures the necessary cell therapy product. As we advance with other candidates like PRO CAR-201B, PRO CAR- 301 and PRO TCR-401, we anticipate further engagement with CMOs and suppliers.

Our CMOs supply critical components like proteins and viruses used in the manufacturing of our cell therapy products. These materials undergo a series of tests before the CAR-T products are made available for clinical trials. Coordination is essential to ensure the timely and accurate delivery of materials for production, as delays could result in significant issues. However, we face risks due to our reliance on a limited number of suppliers, some of which are small companies with limited resources. If any of these suppliers go out of business, are acquired by competitors, or fail to meet regulatory requirements, it could delay or halt production. Establishing relationships with new suppliers or CMOs may also take significant time and resources, potentially leading to additional costs and manufacturing delays.

Furthermore, we cannot ensure that our suppliers and CMOs will be able to consistently produce materials that meet regulatory requirements. If they fail inspections by the FDA or other regulatory authorities, we could face issues with securing or maintaining regulatory approvals. In such cases, we may need to find alternative suppliers, which could significantly disrupt our development timelines.

There are also risks associated with the commercial manufacturing of our product candidates. We do not yet have sufficient information to estimate the cost of manufacturing at scale, and actual costs could affect the commercial viability of our products. If we are unable to achieve commercial-scale manufacturing or meet demand post-approval, it could prevent us from successfully launching our products.

The reliance on a small number of CMOs and suppliers exposes us to additional risks that could impact on our clinical trials, product approvals, or commercialization. These risks include the inability of CMOs and suppliers to meet our manufacturing needs, failure to execute procedures properly, and potential breaches or terminations of contracts. Additionally, proprietary methods used by CMOs may limit our ability to switch suppliers without substantial complications.

We also face competition from other gene and cell therapy companies for access to materials and manufacturing capacity, which could make it harder to secure resources or testing on commercially reasonable terms. If our CMOs do not store or handle materials correctly, it could lead to significant problems with manufacturing. Furthermore, the quality control tests performed by third parties must meet stringent standards to ensure patient safety. Any failure in this process could result in harm to patients and regulatory challenges.

Another challenge is the limited number of CMOs and suppliers available to us. If we need to replace a supplier, it may be difficult to find one on acceptable terms, and new suppliers may require additional testing or regulatory approvals. Moreover, if a CMO or supplier is outside the United States, we face further risks, including political instability, regulatory challenges, trade barriers, currency fluctuations, and logistics complications. These risks could disrupt our supply chain or delay our ability to meet production needs.

Our virus CMO, which provides the virus used in our PRO CAR-201A product, is located outside the United States. While it has received cGMP certification from an EU regulatory authority, it has not been audited by the FDA. This adds additional risks related to international operations, such as compliance with foreign laws, potential political instability, changes in customs or tariffs, and logistical challenges. Labor unrest in foreign countries may also impact on our ability to maintain a stable supply chain.

In summary, while we depend heavily on third-party CMOs and suppliers for manufacturing and production, the risks associated with this dependence—such as delays, quality control issues, regulatory hurdles, and geopolitical factors—could impact on our ability to develop, manufacture, and commercialize our product candidates. These challenges underscore the importance of managing a reliable and resilient supply chain to ensure successful outcomes.

Our partnership with the National Cancer Institute may be disrupted by executive actions applicable to the National Institutes of Health.

The company’s Phase 1 clinical trial is supported by the National Cancer Institute’s (NCI) Experimental Therapeutics Program (NExT). This partnership does not involve a grant award to the company. As such, no funding is exchanged between institutions and is not subjected to an indirect cost rate. Instead, the NExT program and National Cancer Institute Biopharmaceutical Development Program are providing manufacturing support of investigational agents at no cost to PromiCell. There is potential risk that this partnership could be cancelled due to changes in government policies, including the National Institute of Health Notice NOT-0D-25-068 issued on February 7, 2025. If this is the case, technology transfer of the Good Manufacturing Practice (GMP) manufacturing process to the Fred Hutchinson Cancer Center or a third-party will be pursued to minimize disruption to the clinical programs. Such a cancellation may result in additional costs and extension of our anticipated timelines associated with our clinical trials.

In addition, IND enabling pre-clinical animal safety and efficacy studies for PRO CAR-201B in Ewing Sarcoma were initiated in 2024 and have been completed recently. We expect an IND application for PRO CAR-201B to be submitted to the FDA in mid-2025, followed by patient enrolment within the second half of 2025. Advanced discussions are in place to procure funding from NExT and other institutes for the Phase 1 clinical trial in patients with Ewing Sarcoma. We expect manufacturing to be performed by the NCI. There is potential risk that these studies could be cancelled due to changes in government policies, including the National Institute of Health Notice NOT-0D-25-068 issued on February 7, 2025. If this is the case, manufacturing may be assigned to a clinical design and research organization (CDRO) which will result in additional costs and extension of our anticipated timelines for the Phase 1 clinical trial in patients with Ewing Sarcoma.

We may not realize the benefits of future strategic transactions, including acquisitions, investments, or joint ventures. The success of these transactions depends on various risks, such as:

●	Unanticipated liabilities from acquired companies or ventures.

●	Difficulties in integrating new personnel, technologies, and operations.

●	Challenges in retaining key employees.

●	Distraction of management from core operations to focus on integration.

●	Increased expenses and reduced cash for other uses.

●	Disruption or termination of relationships with collaborators or suppliers.

●	Potential write-offs or impairment charges related to acquisitions.

Foreign acquisitions bring additional risks, such as challenges in integrating operations across different cultures and languages, currency fluctuations, adverse tax consequences, and political or regulatory risks specific to certain countries.

Acquisitions may also lead to dilutive issuances of equity, the incurrence of debt, or contingent liabilities, which could harm our financial condition. We might also face losses from undiscovered liabilities not covered by indemnification.

If we acquire or in-license new products or businesses, we may not achieve the desired integration or financial results. We cannot guarantee that such transactions will result in the expected revenue or net income, and they could impact on our financial condition negatively.

We may seek future collaborations or strategic alliances for the development and commercialization of our product candidates, but we may not be successful in these efforts, even if we do enter into such collaborations, they may not be successful.

Our product development programs, and commercialization will require substantial funding, and without partnerships, we may need to self-fund, which could require additional capital that may not be available on acceptable terms. Insufficient funds could delay or prevent further development or market entry of our product candidates.

If we pursue collaborations with pharmaceutical or biotech companies, we may face challenges in negotiating agreements, and we may be restricted by existing contracts. The success of collaborations depends on various factors, such as clinical trial results, regulatory approval likelihood, market potential, and competition. Additionally, recent consolidations among large pharmaceutical companies have reduced the pool of potential collaborators, leading to increased competition.

Even if we enter into collaborations, there are significant risks. Collaborators have discretion over the resources they allocate, and they may not dedicate enough effort to the development, manufacturing, or marketing of our product candidates. They may decide to halt or delay programs based on trial outcomes, funding constraints, or changes in their strategic focus. Collaborators may also choose to adopt alternative technologies, potentially reducing the attractiveness of our products. Furthermore, they may independently develop competing products, which could result in a loss of support for our candidates.

Other risks include collaborators who do not properly manage our intellectual property, potentially exposing us to litigation or loss of rights. We may also lose valuable rights if a change of control occurs or if disputes arise. These disputes could delay or terminate development, leading to costly litigation. Moreover, collaborations may not be managed efficiently, particularly if the collaborator undergoes a business combination that shifts focus away from our projects.

If a collaboration is terminated, it may be difficult to find a suitable replacement, leading to a need for additional capital to continue development or commercialization. These challenges highlight the complexities and risks involved in forming strategic partnerships and pursuing external collaborations.

We may be subject to claims that our employees, consultants, or third parties performing services for us have wrongfully used or disclosed confidential information of third parties.

Many of our employees are or were previously, and our consultants are or were previously, employed at universities or research institutions, or at other biotechnology or pharmaceutical companies. Although we try to ensure that our employees, consultants, and third parties performing services for us do not use the proprietary information or know-how of former employers or other companies in their work for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and employees.

Risks Related to Our Intellectual Property

We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

We are dependent on patents, know-how, and proprietary technology, both our own and licensed from others. Any termination of these licenses could result in the loss of significant rights and could harm our ability to commercialize our product candidates.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including those relating to:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the license agreement;

●	our right to sublicense patent and other rights to third parties under collaborative development arrangements;

●	whether we are complying with our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates; and

●	allocation of ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and by us and our partners.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We are generally also subject to all of the same risks with respect to the protection of intellectual property that we license as we are for intellectual property that we own, which are described below. If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize our products could suffer.

We depend, in part, on our licensors to file, prosecute, maintain, defend, and enforce patents and patent applications that are material to our business.

Patents relating to our product candidates are controlled by our licensors. Each of our licensors generally has rights to file, prosecute, maintain, and defend the patents we have licensed from such a licensor. We generally have the first right to enforce our patent rights, although our ability to settle such claims often requires the consent of the licensor. If our licensors or any future licensees having rights to file, prosecute, maintain, and defend our patent rights fail to conduct these activities for patents or patent applications covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using, or selling competing products. We cannot be certain that such activities by our licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents and, even if we are permitted to pursue such enforcement or defense, we cannot ensure the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. In addition, even when we have the right to control patent prosecution of licensed patents and patent applications, enforcement of licensed patents, or defense of claims asserting the invalidity of those patents, we may still be adversely affected or prejudiced by actions or inactions of our licensors and their counsel that took place prior to or after our assuming control.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our product development pipeline.

We license from third parties certain intellectual property rights necessary to develop our product candidates. The growth of our business will likely depend in part on our ability to acquire or in-license additional proprietary rights. For example, our programs may involve additional product candidates that may require the use of additional proprietary rights held by third parties. Our product candidates may also require specific formulations to work effectively and efficiently. These formulations may be covered by intellectual property rights held by others. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license under such intellectual property rights, any such license may be non-exclusive, which may allow our competitors’ access to the same technologies licensed to us.

Additionally, we sometimes collaborate with academic institutions to sponsor preclinical research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer intellectual property rights to other parties, potentially blocking our ability to pursue our program. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of such program, and our business and financial condition could suffer.

The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their larger size and cash resources or greater clinical development and commercialization capabilities. There can be no assurance that we will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that we may seek to acquire.

We could be unsuccessful in obtaining or maintaining adequate patent protection for one or more of our products or product candidates.

We plan to file additional patent applications in the U.S. and other countries, but we cannot predict:

●	If or when any patents will be granted;

●	The extent of protection any granted patents will provide against competitors;

●	Whether others will apply for similar patents;

●	Whether we will need to initiate costly litigation to defend our patents, regardless of the outcome.

Composition-of-matter patents for biological products like CAR or TCR candidates offer strong protection, as they cover the product itself, regardless of its use. However, we cannot be certain that the claims in our pending applications will be considered patentable or that any issued patents will be valid and enforceable. Method-of-use patents only protect specific uses of a product, and competitors could create similar products for other uses, potentially leading to off-label prescriptions that might infringe on our patents. Enforcing method-of-use patents against off-label use is difficult.

The strength of patents in biotechnology and pharmaceuticals is uncertain, and evaluating their scope involves complex legal and scientific analysis. Our patent applications may not result in issued patents covering our product candidates, and even if patents are granted, third parties may challenge their validity or scope, potentially narrowing or invalidating them.

Even if uncontested, our patents may not fully protect our intellectual property, allowing competitors to design around them. If our patents lose strength or breadth, it could deter collaboration or commercialization of our products. Delays in clinical trials could shorten the time we have to market our products under patent protection.

Patents typically expire 20 years after their initial filing. Although extensions may be available, the effective patent life is limited. If we do not have sufficient patent protection when our products are ready to market, it could adversely impact on our business and financial outlook.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our current or any future products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain and enforce adequate intellectual property protection for our products and technology.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may in the future be subject to claims that former employees, consultants, or other third parties have an interest in our patents or other intellectual property as an inventor, co-inventor, or owner of trade secrets. Although it is our policy to require our employees and consultants who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who conceives or develops intellectual property that we regard as our own or such party may breach the assignment agreement. In addition, certain of our key contributors work for our institutional partners, and certain of the intellectual property they develop will be owned by the partners and subject to licensing. We may have disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to obtain ownership or to defend against claims challenging inventorship. If we or our licensors fail in any such litigation, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or the right to use, intellectual property or other proprietary information. Such an outcome could have a material adverse effect on our business. Even if we or our licensors are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees, and such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Third-party claims of intellectual property infringement may prevent or delay our ability to commercialize our product candidates.

The fields of genome editing and CAR-T and CAR-NK cell therapies are relatively new. No genome-edited products have been commercialized and there is ongoing patent litigation in the autologous CAR-T cell therapy space. Due to the widespread research and development that is taking place in these fields, including us and our competitors, the intellectual property landscape is in flux and may remain uncertain for the foreseeable future. There may be significant litigation and administrative proceedings that could affect our genome-editing technologies and product candidates. We have not, at this stage, performed any freedom-to-operate analysis on our product candidates to identify potential infringement risks.

Our product candidates are biologics, and as such, we may enter into a settlement agreement with a biosimilar manufacturer seeking to market a product highly similar to our product; such a settlement agreement may be reviewed by the Federal Trade Commission, or FTC, and such review could result in a fine or penalty and substantial expense.

The FTC reviews patent settlement agreements between biologics companies and biosimilar manufacturers to evaluate whether these agreements include, among other things, anti- competitive reverse payments that slow or defeat the introduction of lower-priced medicines, including biosimilars. If we are faced with an FTC challenge of a settlement agreement with a biosimilar manufacturer, such challenge could impact how or whether we settle the case and, even if we strongly disagree with the FTC’s position, we could face a penalty or fine and substantial expense. Any litigation settlements we enter into with biosimilar manufacturers could also be challenged by third parties adversely affected by the settlement. These kinds of follow-on lawsuits, which may be class action suits, can be expensive and can continue over multiple years. If we were to face lawsuits of this nature, we may not be successful in defeating these claims and we may, therefore, be subject to large payment obligations, which we may not be able to satisfy in whole or in part.

We may be involved in lawsuits or other proceedings to enforce or protect our patents, the patents of our licensors, or our other intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe our patents or our licensors’ patents or challenge the validity of our or our licensors’ patent rights. Even if our patents are unchallenged, they may not adequately prevent others from designing their products to avoid being covered by our claims. If the breadth or strength of protection provided by our patents and patent applications to our product candidates is threatened, it could dissuade companies from collaborating with us to develop, and threaten our or their ability to commercialize, our product candidates.

Intellectual property rights do not necessarily address all potential competitive threats.

The degree of future protection afforded by our intellectual property rights, whether through patents or trade secrets, is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.

If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected. Our unregistered trademarks may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our unregistered trademarks. Over the long term, if we are unable to successfully register our trademarks and establish name recognition based on our trademarks, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, domain names, copyrights, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact on our business, financial condition, results of operations, and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them. Despite these efforts, these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States, including in foreign jurisdictions, are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Relating to Employee Matters, Managing Growth, and Other Risks Relating to Our Business

Our executives are not full-time employees, they have other professional obligations that do not pertain to Promicell and, as a result, do not dedicate all of their time to the Company.

We are highly dependent on the expertise of our executive officers, including Miltiadis Sougioultzoglou, M.D. (CEO), Anthony Argyropoulos (CFO), Anthony Daniyan, M.D. (CSO), John K. Lee (CMO), and Matthew Jacobson (CLO), as well as our senior leadership and scientists. These individuals contribute significantly to our CAR-T technology platform. However, they have other professional commitments, including roles with partner institutions, which may limit their ability to fully focus on Promicell. All our employees, including executives, are “at-will,” meaning they may leave at any time, and we do not have “key person” insurance.

Competition for skilled personnel in our industry is intense, which could limit our ability to hire and retain qualified individuals on acceptable terms. Many of our competitors, including large biotech companies and research institutions, have greater financial resources and industry experience. Recruiting and retaining qualified research, development, manufacturing, regulatory, and clinical personnel is critical to our success, but we may struggle to attract and retain these professionals due to competition from other companies and academic institutions.

To retain employees, we offer stock options that vest overtime, but their value can be affected by stock price fluctuations, which may not always be sufficient to compete with offers from other companies.

Additionally, we rely on consultants and advisors, including members of our scientific advisory board, to help guide our research and development strategy. These individuals may have commitments to other entities that limit their availability to us.

The inability to recruit or retain key executives, employees, consultants, or advisors may hinder our research, development, and commercialization efforts, adversely affecting our business, intellectual property, financial condition, and prospects.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

In addition to the business disruptions caused by the COVID-19 pandemic or potential cybersecurity attacks, our operations, and those of our suppliers, CMOs, CROs, and clinical trial sites, could be subject to disruptions, including those caused by earthquakes, power shortages or outages, telecommunications failures, water shortages or outages, floods, hurricanes, typhoons, fires, extreme weather conditions, epidemics and pandemics, and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our business, financial condition, results of operations, and prospects, and increase our costs and expenses. Our ability to manufacture our product candidates could be disrupted if our operations or those of our suppliers, CMOs, CROs, or clinical trial sites are affected by a natural or man-made disaster or other business interruption. In the future we may establish our corporate headquarters and operations centers located near major earthquake faults and fire zones. The ultimate impact on us and our general infrastructure of being located near major earthquake faults and fire zones and being consolidated in certain geographical areas is unknown, but our business, financial condition, results of operations, and prospects could suffer in the event of a major earthquake, fire, or other natural disaster. Furthermore, our preclinical work involves studies in mice. In the past, vivarium sites have been shut down by animal activists and any disturbance or shut down at sites where our preclinical work is being conducted could jeopardize our data and affect our product candidate timelines.

Furthermore, we interact with the FDA and other federal, state, and regulatory agencies, and lack of funding for such agencies or temporary shutdowns can affect our operations. Over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, and has had to furlough critical government employees and stop critical activities. The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels; ability to hire and retain key personnel; statutory, regulatory, and policy changes; and business disruptions, such as those caused by the COVID-19 pandemic. Average review times at the agency have fluctuated in recent years as a result. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions for our product candidates, which could have a material adverse effect on our business.

Unfavorable global economic conditions could adversely affect our business, financial condition, or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn, or additional global financial crises, could result in a variety of risks to our business, including weakened demand for our product candidates, if approved, or our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers and CMOs, possibly resulting in supply or manufacturing disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which such conditions could adversely impact our business.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (U.S. GAAP), requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, as provided in “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies and estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include but are not limited to stock-based compensation and evaluation of acquisitions of assets and other similar transactions as well as clinical trial accruals. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our audited or unaudited financial statements and related notes. Such changes to existing standards or changes in their interpretation may also have an adverse effect on our reputation, business, financial position and profit.

The success payment obligations to Fred Hutch and MSK may cause U.S. GAAP operating results to fluctuate significantly from quarter to quarter, which may reduce the usefulness of our U.S. GAAP financial statements.

Our success payment obligations to Fred Hutch and MSK are recorded as a liability on our balance sheet. Under U.S. GAAP, we are required to estimate the fair value of this liability as of each quarter end and changes in estimated fair value are amortized using the accelerated attribution method over the remaining term of the corresponding collaboration agreement. Factors that may lead to increases or decreases in the estimated fair value of this liability include, among others, changes in the value of the common stock, changes in volatility, changes in the applicable term of the success payments, changes in the risk-free rate, and changes in the estimated indirect costs that are creditable against Fred Hutch and MSK success payments. A small change in the inputs and related assumptions may have a relatively large change in the estimated valuation and associated liability and resulting expense or gain. As a result, our operating results and financial condition as reported by U.S. GAAP may fluctuate significantly from quarter to quarter and from year to year and may reduce the usefulness of our U.S. GAAP financial statements.

We could be subject to changes in tax rates, the adoption of new tax legislation or could otherwise have exposure to additional tax liabilities, which could harm our business.

Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could significantly increase our effective tax rate, and otherwise have a material adverse effect on our financial condition. In addition, other factors or events, including business combinations and investment transactions, changes in stock-based compensation, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of our income and other activities among tax jurisdictions and changes in tax rates, could also increase our effective tax rate. Our tax filings are subject to review or audit by the U.S. Internal Revenue Service (the IRS) and state, local and foreign taxing authorities. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm our business.

Risks Related to this Offering and Ownership of our Common Stock

The Offering price has been set based on an internal valuation performed solely by the company. You should not invest if you disagree with this valuation.

We have set the Offering price of the Shares at $5.00 per Share. Valuations for companies such as PromiCell involve a high degree of subjective judgment. The company’s valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company that is subject to the risks described herein. You should not invest if you disagree with this valuation. Furthermore, the company has received a valuation performed by a third party in December 2024 for tax planning and financial reporting purposes in recognition of Internal Revenue Code Section 409A and FASB Accounting Standards Codification Topic 718 – Stock Compensation. That valuation per share is substantially below the Offering price and did not take into account company events that have occurred during 2025.

Funds received in this Offeing will not be placed into escrow and there is no minimum amount required as a condition to a first closing and using the funds raised in this Offering.

Funds in the Offering will not be placed into escrow prior to their availability to the company. Further, because this is a “best efforts” offering with no Offering minimum, we will have access to any funds tendered. This means that any investment made could be the only investment in this Offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

There is currently no public market for our Class A Common Stock, and a public market for our Class A Common Stock may never develop.

There is no formal marketplace for the resale of our Common Stock. Shares of our Class A Common Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the Shares, or a trading platform that allows you to sell them. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Concentration of ownership of our Common Stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors, principal stockholders and their affiliates, in the aggregate, beneficially own approximately 46.40% of our outstanding Common Stock as of December 31, 2024. In addition our Chairman, Chief Executive Officer and Director holds all of our outstanding Class B Shares of Common Stock entitled to 1,000 votes for each share on all matters submitted to a vote of stockholders, provided that the total number of votes of Class B Common shares shall be reduced as required on any particular matter so that the total Class B vote is not more than 49% of the eligible votes for such matter. As a result, Our Chairman, Chief Executive Officer and Director acting individually or with any of these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

Some of these persons or entities may have interests different than yours and they may want us to pursue strategies that deviate from the interests of other stockholders. For example, they may be more interested in selling our company to an acquirer than other investors, or could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Holders of our Series A Preferred Stock and Common Stock have entered into certain Shareholders Agreements that afford them certain rights that you will not be entitled to.

The company has three Shareholder Agreements entered into on April 5, 2023 with holders of its Series A Preferred and Common Stock: (i) an investors’ rights agreement (the “Investors’ Rights Agreement”); (ii) a right of first refusal and co-sale agreement (the “Right of First Refusal and Co-Sale Agreement”); and (iii) a voting agreement (the “Voting Agreement”) (each, a “Shareholder Agreement” and collectively, the “Shareholder Agreements”). These Shareholder Agreements provide the Series A Preferred and Common Stockholders with certain rights including:

●	right to demand the Company register their shares and to include their shares for sale in an underwritten public offering, subject to certain limitations,

●	right to receive Company financial statements, budgets and business plans and inspect records accounts and books,

●	right of first offer (ROFO) on any new equity securities offered by the Company,

●	right of first refusal and co-sale on any shares sold by the holder,

●	for the Series A Preferred Stock Shareholders to elect and remove one director, the Series A Designee director,

●	for the Common Stock Shareholders to elect and remove one director, the Common Stock Designee director,

●	to increase the number of authorized shares of Class A Common Stock as needed for conversion of all of the shares of Preferred Stock outstanding at any given time,

●	for any other matter submitted to a vote of the stockholders, as they mutually agree, with alternate provisions if they fail to agree, and

●	to a drag-along provision, in the event the company’s Board vote in favor of a sale of the company, including a deemed liquidation event.

You will not be entitled to these rights and, if exercised by current shareholders of the company, may have an adverse economic effect to the value of your shares.

The provisions of these agreements will terminate immediately before the consummation of a future initial public offering when the Company first becomes subject to the periodic reporting requirements of the Exchange Act, or upon the closing of a deemed liquidation event.

Concurrently with the Offering, the company will also be selling securities under Rule 506(c) of Regulation D, which may include terms more advantageous to investors than those in the Offering.

The company intends to conduct an offering of securities pursuant to Rule 506(c) concurrently with this Offering to support its capital requirements at this stage of development. This concurrent offering will likely include direct negotiations with institutional and strategic investors seeking investment terms that are more advantageous than the terms in the Offering. Examples of more advantageous terms could include a price per share lower than the price per share in the Offering, additional information rights or preemptive rights, liquidation preferences, or even a right to nominate a director to our Board. No terms have been finalized as of the date of this Offering Circular. In particular, if investors in the concurrent offering under Regulation D negotiate a lower price per share, investors in the Offering will experience increased dilution of their investment.

We intend to issue more shares to raise capital, which will result in substantial dilution.

Our amended and restated certificate of incorporation authorizes the issuance of a maximum of 100,000,000 shares of Common Stock, consisting of 99,900,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock, plus up to 14,000,000 shares of Preferred Stock. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of Common Stock held by our then existing stockholders. Moreover, the securities issued in any such transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of Common Stock held by our current stockholders on an as converted, fully diluted basis. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock are issued in connection with a financing, dilution to the interests of our stockholders will occur and the rights of the holder of Class A Common Stock might be materially and adversely affected.

The subscription agreement and the company’s amended and restated certificate of incorporation have forum selection provisions that require disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against the company.

In order to invest in this Offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon any of the agreements. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such provisions in this context. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Our certificate of incorporation contains a forum selection provision that provides that with a few exceptions (which include those set out in the paragraph above), the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine. Although we believe these provisions benefit us by providing either a forum convenient to us or increasing the consistency in the application of Delaware law in the types of lawsuits to which it applies and in both cases limiting our litigation costs, to the extent they are enforceable, the forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of investor Education and Advocacy issued an investor Alert dated February 14, 2018, entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this Offering will be bound by the subscription agreement which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreements, including any claims made under the federal securities laws. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreements, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement, the voting agreement, the investors’ rights agreement and the right of first refusal and co-sale agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement, the voting agreement, the investors’ rights agreement and the right of first refusal and co-sale agreement.

If you bring a claim against the company in connection with matters arising under any of the agreements, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of any of the agreements with a jury trial. No condition, stipulation or provision of the subscription agreement, the voting agreement, the investors’ rights agreement or the right of first refusal and co-sale agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid within the last year, or to be paid, by existing shareholders and option-holders.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount

Funding Level	18,750,000	37,500,000	56,250,000	75,000,000
Offering price per Share	5.00	5.00	5.00	5.00
Common shares issued	3,750,000	7,500,000	11,250,000	15,000,000
Funding Level	18,750,000	37,500,000	56,250,000	75,000,000
Less: Offering expenses	3,855,583	7,340,270	10,822,146	14,304,021
Net offering proceeds to Company	14,894,417	30,159,730	45,427,854	60,695,979
Net tangible book value before the Offering(1)	4,761,507	4,761,507	4,761,507	4,761,507
Pro forma net tangible book value after the Offering	19,655,924	34,921,237	50,189,361	65,457,486
Common and preferred shares outstanding before the offering (2)	26,516,100	26,516,100	26,516,100	26,516,100
Common shares issued in the offering	3,750,000	7,500,000	11,250,000	15,000,000
Pro forma common and preferred shares outstanding after the offering	30,266,100	34,016,100	37,766,100	41,516,100
Per share amounts:
Net tangible book value per share before the Offering	0.18	0.18	0.18	0.18
Pro forma net tangible book value per share after the Offering	0.65	1.03	1.33	1.58
Increase per share attributable to investment in this Offering	0.47	0.85	1.15	1.40
Dilution per share to new investors after the Offering	4.35	3.97	3.76	3.42

(1)	Net tangible book value before the offering

(2)	This amount reflects the common shares equivalents of the preferred shares, assuming conversion at a ration of 1:1.

Total Assets at December 31, 2024	5,508,810
Less: intangible asset, net, at December 31, 2024	529,377
Less: total liabilities at December 31, 2024	217,926
Net tangible book value before the offering	4,761,507
Common and preferred shares outstanding before the offering (3)	26,516,100
Net tangible book value per share before the offering	0.18

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2023 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

We are offering up to $75,000,000 in our Class A Common Stock. The company is offering our Shares on a “best efforts” basis. The cash price per share of the Shares is $5.00.

The company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting its Offering Circular.

Currently, we plan to have our directors and executive officers sell the Shares offered by the company on our behalf. They will receive no discounts or commissions. Our executive officers will deliver this offering circular to those persons who they believe might have interest in purchasing all or a part of this offering. As of the date of this offering circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

Investors in this Offering invest through the company’s campaign page at https://www.promicell.com/.]

The company’s Offering Circular will be furnished to prospective investors in this Offering via download 24 hours a day, 7 days a week on its website, https://www.promicell.com.

The Offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. Funds will not be held in escrow prior to closing. After the initial closing of this Offering, the company expects to hold closings on at least a monthly basis.

Engagement with Dalmore Group, LLC and Dalmore Technology, LLC

The company has engaged Dalmore Group, LLC, a broker-dealer registered with the SEC and a member of FINRA, and Dalmore Technology, LLC (collectively “Dalmore”), to perform the following administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●	Review each investor’s subscription agreement to confirm such an investor’s participation in the Offering and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.

●

Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.

Provide an electronic platform for the Company and Investors including payment processing, subscription e-signing, document storage, monitoring positions and holdings, payment processing

●	Not provide any investment advice or any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose them to any third party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a total amount of $33,500 prior to the Offering, which includes $5,000 in one-time set up and due diligence, a $16,750 consulting fee after the issuance of No Objection Letter by FINRA and $11,750 for passthrough fees paid to FINRA. The company will pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering from the time the time the SEC has qualified the Offering Statement, and the Offering commences.

In addition, the company will pay the following fee to Dalmore Technology, Inc.:

●	Offering platform fees in the amount of $2,500 per month payable on the Effective Date. Assumption is that this is for no more than 12 months.

●	Payment processing fees of 2.90%, 0.89% ACH, and $25 Wire.

●	Link by Stripe Payments are 3.25% + .30 Cents Per Transaction

●	International Payments can include an additional 1% for currency exchange

Assuming that the Offering is open for 12 months, the company estimates that fees due to pay Dalmore, pursuant to the 1% commission, would be $750,000 for a fully subscribed Offering. The total fees that the company estimates will pay Dalmore, pursuant to a fully subscribed Offering under this Offering Statement would be approximately $875,000. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Investor Suitability Standards

Our Class A Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Class A Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

We have not done anything that would permit a public offering of the Shares or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this offering circular outside of the United States. You are required to inform yourselves about and to observe any restrictions relating to this Offering and the distribution of this offering circular outside of the United States.

Our management will be permitted to make a determination that the subscribers for our Class A Common Stock are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in our Class A Common Stock involves significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our shares of Class A Common Stoc k. See “Risk Factors.”

No Minimum Offering Amount

The Shares being offered will be issued in one or more closings. No minimum number of Shares must be sold before a closing can occur; however, investors may only purchase Shares above the minimum investor amount. The minimum investor amount is $1,000. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

Process of Subscribing

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase Shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer as directed on their respective platforms. Upon closing, funds tendered by investors will be made available to the company for its use.

Investors will be required to complete a subscription agreement in order to invest, pursuant to which an investor will irrevocably subscribe to purchase the Shares. The investor will not be entitled to any refunded funds unless the company terminates the Offering, or the company rejects the subscription in whole or in part.

The subscription agreement also includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor that are completed on the company’s website.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, the relevant Broker will have up to three days to ensure all the documentation is complete. The relevant Broker will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send confirmation of such acceptance to the subscriber.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. We will offer our shares on a best-efforts basis. As there is no minimum offering amount, upon the clearance of any subscription to this Offering Circular, the company shall immediately deposit said proceeds into the bank account of the company and may dispose of the proceeds in accordance with the Use of Proceeds.

Transfer Agent

The company has also engaged Colonial Stock Transfer Company Inc. a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis. For these services, we have assumed an annual fee of $1,750 and a cost of $30 and $10 per certificate for the first 500 stock certificates and for all other stock certificates thereafter respectively.

Provisions of Note in Our Subscription Agreement

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. The certificate of incorporation contains a forum selection provision that provides that with a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine.

Although we believe these provisions benefit us by providing either a forum convenient to us or increasing the consistency in the application of Delaware law in the types of lawsuits to which it applies and in both cases limiting our litigation costs, to the extent they are enforceable, the forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, these provisions allow its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on the operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. The exclusive forum provision in the certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For both provisions, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the company.

USE OF PROCEEDS TO ISSUER

The table below sets forth our estimated use of proceeds from the Shares offered in this Offering Circular, presented in four scenarios of how much we are able to sell in this best-efforts offering of up to 15,000,000 Shares. Offering Expenses is an approximate value that includes the 1% commission payable to Dalmore Group, LLC, professional fees for legal and accounting services, printing services for EDGARization of the Offering Statement, and marketing of the Offering.

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Offering Proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000
Less:
Estimated Offering Expenses (1)	$3,855,583	$7,340,270	$10,822,146	$14,304,021
Estimated Net Offering Proceeds	$14,894,417	$30,159,730	$45,427,854	$60,695,979

Principal Uses of Net Proceeds
Funding of Preclinical and Clinical Trials	$10,000,000	$22,500,000	$32,500,000	$47,500,000
PRO CAR - 201A
Phase 1	3,000,000	5,000,000	5,000,000	5,000,000
Phase 2	0	0	5,500,000	12,000,000

PRO TCR - 401
Phase 1	2,500,000	8,000,000	9,000,000	9,000,000
Phase 2	0	0	0	6,500,000

PRO CAR - 301
Pre-clinical	1,500,000	1,500,000	1,500,000	1,500,000
Phase 1	0	2,000,000	3,000,000	4,000,000

PRO CAR - 201B
Pre-clinical	0	0	0	0
Phase 1	1,000,000	3,000,000	4,500,000	4,500,000

PRO CAR - 202
Pre-clinical	0	0	0	0
Phase 1	2,000,000	3,000,000	4,000,000	5,000,000
Asset Acquisitions	$0	$2,500,000	$5,000,000	$5,000,000
General Corporate Purposes	$4,894,417	$5,159,730	$7,927,854	$8,195,979
Total Use of Net Proceeds	$14,894,417	$30,159,730	$45,427,854	$60,695,979

(1)	Because these are best-efforts offerings, the actual public offering amounts, brokerage fees, estimated marketing expenses, and proceeds to us are not presently determinable and may be substantially less than each total maximum offering set forth above.

Funding Towards Trial Programs

The percentages in the below table indicate the company’s current estimates of how far into the development process the proceeds from this offering will allow the Company to reach.

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Funding of Preclinical and Clinical Trials	$10,000,000	$22,500,000	$32,500,000	$47,500,000
PRO CAR - 201A
Phase 1	60.0%	100.0%	100.0%	100.0%
Phase 2	0.0%	0.0%	36.7%	80.0%

PRO TCR - 401
Phase 1	27.8%	88.9%	100.0%	100.0%
Phase 2	0.0%	0.0%	0.0%	43.3%

PRO CAR - 301
Pre-clinical	100.0%	100.0%	100.0%	100.0%
Phase 1	0.0%	50.0%	75.0%	100.0%

PRO CAR - 201B
Pre-clinical	100.0%	100.0%	100.0%	100.0%
Phase 1	22.2%	66.7%	100.0%	100.0%

PRO CAR - 202
Pre-clinical	100.0%	100.0%	100.0%	100.0%
Phase 1	40.0%	60.0%	80.0%	100.0%

Because the Offering is a “best-efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

History

PromiCell was established in Delaware in October 2022 and commenced operations following its initial funding in April 2023. Since then, we have raised $12 million from four family offices and entered into exclusive license agreements with world renowned cancer research centers. Our efficient collaboration with the institutions resulted, in that short period of time, in having already commenced a Phase 1 clinical trial and being poised to commence a second Phase 1 clinical trial.

Strategy

We aim to become a fully integrated, leading cancer immunotherapy company by developing novel and cell and gene therapies for cancer. Our strategy to achieve this goal involves close collaboration with premier cancer research centers, a focus on highly differentiated product candidates and advancing clinical trials of our diverse product pipeline.

Focus on highly differentiated product candidates and unmet need

Our product candidates represent highly differentiated and novel CAR T and TCR T platforms to be developed across separate solid and hematologic types of cancer. Each product candidate is supported by robust preclinical data.

Advance clinical trials on diverse product pipeline

Our pipeline of innovative products currently includes STEAP 1 CAR T cells, HA-1 TCR T cells and CD33 CAR T cells, applicable across a number of tumor indications. We plan to advance STEAP 1 CAR T and HA 1 TCR T through their Phase 1 clinical trials and beyond for the treatment of patients with metastatic castration-resistant prostate cancer and recurrent leukemia, respectively. In addition, we plan to leverage our platform technologies to advance the following key programs into clinical development: our STEAP 1 CAR T cell program for Ewing Sarcoma; our IL-18 armored STEAP 1 CAR T cell program for metastatic castration-resistant prostate cancer; and our SAVVY/IL-18 armored CD33 CAR T cell therapy for acute myeloid leukemia.

Collaboration with premier cancer research centers

PromiCell has exclusively licensed technology from, and closely collaborates with, both Fred Hutchinson Cancer Research Center (Fred Hutch) and Memorial Sloan Kettering Cancer Center (MSK) to take preclinically vetted and validated cutting-edge cell-based immunotherapies to the clinic.

Our partners have world-class expertise in translational research, clinical trials, and cell processing and manufacturing. We plan to leverage the infrastructure and experience of cancer research center teams to support translational and correlative science, IND-enabling work and Phase 1 product manufacturing. This creates a risk-mitigated and cost-efficient business model.

Overview

Cancer, the abnormal and uncontrolled growth of cells in the body, is the second leading cause of death in the United States with 2 million new cases each year, and over 600,000 deaths annually (CDC, FastStats). Traditional treatments for cancer include surgery, radiation and chemotherapy. A fourth treatment category, known as “Precision Medicine”, enabled by late-20th century advances in biology and antibody drug development, allows for targeted therapy of cancer without some of the more widespread side effects and toxicities of chemotherapy and radiation. Examples of this are targeted small molecule drugs (such as Gleevec, for a type of leukemia) and targeted antibody drugs (such as Herceptin, for breast cancer).

Beginning in the early 21st century, treatments harnessing the power of the body’s immune system have been employed as a fifth treatment category to fight cancer. This is known as “immunotherapy.” The first class of treatments in this category include drugs that allow the immune system to recognize cancers that would otherwise evade it, by defeating the mechanisms that cancer cells use to avoid detection. These drugs, which are known as “checkpoint inhibitors,” have been used to great effect in diseases such as metastatic melanoma and lung cancer.

The second new class of immunotherapy treatments for cancer involves using genetically engineered immune cells (e.g., T lymphocytes, also known as “T cells”) to target cancer cells and destroy them. One type of engineered cell is known as a Chimeric Antigen Receptor (CAR) T cell. To create a CAR T cell from a patient’s own immune cells, a patient’s blood is drawn through an intravenous (IV) tube into an apheresis machine. The apheresis machine removes the leukocytes (white blood cells), including the T cells, and re-infuses the remainder of the blood back into the patient. Next, in a laboratory, the gene for a special receptor called a CAR is inserted into the T cells. The CAR is designed to target antigens on the outside of tumor cells and activate the killing power of the T cells when bound to the cancer antigen. Millions of the CAR T cells are grown in the laboratory and then infused back into the patient. This type of CAR T cell, from the patient’s own cells, is known as an “autologous” CAR T cell. When a patient receives a CAR T cell that started with another donor’s T cell, it is known as an “allogeneic” CAR T cell.

Figure: Autologous CAR T cell manufacturing process (Cancer.gov)

Once inside the patient, CAR T cells home to cancer cells expressing the targeted antigen and activates the immune killing response. (See Figure below.)

Figure: Schematic diagram of CAR T cell (blue) and TCR T cell (green) killing of cancer cells after infusion into a patient

A second type of engineered cell is known as a TCR T cell. A TCR T is a T-cell that has been genetically engineered to express a naturally occurring T-cell receptor (TCR), unlike the synthetic CAR of a CAR T cell. The TCR allows these modified T-cells to detect and kill cancer cells that express pieces of proteins on their cell surface. (See Figure above.)

Thus far, seven CAR T cell therapies have been approved by the FDA. These treatments have been shown to improve outcomes for patients with several hematologic malignancies, including multiple myeloma and certain types of lymphoma. (See Figure below.)

Product Name	Company	Target	Disease Approval	Approval Date

Axicabtagene ciloleucel (Yescarta)	Kite/Gilead	CD19	Large B-cell lymphoma Follicular lymphoma	Apr-22 Oct-17 Mar-1

Tisagenlecleucel (kymriah)	Novartis	CD19	B-cell precursor acute lymphoblastic leukemia Large B-cell lymphoma Follicular lymphoma	Aug-17 May-18 May-22

Brexucabtagene autoleucel (Tecartus)	Kite/Gilead	CD19	Mantle cell lymphoma B-cell precursor actue lymphoblastic leukemia	July-20 Oct-21

Lisocabagene maraleucel (Breyanzi)	Bristol Myers Squibb	CD19	Large B-cell lymphoma	Jun-22 Feb-21

Obecebatagene autoleucel (Aucatzyl)	Autolus	CD19	B-cell acute lymphoblastic leukemia	Nov-24

Idecabtagene vickeucel (Abecma)	Bristol Myers Squibb	BCMA	Multiple myeloma	Mar-21

Ciltacabtagene autoleucel (Carvykti)	JNJ/Legend Biotech	BCMA	Multiple myeloma	Feb-22

Figure: Approved CAR T cell therapies as of January 2025

Thus far, one TCR T cell therapy has been approved, under the accelerated approval protocol, by the FDA for synovial sarcoma, a rare type of soft tissue cancer (see Figure below.)

Product Name	Company	Target	Disease Approval	Approval Date
Afamitresgene autoleucel (Telcera)	Adaptimmune	MAGE-4	Synovial sarcoma	Aug-24

Figure: Approved CAR T cell therapies as of January 2025

Despite the success of the eight approved T cell products above, there is still tremendous unmet need in cancer. In fact, approved T cell therapies are appropriate for only a small minority of cancer patients. New CAR T cell therapies and TCR T cell therapies in development aim to increase improved functionality decrease adverse effects, and expand treatment into non-hematological malignancies. More specifically, we believe the limitations of approved cellular therapies include limited depth of response (only a fraction of tumor is killed), short durability of effect (tumor killing is short-lived), and lack of diversity of therapeutic effect (cancer cells that do not express the targeted tumor protein can escape being killed). We aim to develop therapies that are optimized for superior in vivo functionality, with improved Depth, Durability and Diversity anti-tumor response, to expand their utility across solid and hematological tumors.

Figure: PromiCell’s next-generation 3D CAR constructs are designed to enhance anti-tumor response

Programs

Our current clinical focus is to treat cancer patient populations with relapsed or refractory disease that is resistant to standard-of-care therapies, as this population is at high risk for death and in critical need for novel therapeutic options. Our T-cell-based pipeline consists of CAR T and TCR T cells, each designed to address clinical indications in critical need for innovative therapies. In the future, we aim to treat patients at earlier stages of disease to both prevent resistance from emerging and extend the duration of response. The figure below summarizes our pipeline of CAR T and TCR T cell product candidates. At this time, our STEAP 1 CAR T cell Phase I trial (PRO CAR-201A) for Metastatic Castration-Resistant Prostate Cancer (mCRPC) is open and enrolling patients, with the first patient dosed in January 2025 and the second patient dosed in February 2025. This is currently a single-center study being conducted with Fred Hutch in Seattle, Washington. We anticipate opening our second phase I trial, HA1 engineered TCR T cells (PRO TCR-401) for patients with leukemia receiving allogeneic stem-cell transplants, in early 2025 at the same location (See Table below.)

Table: PromiCell Pipeline, January 2025

STEAP 1 Program

STEAP 1 (an acronym for “Six Transmembrane Epithelial Antigen of the Prostate 1”) is a cell surface protein with broad and homogeneous expression in prostate cancer (~87%) and other epithelial cancers (Lee JK, et al. PNAS, 2018); it is also notably present on over 60% of Ewing Sarcomas (Grunewald TGP, et al. Annals Onc, 2012). STEAP 1 plays a functional role in disease progression by promoting the proliferation and invasion of cancer cells. Note that there is minimal to no expression of STEAP 1 in normal tissue (Gomes IM, et al. Mol Cancer Res, 2012.).

PRO CAR – 201A in Prostate Cancer

According to the American Cancer Society, prostate cancer is the second-leading cause of cancer death in American men, behind only lung cancer; roughly 1 in 44 men will die of prostate cancer. mCRPC refers to the end-stage of prostate cancer that is resistant to pharmacological or surgical androgen-deprivation. It is estimated that in the United States, mCRPC annually affects about 43,000 people and results in 34,000 deaths. Patients with this diagnosis have a median overall survival rate of 25.6 months (Freedland SJ, et al. Prostate Cancer Prostatic Dis, 2024.).

As noted above, STEAP 1 is present in ~87% of lethal metastatic prostate cancers, making this an ideal indication for a STEAP 1 CAR T therapy. In fact, STEAP 1 is more widely and homogeneously expressed in lethal Metastatic Castration-Resistant Prostate Cancer (mCRPC) than PSMA, a well-known and much-studied prostate cancer target.

Product characteristics

PRO CAR-201A, exclusively licensed from Fred Hutchinson Cancer Center (Fred Hutch), contains a humanized scFv with high affinity for STEAP 1 which is present on the outside of tumor cells. This scFv is linked to a 4-1BBζ (BBζ) signaling domain to make the CAR. The scFv was tested for off-target binding by Retrogenix assay. The Retrogenix assay showed binding only to STEAP 1, indicating specificity. This construct has been further augmented to allow for activation in low antigen density conditions. The final product is PRO CAR-201A, which is produced with an optimized lentiviral vector with high transduction efficiency.

Rationale for Clinical Testing and Pre-clinical Study Summary

We performed numerous experiments on living tissue, both in an artificial environment outside the organism (ex vivo), and in live animal models (in vivo). Key experiments showed promise for moving the program into clinical trials.

In vivo toxicity studies: We established a genetically engineered mouse called human STEAP 1 knock-in (hSTEAP 1-KI) mice in which the mouse STEAP 1 gene was replaced with the human STEAP 1 gene. Male hSTEAP 1-KI mice were engrafted with RM9 mouse prostate cancer cells expressing STEAP 1 and treated with either control T cells or mouse STEAP 1-mBBζ CAR T cells by tail vein injection. The primary endpoint was evaluation of tumor burden over time. The secondary endpoints were assessment of weight loss as a measure of general toxicity and on-target off-tumor toxicities.

Mouse STEAP 1-mBBζ CAR T cells demonstrated anti-tumor activity and no treatment-specific gross toxicities in RM9- hSTEAP 1-KI mice. Weight loss was associated with tumor burden, not treatment group. There was no evidence of tissue disruption or increased T-cell infiltration of prostate or adrenal glands.

In vivo efficacy:

In vivo efficacy: C4-2B human prostate cancer cells were engrafted in male NSG mice and treated with either control T cells or STEAP 1-BBζ CAR T cells by tail vein injection. The primary endpoint was the evaluation of tumor burden over time based on bioluminescence imaging of tumors. STEAP 1 CAR T cell therapy induced complete responses in a disseminated C4-2B prostate cancer mouse model. (See Figure below.)

Figure: In vivo eradication of tumor-related bioluminescent signal in a disseminated prostate tumor cancer mouse model within 5 weeks of treatment with STEAP 1 CAR T cell therapy. (Bhatia et al, Nature Communications, 2023)

In addition, STEAP 1-BBζ CAR T delayed progression in a very aggressive disseminated 22Rv1 prostate cancer model, with a tripling of median survival.

22Rv1 human prostate cancer cells were engrafted in male NSG mice and treated with either control T cells or STEAP 1-BBζ CAR T cells by tail vein injection. The primary endpoint was survival, and the secondary endpoint was the evaluation of tumor burden over time based on bioluminescence imaging of tumors. STEAP 1-BBζ CAR T delayed progression improved survival of mice bearing in a very aggressive disseminated 22Rv1 prostate cancer model, with a tripling of median survival. (See Figure below.)

Figure: In vivo antitumor activity of STEAP 1-BBζ CAR T cell therapy in a disseminated prostate cancer models with native STEAP 1 expression. Five mice in each group were tested, and the mice treated with CAR T cells had substantially increased survival. (Bhatia et al, Nature Communications, 2023)

PRO CAR-201A clinical trial program in mCRPC

We are progressing PRO CAR-201A, an unarmored, autologous STEAP 1-directed CAR T into the clinic, initially in metastatic castration-resistant prostate cancer (mCRPC). PRO CAR-201A received a Safe to Proceed on the Initial New Drug (IND) application submitted to the Federal Food & Drug Administration (FDA) in April 2024. It is currently being studied in patients with mCRPC by Fred Hutch in a Phase 1 clinical trial supported by the National Cancer Institute’s (NCI) Experimental Therapeutics Program (NExT). Manufacturing is being performed by the NCI.

Three participants have been enrolled as of the date of this offering circular, and up to 30 participants may be enrolled. The primary study objectives are to evaluate the safety, maximum tolerated dose (MTD), recommended phase 2 dose (RP2D) of PRO CAR-201A. The secondary objective is to assess anti-tumor effect (as defined by RECIST 1.1 and the PCWG3) by treatment group and analyze clinical endpoints including serum prostate specific antigen (PSA) response, time to response, duration of response, radiographic progression free survival, overall survival. The exploratory objectives are to evaluate the relationship between tumor STEAP1 expression by IHC and clinical response parameters, characterize the expansion and persistence of PRO CAR-201A, and assess additional circulating biomarkers such as circulating tumor DNA (ctDNA), serum cytokines (IL-2, IFN-γ, GM-CSF), and vector copy number (VCN) from subjects’ blood over the course of treatment. Initial readouts of safety and efficacy could be available in mid-2025.

PRO CAR-201A is being evaluated in a first-in-human phase I clinical trial conducted at the Fred Hutchinson Cancer Center in Seattle, Washington. The study population is men aged 18 years or older with metastatic castration-resistant prostate cancer (mCRPC) with measurable disease by RECIST 1.1 criteria or bone only metastases with measurable PSA (≥ 1ng/mL), prior progression after becoming cawstration-resistant, have received a CYP17 inhibitor or a second-generation anti-androgen therapy and a taxane (or must decline or be ineligible to receive these), castrate levels of testosterone (<50 ng/dL), ECOG performance status of 0 or 1, and acceptable organ function. Up to 30 participants will be enrolled in Part 1 (dose-escalation) where four dose levels (3 x 10^5, 10^6, 3 x 10^6, and 10^7 cells/kg) of autologous STEAP1 CART will be administered intravenously after lymphodepleting chemotherapy with cyclophosphamide and fludarabine. Dose-escalation will follow a Bayesian Optimal Interval design to find the maximum tolerated dose (MTD)/recommended phase 2 dose (RP2D). Participants will be enrolled in a cohort size of 3 and using the target toxicity rate for the MTD at 28% with a BOIN decision boundary (22.1%, 33.4%). Dose-limiting toxicities (DLTs) will be evaluated for 28 days after each CART infusion.

Post-treatment follow-up visits will occur on days 1, 4, 7, 12, 14, 17, 21, 24, 28, followed by every week for weeks 5-8, every month for weeks 3-12, and every 3 months until month 24 or disease progression. These visits will include standard (complete blood counts, chemistries, PSA) and exploratory laboratory studies (cytokine profiles, cell-free DNA, peripheral blood flow cytometry, CAR transgene copy number). In addition, metastatic tumor biopsies will be obtained prior to CART infusion and at day 14 after CART infusion. Exploratory studies using these specimens will investigate tumor infiltration of STEAP1 CART cells, tumor STEAP1 expression, and characterization of the tumor immune microenvironment. CT scans and NM bone scan will be obtained every 8 weeks to evaluate radiographic responses. Progression-free and overall survival of participants will also be documented.

PRO CAR-201B in Ewing Sarcoma

As noted above, STEAP 1 is present on most Ewing Sarcoma and highly expressed in >50% (Grunewald TGP, et al. Ann Oncol, 2012.), making this an ideal indication for a STEAP 1 CAR T therapy. Ewing Sarcoma is a rare disease, with an incidence of 200 patients per year in the US; however, there is no approved therapy for relapsed or refractory disease. The five-year survival rate from initial diagnosis is ~60%, especially troubling given the young age of Ewing Sarcoma patients (American Cancer Society website). Treatment for this disease has the potential to be designated as an orphan drug by FDA and other regulatory agencies.

PRO CAR-201B uses the same construct as PRO CAR-201A: our unarmored, autologous STEAP 1 CAR T. It is currently in pre-clinical testing at Fred Hutch for Ewing Sarcoma, a rare, aggressive bone and soft tissue cancer that usually affects children and young adults.

Rationale for Clinical Testing and Pre-clinical Study Summary

To evaluate STEAP 1-BBζ CAR T therapy in pre-clinical models of Ewing Sarcoma, we engrafted NSG mice with RD-ES by tibial injection or SK-ES-1 by tail vein injection. Mice were treated with either control T cells or STEAP 1-BBζ CAR T cells by tail vein injection. The primary endpoint was survival and the secondary endpoint was the evaluation of tumor burden over time based on bioluminescence imaging of tumors. Pre-clinical experiments using both a tibial Ewing Sarcoma tumor model and a disseminated Ewing Sarcoma model both showed improved functionality with a significant improvement in survival including complete tumor responses to STEAP 1-BBζ CAR T therapy within three weeks in both models. (See Figures below.)

(JK Lee, unpublished data.)

(JK Lee, unpublished data.)

PRO CAR-201B clinical trial program in Ewing Sarcoma

IND enabling pre-clinical animal safety and efficacy studies for PRO CAR-201B in Ewing Sarcoma were initiated in 2024 and have been completed recently. We expect an IND application for PRO CAR-201B to be submitted to the FDA in mid-2025, followed by patient enrolment within the second half of 2025. Advanced discussions are in place to procure funding from NExT and other institutes for the Phase 1 clinical trial in patients with Ewing Sarcoma. We expect manufacturing to be performed by the NCI.

PRO CAR-202 in Prostate Cancer

PRO CAR-202 Product characteristics

PRO CAR-202, exclusively licensed from Fred Hutch, builds on the technology of the PRO CAR-201 program. Like the first-generation products, PRO CAR-202 contains a fully-humanized scFv with high affinity for STEAP 1 on the outside of tumor cells. In addition, PRO CAR-202 incorporates the highly potent immunological cytokine IL-18. We believe that armoring with IL-18 should enhance the potency of the treatment by creating a pro-inflammatory immune microenvironment to kill both target-antigen positive and target-antigen negative tumor cells. (See Figure below.)

Figure: Armoring CAR T cells with IL-18 has been shown to augment CAR treatments. Source: Avanzi MP et al, Cell Rep, 2018

Rationale for PRO CAR-202 Clinical Testing and Pre-clinical Study Summary

Using the same previously described SK-ES-1 model engrafted in NSG mice, we evaluated the relative antitumor efficacy of IL-18 armored STEAP1 CAR T cells compared to unarmored STEAP1 CAR T cells and control T cells administered by tail vein injection. The primary endpoint was survival and the secondary endpoint was the evaluation of tumor burden over time based on bioluminescence imaging of tumors. IL-18 armoring of STEAP 1 CAR T cells enhanced tumor control in a disseminated Ewing Sarcoma model and allowed for a five-fold reduction in cell dose to achieve long and durable disease control in 4 of 5 mice. (See Figures below). It also showed extension of survival in a highly aggressive, disseminated, syngeneic prostate cancer model.

(JK Lee, unpublished data.)

(JK Lee, unpublished data.)

PRO CAR-202 clinical trial program in mCRPC

Based on this promising data in the Ewing Sarcoma model, as well as other data showing positive effects of IL-18 on CAR T cell efficacy, we plan to study PRO CAR-202 as a treatment for patients with mCRPC. IND enabling pre-clinical animal safety and efficacy studies are planned for 2025. We hope to submit an IND application to the FDA by late 2025, followed by patient enrolment in early 2026.

CD33 Program

CD33 is a cell surface protein expressed by mature myeloid cells and hematopoietic stems cells (HSCs), including those that can give rise to acute myeloid leukemia (AML). CD33 is expressed on most tumor cells in an overwhelming majority of AML patients, making it an attractive therapeutic target.

AML is the most lethal form of leukemia, causing the most leukemia deaths in the USA despite a relatively low incidence of about 20,000 cases annually. The 5-year survival rate is approximately 30%.

PRO CAR-301 for AML

PRO CAR-301 is an autologous CD33-directed CAR T cell that integrates a next-generation armor known as “SAVVY/IL-18” which was exclusively licensed from Memorial Sloan Kettering Cancer Center (MSK). PRO CAR-301 consists of a novel fully-human CD33 binder; a SAVVY costimulatory motif that enhances activity; and constitutive secretion of IL18 to drive CAR activity and activate the endogenous immune system.

Rationale for Clinical Testing

Rationale for Clinical Testing CAR T cells derived from this novel fully-human CD33 binder, when compared head-to-head with the clinically validated lintuzumab-based CAR T cells, demonstrated increased functionality and improved survival. This improvement was seen across three different in vivo models of AML: (i) a high CD33 antigen density cell line-derived xenograft; (ii) a low CD33 antigen density cell line-derived xenograft, and (iii) an aggressive patient-derived xenograft (data published in JITC, Freeman et al., 10.1136/jitc-2024-009013). Functioality and improved survival in vivo was further augmented by armoring with SAVVY/IL18. PRO CAR-301 clinical trial program in AML Pre-IND preclinical studies are ongoing at MSK, and we anticipate filing an IND by the end of 2025. Emerging unpublished data showed increased survival of mice treated with SAVVY-IL18 armored CAR T cells when compared non-functional and standard second-generation (CD28-CD3Z) CAR T cells secreting IL18 (See figure below.)

PRO CAR-301 clinical trial program in AML

Pre-IND preclinical studies are ongoing at MSK, and we anticipate filing an IND by the end of 2025. Emerging data shows increasing survival using SAVVY-IL18 armored CAR T cells when compared to armoring with no armor or even IL 18 alone. (See figure below.)

Figure: Daniyan A, unpublished data in an aggressive tail-vein AML mouse model

HA-1 Program

HA-1, a minor histocompatibility (H) antigen, is a protein found in the immune system of up to 25% of patients and restricted to individuals that have an HLA-A*02:01 allele. In people who do express HA-1, the protein is exclusively found on the surface of blood cells. HA-1 is thus also found on the surface of blood cancers, including leukemias, that might occur in these patients. When leukemia patients who express HA-1 receive treatment with hematopoietic cell transplantation (HCT) from donor blood cells lacking HA-1, this mismatch allows for therapeutic targeting of the HA-1 antigen on any residual leukemic cells – without concern for killing the transplanted, healthy normal blood cells. Our program takes advantage of this quirk of the human immune system by targeting HA-1 very specifically using a TCR T cell.

Each year, there are approximately 10,000 allogeneic stem cell transplantations in the US. Roughly half of these are likely to be HLA-A*02:01-positive, and about 50% of these are likely to express HA-1, making the patient market size for PRO TCR-401 compelling.

Figure: HA-1 mismatch between donor and recipient allow for CAR T cell targeting of HA-1 to eradicate leukemia relapse after HCT (Krakow et al, Blood, 2024)

PRO TCR-401

Our second clinical-stage product, PRO TCR-401, exclusively licensed from Fred Hutch, is an allogeneic HA-1 TCR T cell therapy for recurrent leukemia following HCT. This product is comprised of donor memory T cells transduced with a lentiviral construct that includes the HA-1 TCR and a CD8 coreceptor so that the TCR is functional in both CD4 and CD8 T cells. PRO TCR-401 builds upon an existing cell therapy currently undergoing Phase 1 testing at Fred Hutch (registered at ClinicalTrials.gov as #NCT03326921), with PRO TCR-401 being the same product but with refinement of the manufacturing and clinical protocol to improve yield and efficacy.

Rationale for Continued Clinical Testing

The results of the first nine patients in a trial of HA-1 T TCR T Cell immunotherapy for the treatment of patients with relapsed or refractory acute leukemia after donor HCT (NCT03326921) were published in the journal Blood in September 2024 (Krakow Blood 2024). Initial results were promising: cell manufacturing was consistently feasible; infused cells expanded and persisted for many months; and no dose limiting toxicities were observed.

Figure: HA-1 TCR T cells expanded and persisted, including for more than a year in several patients. (Krakow et al, Blood, 2024)

Four responses were observed among the nine patients, one of which lasted more than three years. Lab tests demonstrated that the HA-1 TCR T cells in blood samples from the recipients were still functional and killed leukemia. Of the initial nine patients, increased cellular expansion and persistence correlated with beneficial clinical effect as demonstrated in Subject 3 and Subject 8 in the Figures below.

Figure: Subject 3 received 2 escalating dose infusions (DL1, DL2), the first at the time of rapidly proliferating T-ALL, resulting in a 6-month remission. Concurrent with falling blood concentrations of TCR-T, he experienced relapse. A third DL infusion given in the context of overwhelming, chemorefractory marrow and extramedullary T-ALL had no effect. (Krakow et al, Blood, 2024)

Figure: Subject 8 had high-risk, TP53+ MDS. She received 1 infusion (DL3) after salvage with hypomethylating therapy and venetoclax and sustained MRD-negative remission following HA-1 TCR-T (Krakow et al, Blood, 2024)

Except as set forth herein, we have not conducted any other pre-clinical or any clinical trails. A PRO TCR-401 clinical trial is planned to open in the first half of 2025. Two engineering pre-clinical trial runs demonstrated similar product characteristics between the first trial of HA-1 T TCR T Cell immunotherapy and PRO TCR-401, and hence the latter is being advanced to a phase 1 clinical trial. The refinements primarily include changes in how the cell product is generated. In the initial product, CD4 and CD8 T cells were activated separately and recombined at the end of production and formulated on CD34 and dextramer positivity. In PRO TCR-401, there is no separation of CD4 and CD8 T cells at the start of production and both are activated in the same culture. Formulation is also based upon positivity of CD3 and CD34.

Differentiating Technology

The HA-1 TCR that PRO TCR-401 is based upon has been ‘de-risked’ clinically, and first-in-human testing demonstrated no dose-limiting toxicities, and a signal of disease control in some patients. This is also the first published trial to include a CD8 co-receptor in the TCR-T construct. The company cannot guarantee that results from the first in human testing will be applicable to PRO TCR-401, as although the same therapy, manufacturing could have some unforeseen consequences to clinical safety and efficacy.

Figure: data from 2024 publication on first nine patients in Phase 1 trial shows safety and preliminary efficacy.

License Agreements

Fred Hutchinson Cancer Center

We have entered into two exclusive license agreements with the Fred Hutchinson Cancer Institute.

STEAP1

The first agreement, entered into on January 19, 2023, grants to the company rights to Fred Hutch’s STEAP-1 CAR-T program. The initial indication for which the program is being moved forward is prostate cancer. The initial product is a CAR-T therapy, and we are simultaneously advancing a parallel program utilizing a CAR-T armored with IL-18. The agreement provides an exclusive license to utilize certain listed patents held by Fred Hutch relating to STEAP-1 and IL-18, and non-exclusive license of certain related know-how. The licensed field of use is all fields, subject to a reservation of rights by Fred Hutch for non-commercial research, testing, educational and patient care purposes.

In addition to the listed patents, the patent license also covers (i) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the foregoing patents and/or patent applications, (ii) any patents hereafter issuing from or claiming priority to any of the foregoing applications, (iii) any renewals, reissues, re-examinations or extensions (e.g., supplementary protection certificates) of any of the foregoing, (iv) claims in continuation-in-part applications or patents to the extent that such claims are entitled to priority to patents or applications covered hereby, and (v) any of the above arising from sponsored research conducted by Fred Hutch with Company funding. Relevant know-how is licensed on a non-exclusive basis.

In consideration for the license, the company has agreed to compensate Fred Hutch in the following manner:

●	A grant of 1,284,079 shares of the Company’s common stock (which has been issued and has been included in the outstanding shares reflected herein) as an upfront license fee;

●	A license maintenance fee beginning in year 4 ranging from $25,000 to $100,000 per year in year 6;

●	Single-digit royalties on product sales; and

●	Certain payments ranging from $250,000 to $5,000,000 upon reaching development and regulatory milestones (up to a maximum of $8.75 million if all global milestones are achieved); and

●	certain payments ranging from $5,000,000 to $30,000,000 upon reaching three certain commercial milestones (up to a maximum aggregate amount of $30.75 million) which are payable from revenues in the year achieved and each of which would increase the effective royalty for the year achieved by between one-half a percentage point and 1.25 percentage points.

The license can be sublicensed, subject to sharing of sublicensing revenue at percentages linked to the time at which the sublicense occurs in the development, scaling down as development of the product advances and the Company’s investment increases. The portion of sublicensing fees shared with Fred Hutch ranges from five percent to fifteen percent depending on the timing.

Fred Hutch has primary responsibility for preparing, filing, prosecuting and maintaining the licensed patents, and the Company reimburses these costs. In the event that Fred Hutch elects not to prosecute or maintain any licensed patents, the Company may elect to do so. The Company has the first right to enforce the patents.

The company may terminate this agreement with Fred Hutch at any time by providing at least 60 days’ written notice. Fred Hutch may terminate this agreement in the event of a material breach by the Company (including failure to meet commercial diligence milestones) or upon the insolvency of the Company.

Under the terms of related agreements, Fred Hutch is conducting additional sponsored research expected to support the program and is managing the clinical trial associated with the program. Ant patents resulting from the sponsored research become part of the license.

Total Fred Hutch fees paid or accrued to date for the STEAP-1 program include patent cost reimbursement of $73,102 and other payments totaling $3,058,920, in addition to the stock granted to Fred Hutch in connection with this program.

HA-1 License

The second agreement, entered into on September 22, 2023, grants to the company rights to Fred Hutch’s HA-1-targeted immunotherapy program. The initial indication for which the program is being moved forward is leukemia. The initial product is a TCR T-cell therapy.

The agreement provides an exclusive license to utilize certain listed patents held by Fred Hutch relating to its HA-1 TCR program, and non-exclusive license of certain related know-how. The licensed field of use is all fields, subject to an exclusion for CD8 co-receptor technology unrelated to the TCR program, to a reservation of rights to Fred Hutch and the Leukemia & Lymphoma Society for non-commercial research, testing, educational and patient care purposes. The exclusivity is subject to certain pre-existing HA-1 know-how rights granted to Bellicum that are unrelated to the TCR leukemia program.

The patent license also covers (i) divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the foregoing patents and/or patent applications, (ii) any patents hereafter issuing from or claiming priority to any of the foregoing applications, (iii) any renewals, reissues, re-examinations or extensions (e.g., supplementary protection certificates) of any of the foregoing, (iv) claims in continuation-in-part applications or patents to the extent that such claims are entitled to priority to patents or applications covered hereby, and (v) any of the above arising from sponsored research conducted by Fred Hutch with Company funding. Relevant know-how is licensed on a non-exclusive basis.

In consideration for the license, the company has agreed to compensate Fred Hutch in the following manner:

●	$50,000 upfront cash fee.

●	A grant of 544,522 shares of the Company’s common stock (which has been issued and has been included in the outstanding shares reflected herein) as an upfront license fee;

●	An annual license maintenance fee beginning in year 3 at $25,000 and scaling up to $100,000 in the sixth year of the agreement;

●	Single-digit royalties on product sales ; and

●	Certain payments ranging from $250,000 to $5,000,000 upon reaching development milestones (up to a maximum aggregate amount of $9.5 million); and

●	Certain payments ranging from $5,000,000 to $30,000,000 (up to a maximum of aggregate amount of $95 million) upon reaching certain commercial milestones following entry of products into the market, which are payable from revenues in the year achieved and each of which would increase the effective royalty for the year achieved by approximately two percent.

The license can be sublicensed, subject to sharing of sublicensing revenue at percentages linked to the time at which the sublicense occurs in the development, scaling down as development of the product advances and the Company’s investment increases. The portion of sublicensing fees shared with Fred Hutch ranges from five percent to fifteen percent depending on the timing.

Fred Hutch has primary responsibility for preparing, filing, prosecuting and maintaining the licensed patents; in the event that Fred Hutch elects not to prosecute or maintain any licensed patents, the Company may elect to do so. The Company has the first right to enforce the patents.

The company may terminate this agreement with Fred Hutch at any time by providing at least 60 days’ written notice. Fred Hutch may terminate this agreement in the event of a material breach by the Company (including failure to meet commercial diligence milestones) or upon the insolvency of the Company.

Under the terms of related agreements, Fred Hutch is conducting sponsored research to advance the program and is managing the clinical trial associated with the program. Any patents resulting from the sponsored research become part of the license.

With respect to STEAP-1, the in-licensed intellectual property from Fred Hutch includes one pending US patent application and two pending foreign patent applications (one in Europe and one in Japan) covering compositions of matter and methods of treatment, which, if issued, are projected to expire in 2043. With respect to IL-18, the in-licensed intellectual property from Fred Hutch includes one pending international (PCT) patent application covering compositions of matter and methods of treatment, the nationalized patent applications which, if issued, are projected to expire in 2044.

Total Fred Hutch fees paid or accrued to date for the HA-1 program include patent cost reimbursement of $129,611 and other payments totaling $1,110,262, in addition to the stock granted to Fred Hutch in connection with this program.

Memorial Sloan-Kettering

The company entered into an exclusive license agreement with Memorial Sloan-Kettering Cancer Center Sloan-Kettering Institute for Cancer Research on October 5, 2024, granting to the company certain rights with respect to its CD-33 immunotherapy program. The initial indication for which the program is being moved forward is acute myeloid leukemia (AML). The initial product is an armored CAR-T therapy.

The agreement provides an exclusive license to utilize certain listed patents held by MSK relating to CD33 and IL-18, and non-exclusive license of certain listed patents relating to CD28 and manufacturing processes. The licensed field of use is autologous CD33-directed cell therapy (excluding secreted antibodies). The licenses are subject to a reservation of rights to MSK for non-commercial research, testing, educational and MSK patient care purposes.

With respect to CD28, the in-licensed intellectual property from MSKCC covers one pending US patent application and thirteen pending foreign patent applications (one in each of Australia, Brazil, Canada, China, Europe, Israel, India, Japan, Mexico, New Zealand, Singapore, South Africa, and South Korea) covering compositions of matter, methods of treatment, and methods of producing cells which, if issued, are projected to expire in 2041. With respect to manufacturing processes, the in-licensed intellectual property from MSKCC includes one pending international (PCT) application covering methods of producing cells, the nationalized patent applications which, if issued, are projected to expire in 2043.

In addition to the listed patents, the license covers all patents that issue from or claim priority to the listed patents, claims in continuation-in-part applications or patents or reissues, re-examinations, extensions or supplementary protection certificates of the licensed patents

In consideration for the license, the company has agreed to compensate MSK in the following manner:

●	Issuance of 500,000 shares of the company’s stock, valued at $1,500,000 (which have been issued and have been included in the outstanding shares reflected herein) as an upfront license fee;

●	Single-digit royalties on product sales; and

●	Certain payments ranging from $250,000 to $5,000,000 upon reaching development and regulatory milestones (up to a maximum of $19.25 million if all global milestones are achieved); and

●	Certain payments ranging from $5,000,000 to $30,000,000 (up to a maximum aggregate amount of $80 million) upon reaching five certain commercial milestones, which are payable from revenues in the year achieved and each of which would increase the effective royalty for the year achieved by two percentage points.

The license can be sublicensed, subject to sharing of sublicensing revenue at percentages linked to the time at which the sublicense occurs in the development, scaling down as development of the product advances and the Company’s investment increases. The portion of sublicensing fees shared with Fred Hutch ranges from seven and one-half percent to fifty percent depending on the timing.

With respect to CD33, the in-licensed intellectual property from MSKCC includes two ending US patent applications and nine pending foreign patent applications (two in each of Australia, Canada, Europe, and Japan and one in China) covering compositions of matter and methods of treatment, which, if issued, are projected to expire in 2042. With respect to IL-18, the in-licensed intellectual property from MSKCC includes one issued patent in Australia covering compositions of matter and methods of treatment expiring in 2037. It also includes one pending US patent application and the pending foreign patent applications (one in each of Australia, Canada, and Europe) covering compositions of matter and methods of treatment, which, if issued, are projected to expire in 2037.

MSK has primary responsibility for preparing, filing, prosecuting and maintaining the licensed patents. In the event that MSK elects not to prosecute or maintain any licensed patents, the company may elect to do so. The company has the first right to enforce the patents.

The company may terminate this agreement with MSK at any time by providing prior written notice as set forth in the license agreement. MSK may terminate this agreement in the event of a material breach by the company (including failure to meet commercial diligence milestones) or upon the insolvency of the company.

Under the terms of related agreements, MSK is conducting sponsored research to advance the program.

Total MSK fees paid or accrued to date include the grant of shares and the reimbursement of patent expenses in the amount of $228,503 and sponsored research payments of $177,000.

Competition

We are developing several products in the field of cell therapy. We believe that our novel and proprietary technologies are complementary and have broad potential applicability across multiple human cancers. Our strategy is to demonstrate our platforms’ capability in various hematological and solid malignancies and advance the development of the three therapeutic cell therapies.

The biopharmaceutical industry, and in particular the cell therapy field, is characterized by intense investment and competition aimed at rapidly advancing new technologies. Our platform and therapeutic product candidates are expected to face substantial competition from multiple technologies, marketed products, and numerous other therapies being developed by other biopharmaceutical companies, academic research institutions, governmental agencies, and private research institutions. Many of our competitors have substantially greater financial, technical, and other resources, such as larger research and development staff, established manufacturing capabilities and facilities, and experienced marketing organizations with well-established sales forces. In addition, there is substantial patent infringement litigation in the biopharmaceutical industry, and, in the future, we may bring or defend such litigation against our competitors.

We believe that our CAR-T cell therapy product candidates have the potential to offer a superior treatment option to patients due to the incorporation of innovative technologies and rigorous and extensive preclinical validation by world-leading academic centers.

Due to the promising therapeutic effect of cell therapies, we expect increasing competition from new and existing companies across four major fronts, which include, among others:

●	Autologous T cell therapy: Adaptimmune Therapeutics plc, Autolus Therapeutics plc, bluebird, Bristol-Myers Squibb Company, Gracell Biotechnologies Inc., Kite, a Gilead Company, Novartis International AG, Poseida, TCR2 Therapeutics Inc., and Vor Biopharma Inc.;

●	Allogeneic T cell therapy: Allogene, Arsenal Biosciences, Atara Biotherapeutics, Inc., Cellectis, Celyad Oncology SA, CRISPR Therapeutics, Fate Therapeutics, Inc., Gracell, Kite, Legend Biotech Corporation, Poseida, Precision Bio, Sana Biotechnology, Inc., and Vor;

●	Allogeneic NK therapy: Artiva Biotherapeutics, Inc., Celularity Inc., Editas, Fate, Fortress Biotech, Inc., Immunity Bio, Inc., Nkarta,Inc., NKGen Biotech, Inc., and Takeda Pharmaceutical Company Limited;

●	Other cell therapies: Other companies are developing CAR-expressing immune cell therapies derived from natural killer T cells, or NKT cells, including Kuur Therapeutics; from macrophages, including Carisma Therapeutics; and from gamma-delta T cells, including Adicet Bio, Gamma Delta Therapeutics, Cytomed Therapeutics, TC Biopharm, Hebei Senlang Biotechnology, and Beijing Doing Biomedical Technology Co., Ltd.; and

●	Other oncology therapeutics: Multiple biotechnology and pharmaceutical companies developing other directly competitive technologies, such as small molecule, antibody, bi-specific antibody, and antibody-drug conjugates.

STEAP 1 Program Competition

Prostate Cancer: There are more than 25 approved treatments for prostate cancer. These include chemotherapeutic drugs, anti-androgen treatments, targeted drugs that inhibit PARP, a checkpoint inhibitor, and even a cancer vaccine. In addition to the marketed drugs, numerous companies are working on a variety of treatments for prostate cancer and mCRPC specifically, including but not limited to Johnson & Johnson, Pfizer, Candel Therapeutics, and many other companies.

Ewing sarcoma: Chemotherapy has been the mainstay of therapeutic treatment of Ewing Sarcoma. In addition to chemotherapy, we believe that other companies are working on new treatments for Ewing sarcoma, including but not limited to CancerVax, Carrick Therapeutics, Actuate Therapeutics, Salarius Pharmaceuticals and Sumitomo Pharma.

STEAP 1 targeted therapies: We are aware of one other group, from at Oslo University Hospital in Norway, that has been working on creating a CAR T cell against STEAP 1. To the best of our knowledge, the Oslo group has developed a mouse antibody rather than a fully humanized antibody like ours.

In addition, there are other therapeutic approaches to targeting STEAP 1 for prostate cancer. Genentech had initiated a clinical trial program in 2016 with antibody-drug conjugate drug, vandortuzumab vedotin in patients with mCRPC. The program was subsequently discontinued. In addition, there are several other programs currently in development including the following (source: OncologyPipeline, company websites):

Drug	Description	Company	Status
Xaluritamig (AMG 509)	Anti-STEAP 1 T-cell engager	Amgen/ Xencor	Phase 3 in second-line mCRPC to start Jan 2025
ABBV-969	Dual-targeting Anti-PSMA x STEAP 1 bispecific ADC	AbbVie	Phase 1 in second-line mCRPC, completes May 2027
ADRX-0405	Anti-STEAP 1 ADC	Adcentrx	Phase 1a/b in advanced solid tumors including mCRPC; to start 4Q 2024
DXC008	Anti-STEAP 1 ADC	Hangzhou DAC Biotechnology	Preclinical data at AACR 2024
NTX-470	PSMA x STEAP 1 x CD3 mRNA	Nutcracker Therapeutics	Preclinical data at AACR 2024
Unnamed	Anti-STEAP 1 x CD28 bispecific MAb	Xencor	Preclinical data at AACR 2023
HLX80	Anti-STEAP 1 ADC	Shanghai Henlius Biotech	Preclinical

CD 33 Program Competition

There are several other programs currently marketed or in development that are focused on CD 33; some of these are listed below (source: company websites).

Drug	Description	Company	Status
Mylotarg (gemtuzumab ozogamicin)	Anti CD33 antibody drug conjugate	Pfizer	Approved for AML since 2017, and previously approved from 2000-2010 before being temporarily withdrawn by Pfizer due to toxicity.
CD33CART-CD28/CD3z	Autologous anti-CD33 CAR T cell	Multi-site (Academic)	Phase 1/2
VCAR33	Autologous anti-CD33 CAR T cell	Vor Bio	Phase 1/2
BMS 986497	anti-CD33 antibody-enabled GSPT1 degrader	BMS	In Phase 1 for AML and myelodysplastic syndrome (MDS). Acquired from Orum in late 2023
BI 836858	Fully human anti-CD33 antibody	Boehringer Ingelheim	Phase 1/2 for AML
Actimab-A	Anti CD33 antibody radioconjugate	Actinium Pharmaceuticals	Phase 1/2 for AML
GLK-33	Anti CD33 antibody drug conjugate	Glykos Biomedical (Finland)	Preclinical

HA-1 Program Competition

TScan Therapeutics (NASDAQ:TCRX) is developing a TCR T cell against HA-1, TSC-100; it has entered Phase 1 clinical trials. BlueSphere Bio is also developing engineered T-cell against HA-1 and other blood restricted-antigens; the IND was approved in mid-2024. Finally, Medigene previously had a TCR T cell targeting HA-1 (MDG1021), originally developed at Leiden University Medical Center. Medigene announced that they discontinued MDG1021 in 2021 to focus their company on solid tumor indications. In addition, there are numerous other types of technologies in pre-clinical and clinical development targeted toward blood cancers.

Regulation

As a biotechnology company, we are subject to extensive legal and regulatory requirements. For example, we will need approval from regulatory agencies for our research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting and import and export of our product candidates. Relevant regulatory authorities include, but are not limited to, the FDA, the European Medicines Agency, or EMA, an agency of the European Union in charge of the evaluation and supervision of medicinal products, the European Commission, which is the executive arm of the European Union, or EU, and other national regulatory authorities where we conduct clinical trials or seek marketing approval. The United States and certain jurisdictions outside the United States also regulate the pricing and reimbursement of such products. The processes for obtaining marketing approvals in the United States and in other countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, our product candidates are regulated as biological products, or biologics, under the Public Health Service Act, or the PHSA, and the Federal Food, Drug, and Cosmetic Act, or the FDCA, and their implementing regulations promulgated by the FDA. The failure to comply with the applicable requirements at any time during the product development process, including nonclinical testing, clinical testing, the approval process, or post-approval process, may subject us to delays in the conduct of a clinical trial, regulatory review and approval, and/or subject us to administrative or judicial sanctions. Such sanctions may include, but are not limited to, the FDA’s refusal to allow us to proceed with clinical testing of our product candidates, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, receipt of untitled or warning letters, adverse publicity, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, and civil or criminal investigations and penalties brought by the FDA or the U.S. Department of Justice or other governmental entities.

As we seek approval to market and distribute a new biologic in the United States, we generally must satisfactorily complete each of the following steps:

●	preclinical laboratory tests, animal studies, and formulation studies all performed in accordance with the FDA’s current Good Laboratory Practice, or cGLP, regulations;

●	manufacture of clinical investigational product according to current Good Manufacturing Practice, or cGMP;

●	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

●	approval by an independent institutional review board, or IRB, representing each clinical trial site before each clinical trial may be initiated, or by a central IRB if appropriate;

●	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication, in accordance with the FDA’s current Good Clinical Practice, or cGCP, regulations;

●	preparation and submission to the FDA of a BLA for marketing approval of our product candidates for one or more proposed indications, including submission of detailed information on the manufacture and composition of our product candidates and proposed labeling;

●	review of the BLA by FDA potentially with independent expert advice by an FDA advisory committee, where applicable;

●	satisfactory completion of inspections of the manufacturing facility or facilities by FDA, including those of any third-party manufacturers, at which the product, or components thereof, are produced in order to assess compliance with cGMP requirements and to ensure that the facilities, methods, and controls are adequate to preserve the product’s identity, strength, quality, and purity, and, if applicable, the FDA’s current Good Tissue Practice, or cGTP, for the use of human cell and tissue products;

●	satisfactory completion of any FDA audits of clinical trial sites to ensure compliance with cGCPs and the integrity of clinical data in support of the BLA;

●	payment of user fees and securing FDA approval of the BLA; and

●	compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, adverse event reporting, and compliance with any post-approval studies required or requested by the FDA.

Preclinical Studies and Investigational New Drug Application

Before testing any investigational biologic product candidate in humans, our product candidates must undergo preclinical testing. Preclinical tests include laboratory evaluations of product chemistry, formulation, and stability, as well as studies to evaluate the potential for safety, efficacy, and toxicity in animals. The conduct of the preclinical tests and the formulation of the compounds for use in the preclinical testing must comply with federal regulations and/or requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. An IND is an exemption from the restrictions of the FDCA which permits an unapproved biologic product candidate to be shipped in interstate commerce for use in an investigational clinical trial. The FDA will notify us within 30 days after receipt of our IND application whether we are cleared to begin human clinical trials, unless before that time the FDA has concerns or questions about our product or conduct of the proposed clinical trial, including concerns that human research subjects would be exposed to unreasonable and significant health risks. In such a case, we and the FDA must resolve any outstanding concerns before the clinical trials can begin.

If the FDA raises concerns or questions during this 30-day period, including safety concerns or concerns due to regulatory non-compliance, the FDA may impose a partial or complete clinical hold with respect to our product. Such a clinical hold would delay either a proposed clinical trial, or cause suspension of an ongoing clinical trial, until all outstanding concerns have been adequately addressed, and the FDA has notified us that our clinical trials may proceed or recommence as authorized by the FDA.

Human Clinical Trials in Support of a BLA

Our clinical trials involve the administration of our product candidate to patients with the disease to be treated and are conducted under the supervision of a qualified principal investigator in accordance with cGCP requirements. Clinical trials are conducted under study protocols detailing, among other things, the objectives of the clinical trial, inclusion, and exclusion criteria, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and subsequent protocol amendments must be submitted to the FDA as part of the IND.

If we wish to conduct a clinical trial outside of the United States, we may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all of the FDA’s IND requirements must be met unless waived. If a non-United States clinical trial is not conducted under an IND, we may submit data from a well-designed and well-conducted clinical trial to the FDA in support of our BLA, so long as the clinical trial is conducted in compliance with cGCP and the FDA is able to validate the data from the clinical trial and/or through an onsite inspection if the FDA deems it necessary.

For clinical trials conducted in the United States, each clinical trial must be reviewed and approved by an institutional review board, or IRB, either centrally or individually at each institution at which our clinical trials will be conducted. The IRB will consider, among other things, our clinical trial design, subject informed consent, ethical factors, and the safety of human subjects. The IRB must operate in compliance with FDA regulations governing IRBs. The FDA, the applicable IRB, or we may suspend or terminate a clinical trial at any time for various reasons, including a finding that the clinical trial is not being conducted in accordance with FDA requirements or that the subjects or patients are being exposed to an unacceptable health risk. Some clinical trials receive additional oversight by an independent group of qualified experts organized by us, known as a data safety monitoring board or committee. This group receives and reviews data arising from the clinical trial on an ongoing basis and may recommend continuation of the clinical trial as planned, changes in clinical trial conduct, or cessation of the clinical trial at designated check points based on such data.

Clinical trials typically are conducted in three sequential phases; however, the phases may overlap or may be combined.

●	Phase 1 clinical trials are initially conducted in a limited population of healthy humans or, for our products, in patients, such as cancer patients, in order to test the product candidate for safety, including adverse effects, dose tolerance, absorption, metabolism, distribution, excretion, and pharmacodynamics, and to identify a recommended Phase 2 dose.

●	Phase 2 clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, evaluate the efficacy of the product candidate for specific targeted indications, and to determine dose tolerance and optimal dosage. We may conduct multiple Phase 2 clinical trials to obtain information before beginning larger and costlier Phase 3 clinical trials. The Phase 2 clinical trial for our product candidates may serve as the pivotal trial, in which case a Phase 3 clinical trial will not be necessary.

●	Phase 3 clinical trials are undertaken within an expanded patient population to further evaluate dosage and gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators. Annual progress reports detailing the status of clinical trials must be submitted to the FDA. Written IND safety reports must be submitted to the FDA and the investigators within 15 calendar days of receipt by us after determining that the information qualifies for such expedited reporting. IND safety reports are required for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk to humans in our clinical trials, and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Additionally, we must notify FDA within seven calendar days after receiving information concerning any unexpected fatal or life-threatening suspected adverse reaction. Other external events may occur that can affect the conduct of our clinical trials, such as the COVID-19 pandemic or government shutdowns.

In some cases, the FDA may approve a BLA for our product candidate but require us to conduct additional clinical trials to further assess the product candidate’s safety and effectiveness after approval. Such post-approval trials are typically referred to as Phase 4 clinical trials. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of biologics approved under accelerated approval regulations. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of approval for our products. Additionally, a Phase 4 clinical trial could be implemented in an effort to evaluate other medical indications for a therapy.

There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries, such as www.ClinicalTrials.gov. We are required to register and disclose certain clinical trial information, including the product information, patient population, phase of investigation, clinical trial sites and investigators, and other aspects of the clinical trial on www.ClinicalTrials.gov. We are also obligated to disclose the results of our clinical trials after completion. Disclosure of the results of these clinical trials can be delayed until the new product or new indication being studied has been approved, up to a maximum of two years.

As a biotechnology company, we are subject to extensive legal and regulatory requirements. For example, we may need approval from regulatory agencies for our research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting and import and export of our product candidates. Relevant regulatory authorities include, but are not limited to, the FDA, the European Medicines Agency, or EMA, an agency of the European Union in charge of the evaluation and supervision of medicinal products, the European Commission, which is the executive arm of the European Union, or EU, and other national regulatory authorities. The United States and certain jurisdictions outside the United States also regulate the pricing and reimbursement of such products. The processes for obtaining marketing approvals in the United States and in other countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, our product candidates are regulated as biological products, or biologics, under the Public Health Service Act, or the PHSA, and the Federal Food, Drug, and Cosmetic Act, or the FDCA, and their implementing regulations promulgated by the FDA. The failure to comply with the applicable requirements at any time during the product development process, including nonclinical testing, clinical testing, the approval process, or post-approval process, may subject us to delays in the conduct of a clinical trial, regulatory review and approval, and/or subject us to administrative or judicial sanctions. Such sanctions may include, but are not limited to, the FDA’s refusal to allow us to proceed with clinical testing of our product candidates, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, receipt of untitled or warning letters, adverse publicity, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, and civil or criminal investigations and penalties brought by the FDA or the U.S. Department of Justice or other governmental entities.

As we seek approval to market and distribute a new biologic in the United States, we generally must satisfactorily complete each of the following steps:

●	preclinical laboratory tests, animal studies, and formulation studies all performed in accordance with the FDA’s current Good Laboratory Practice, or cGLP, regulations;

●	manufacture of clinical investigational product according to current cGMPs;

●	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

●	approval by an independent institutional review board, or IRB, representing each clinical trial site before each clinical trial may be initiated, or by a central IRB if appropriate;

●	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate foreach proposed indication, in accordance with the FDA’s current Good Clinical Practice, or cGCP, regulations;

●	preparation and submission to the FDA of a BLA for marketing approval of our product candidates for one or more proposed indications, including submission of detailed information on the manufacture and composition of our product candidates and proposed labeling;

●	review of the BLA by an FDA advisory committee, where applicable;

●	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities, including those of any third-party manufacturers, at which the product, or components thereof, are produced in order to assess compliance with cGMP requirements and to ensure that the facilities, methods, and controls are adequate to preserve the product’s identity, strength, quality, and purity, and, if applicable, the FDA’s current Good Tissue Practice, or cGTP, for the use of human cell and tissue products;

●	satisfactory completion of any FDA audits of clinical trial sites to ensure compliance with cGCPs and the integrity of clinical data in support of the BLA;

●	payment of user fees and securing FDA approval of the BLA; and

●	compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, adverse event reporting, and compliance with any post-approval studies required or requested by the FDA.

Preclinical Studies and Investigational New Drug Application

Before testing any investigational biologic product candidate in humans, our product candidates must undergo preclinical testing. Preclinical tests include laboratory evaluations of product chemistry, formulation, and stability, as well as studies to evaluate the potential for safety, efficacy, and toxicity in animals. The conduct of the preclinical tests and the formulation of the compounds for use in the preclinical testing must comply with federal regulations and/or requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. An IND is an exemption from the restrictions of the FDCA which permits an unapproved biologic product candidate to be shipped in interstate commerce for use in an investigational clinical trial. The FDA will notify us within 30 days after receipt of our IND application whether we are cleared to begin human clinical trials, unless before that time the FDA has concerns or questions about our product or conduct of the proposed clinical trial, including concerns that human research subjects would be exposed to unreasonable and significant health risks. In such case, we and the FDA must resolve any outstanding concerns before the clinical trials can begin.

If the FDA raises concerns or questions either during this 30-day period, including safety concerns or concerns due to regulatory non-compliance, the FDA may impose a partial or complete clinical hold with respect to our product. Such a clinical hold would delay either a proposed clinical trial, or cause suspension of an ongoing clinical trial, until all outstanding concerns have been adequately addressed, and the FDA has notified us that our clinical trials may proceed or recommence authorized by the FDA.

Human Clinical Trials in Support of a BLA

Our clinical trials involve the administration of our product candidate to patients with the disease to be treated and are conducted under the supervision of a qualified principal investigator in accordance with cGCP requirements. Clinical trials are conducted under study protocols detailing, among other things, the objectives of the clinical trial, inclusion, and exclusion criteria, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and subsequent protocol amendments must be submitted to the FDA as part of the IND.

If we wish to conduct a clinical trial outside of the United States, we may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all of the FDA’s IND requirements must be met unless waived. If anon-United States clinical trial is not conducted under an IND, we may submit data from a well-designed and well-conducted clinical trial to the FDA in support of our BLA, so long as the clinical trial is conducted in compliance with cGCP and the FDA is able to validate the data from the clinical trial and/or through an onsite inspection if the FDA deems it necessary.

For clinical trials conducted in the United States, each clinical trial must be reviewed and approved by an institutional review board, or IRB, either centrally or individually at each institution at which our clinical trials will be conducted. The IRB will consider, among other things, our clinical trial design, subject informed consent, ethical factors, and the safety of human subjects. The IRB must operate in compliance with FDA regulations governing IRBs. The FDA, the applicable IRB, or we may suspend or terminate a clinical trial at any time for various reasons, including a finding that the clinical trial is not being conducted in accordance with FDA requirements or that the subjects or patients are being exposed to an unacceptable health risk. Some clinical trials receive additional oversight by an independent group of qualified experts organized by us, known as a data safety monitoring board or committee. This group receives and reviews data arising from the clinical trial on an ongoing basis, and may recommend continuation of the clinical trial as planned, changes in clinical trial conduct, or cessation of the clinical trial at designated check points based on such data.

Clinical trials typically are conducted in three sequential phases; however, the phases may overlap or may be combined.

●	Phase 1 clinical trials are initially conducted in a limited population of healthy humans or, for our products, in patients, such as cancer patients, in order to test the product candidate for safety, including adverse effects, dose tolerance, absorption, metabolism, distribution, excretion, and pharmacodynamics, and to identify a recommended phase 2 dose.

●	Phase 2 clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, evaluate the efficacy of the product candidate for specific targeted indications, and to determine dose tolerance and optimal dosage. We may conduct multiple phase 2 clinical trials to obtain information prior to beginning larger and costlier phase 3 clinical trials. The phase 2 clinical trial for our product candidates may serve as the pivotal trial, in which case a phase 3 clinical trial will not be necessary.

●	Phase 3 clinical trials are undertaken within an expanded patient population to further evaluate dosage and gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labelling.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators. Annual progress reports detailing the status of clinical trials must be submitted to the FDA. Written IND safety reports must be submitted to the FDA and the investigators within 15 calendar days of receipt by us after determining that the information qualifies for such expedited reporting. IND safety reports are required for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk to humans in our clinical trials, and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Additionally, we must notify FDA within seven calendar days after receiving information concerning any unexpected fatal or life-threatening suspected adverse reaction. Other external events may occur that can affect the conduct of our clinical trials, such as the COVID-19 pandemic or government shutdowns.

In some cases, the FDA may approve a BLA for our product candidate but require us to conduct additional clinical trials to further assess the product candidate’s safety and effectiveness after approval. Such post-approval trials are typically referred to as phase 4 clinical trials. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of biologics approved under accelerated approval regulations. Failure to exhibit due diligence with regard to conducting phase 4 clinical trials could result in withdrawal of approval for our products. Additionally, a phase 4 clinical trial could be implemented to evaluate other medical indications for a therapy.

There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries, such as www.ClinicalTrials.gov. We are required to register and disclose certain clinical trial information, including the product information, patient population, phase of investigation, clinical trial sites and investigators, and other aspects of the clinical trial on www.ClinicalTrials.gov. We are also obligated to disclose the results of our clinical trials after completion. Disclosure of the results of these clinical trials can be delayed until the new product or new indication being studied has been approved, up to a maximum of two years.

Intellectual Property

We strive to protect and enhance the proprietary technologies that we believe are important to our business by seeking patents to cover our platform technology. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for patent protection. Our success will depend significantly on our ability to obtain and maintain patent and trade secret protection for our technology, our ability to defend and enforce our intellectual property rights and our ability to operate without infringing any valid and enforceable intellectual property rights of third parties.

We have exclusively in-licensed intellectual property covering PRO CAR-201A, PRO CAR-201B, PRO CAR - 202 and PRO TCR-401 from Fred Hutch and PRO CAR - 202 and PRO CAR – 301 from MSK. With respect to PRO CAR-201A, PRO CAR-201B and PRO CAR-202, the in-licensed intellectual property from Fred Hutch includes pending patent applications covering composition of matter and methods of treatment in each of the United States, Europe and Japan, which, if issued, are projected to expire in 2043. In addition, with respect to PRO CAR-202, we also have in-licensed intellectual property from Fred Hutch covering composition of matter and methods of treatment which includes a pending international (PCT) application, the nationalized patents of which, if issued, would be projected to expire in 2045 and in-licensed intellectual property from MSK covering the IL-18 armoring technology, including an issued patent in Australia, which expires in 2037, and pending patent applications in the United States, Canada, and Australia, which, if issued, would be projected to expire in 2037. With respect to PRO TCR-401, the in-licensed intellectual property from Fred Hutch covers compositions of matter and includes issued patents in Japan and South Korea, projected to expire in 2037, and the United States, projected to expire in 2039, benefiting from patent term adjustment, pending applications in Australia, Canada, Europe and the United States which, if issued, would be estimated to expire in 2037, and two pending provisional applications filed in 2024. With respect to PRO CAR-301, the in-licensed intellectual property from MSK covers composition of matter and methods of treatment and includes two patent families each having pending applications in the United States, Australia, Canada, Europe and Japan, and one also having a pending application in China, which, if issued, would be projected to expire in 2042. Estimated expiration dates are without patent term adjustment or patent term extension unless noted.

Furthermore, we rely upon trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our competitive position. We seek to protect these trade secrets and other proprietary technology, in part, by entering into confidentiality agreements with parties who have access to them. We also enter into confidentiality and invention assignment agreements with our employees and our agreements with consultants include invention assignment obligations.

Litigation

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Regardless of the outcome, litigation can have a material adverse effect on us because of defense and settlement costs, diversion of management resources, and other factors. Currently, we are not a party to any legal proceedings.

THE COMPANY’S PROPERTY

The company operates on a remote basis and maintains the address at 3350 Virginia Street, Miami, FL 33133 solely as a mailing address.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations of the Company together with our financial statements and the related notes included elsewhere in this circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this circular, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Forward Looking Statements

The following discussion should be read in conjunction with our financial statements and related notes included in this circular. Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section entitled “Risk Factors” of this circular.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this circular will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Overview

PromiCell, Inc. is a preclinical and clinical stage biotechnology company based in the United States seeking to advance potentially curative cell therapies for cancer patients.

We have very limited resources. To date, our primary activities have been limited to, and our limited resources have been dedicated to, performing business and financial planning, raising capital, recruiting personnel, negotiating with business partners and the licensors of our intellectual property and conducting development activities. Our product candidates are not currently approved for any indication and there can be no assurance that our product candidates will receive FDA approval. Our first proposed product is not expected to be ready for commercialization and sale until 2030 at the earliest.

We have incurred losses since inception in 2022 and had an accumulated deficit of $7,008,991 as of December 31, 2024. We expect to continue to incur significant expenses and increasing operating and net losses for the foreseeable future.

Since inception, our primary source of cash has been proceeds of $12,000,000 from the sale of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Shares”) and the exercise of warrants to purchase Series A Preferred Shares.

We need to obtain substantial additional funding in connection with our continuing operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. However, we may be unable to raise additional funds when needed on favorable terms or at all. Our failure to raise such capital as and when needed would have a negative impact on our financial condition and our ability to develop and commercialize our products and future products and our ability to pursue our business strategy. See “–Liquidity and Capital Requirements” below.

Recent Developments

●	On April 5, 2024, the Company received a “Safe to Proceed” letter from the US Food and Drug Administration (“FDA”) related to the Company’s Investigational New Drug (“IND”) application for its PRO CAR – 201A. The Company previously submitted the IND to the FDA on March 7, 2024.

●	On October 1, 2024, certain warrant holders of the Company exercised their warrants to purchase 1,000,000 Series A Preferred Stock at a price of $2 per share. Following these exercises, no Series A Preferred Stock warrants remain outstanding. In connection with these exercises, on October 1, 2024, the Company issued 544,522 shares of Class A Common Stock to Fred Hutch based on certain provisions of a license agreement between these two entities.

●

On October 31, 2024, the Company entered into an exclusive license agreement with Memorial Sloan Kettering, whereby the Company licensed certain intellectual property and know-how that will be utilized to develop, produce, market, and sell proprietary immunotherapy products. The license term shall continue unless terminated for cause or insolvency, upon ninety days’ prior written notice from the Company, or until such time as all royalties and other sums cease to be payable in accordance with the terms of the agreement. The initial consideration in exchange for the license was $1,500,000, which was paid through the issuance of 500,000 shares of Class A Common Stock on October 31, 2024.

●	During January and February 2025, the first two patients were dosed in connection with the Company’s Phase 1 trial for its PRO CAR-201A product candidate.

Revenue

We have not generated any revenue to date, and do not expect to generate revenue unless or until we successfully commercialize our products.

Operating Expenses comprise of Research and Development Expenses and General and Administrative Expenses.

Research and Development Expenses

Research and development expenses consist primarily of external costs incurred in performing preclinical and clinical development activities. Our external research and development costs primarily consists of the cost incurred under the various agreements with Fred Hutch and MSK to treat and monitor patients enrolled in our clinical trials, contract manufacturers, consultants and other third parties to conduct and support our clinical trials and preclinical studies.

We expense research and development costs as incurred. Based on the timing of billings as compared to work performed, we may record deferred or prepaid research and development costs at period-end. We currently have five product candidates.

Although research and development activities are central to our business model, the successful development of our current and any future product candidates is highly uncertain. There are numerous factors associated with the successful development of any product candidate including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. In addition, future regulatory factors beyond our control may impact our clinical development programs. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased patient size and duration of later-stage clinical trials. As a result, we expect our research and development expenses will increase substantially in connection with our ongoing and planned clinical and preclinical development activities in the near term and in the future. At this time, we cannot accurately estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of our current and any future product candidates. Our future research and development expenses may vary significantly based on a wide variety of factors such as: (a) the results of our clinical trials and preclinical studies of current and any future product candidates we may choose to pursue, including any modifications to clinical development plans based on feedback that we may receive from regulatory authorities; (b) per patient trial costs, the number of patients that participate in the trials and trials required for approval, the number of sites included in the trials and the number of countries in which the trials are conducted, the drop-out or discontinuation rates of patients, the length of time required to enroll eligible patients, the number of doses that patients receive and the duration of patient participation in the trials and follow-up; (c) the potential additional safety monitoring requested by regulatory agencies, the extent of changes in government regulation and regulatory guidance, the timing, receipt, and terms of any approvals from applicable regulatory authorities; and (d) the efficacy and safety profile of current and any future product candidates, the cost and timing of manufacturing our current and any future product candidates, the extent to which we establish additional collaboration, license, or other arrangements.

A change in the outcome of any of these variables with respect to the development of our current or any future product candidates could significantly change the costs and timing associated with the development of that product candidate. We may never succeed in obtaining regulatory approval for any product candidate.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs for personnel in functions not directly associated with research and development activities. Other significant costs include legal fees relating to corporate matters, intellectual property costs, professional fees for consultants assisting with regulatory, product development and financial matters, and product costs. We anticipate that our general and administrative expenses will significantly increase in the future to support our continued research and development activities, commercialization of our products, if approved, and the increased costs of ongoing securities law compliance. These increases will include increased costs related to the hiring of additional personnel and fees for legal and professional services, as well as other related costs.

Other Income (Expense) consists of Interest Income, Loss on Foreign Exchange and Loss on Revaluation of Warrant Liability.

Interest Income.

Interest income consists of interest earned from our cash deposits at the then prevailing market rates.

Revaluation of Warrant Liability.

On April 5, 2023, in connection with the issuance of the Series A Preferred Shares, we issued the placement agent warrants to purchase up to 4,000,000 shares of Series A Preferred Shares at an exercise price of $2.00 per share. The initial estimated fair value of these warrants of $486,990 was calculated using the Black-Scholes Option Pricing Model and recorded as a reduction to redeemable convertible preferred stock and a corresponding increase in the warrant liability.

The redeemable convertible preferred stock warrants require liability classification as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate us to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in other income (expense), net.

In October 2023, certain warrant holders of the company exercised their warrants to purchase 3,000,000 shares of Series A Preferred Stock at a price of $2.0 per share. Additionally, in October 2024, certain warrant holders exercised their warrants to purchase 1,000,000 shares of Series A Preferred Stock at a price of $2.0 per share. Following these exercises, none of the company’s Series A Preferred Stock warrants remain outstanding. As a result of these exercises, the company derecognized the related warrant liability.

Results of Operations.

Comparison of the Years Ended December 31, 2024 and December 31, 2023

Revenue

We have not generated any revenue for the year ended December 31, 2024 and for the period ended December 31, 2023.

Operating Expenses

Total Operating Expenses were $4,343,033 for the year ended December 31, 2024, as compared to $3,391,879 for the year ended December 31, 2023. Research and development expenses were $2,125,652 for the year ended December 31, 2024, compared to $715,691 for the year ended December 31, 2023, the increase of $1,409,961 in research and development expenses was due to commencement and advancement of start-up activities on PRO TCR – 401 and PRO CAR – 202.. General and administrative expenses were $2,217,381 for the year ended December 31, 2024 including $1,214,835 of consulting expenses to related parties compared to $2,676,188 for the year ended December 31, 2023, including $1,906,027 of consulting expenses to related parties, the decrease of $458,807was due to lower consulting expenses to related parties.

Research and development expense for the years ended December 31, 2024 and 2023 is as follows:

	Year Ended December 31,
	2024	2023	Change
PRO CAR - 201A	399,650	211,290	188,360
PRO CAR - 202	815,791	351,901	463,890
PRO TCR - 401	875,454	2,500	872,954
PRO CAR - 301	34,757	-	34,757
Other	-	150,000	(150,000)
Total research and development expenses	2,125,652	715,691	1,409,961

The Company incurred the majority of the year’s research and development expense advancing the PRO CAR - 201A, PRO CAR – 202 and PRO TRC – 401 product candidates. The PRO CAR – 301 product candidate, which was licensed in October 2024, did not have significant expenditures during 2024.

General and administrative expense for the year ended December 31, 2024 and 2023 is as follows:

	Year Ended December 31,
	2024	2023	Change
Professional fees	1,791,112	2,414,973	(623,861)
Travel and related expenses	98,465	69,817	28,648
Board of Directors expenses	51,000	45,000	6,000
Dues, fees, and other business expenses	45,957	27,010	18,947
Stock-based compensation	230,847	119,388	111,459
Total general and administrative expenses	2,217,381	2,676,188	(458,807)

General and administrative expense primarily relates to legal, accounting, and consulting expenses. The Company substantially commenced operations in April 2023 following the Series A Preferred Stock issuance.

Other Income (Expense)

Other income (expense) consists of interest income, loss on foreign exchange and loss on revaluation of warrant liability. Interest income was $174,024 for the year ended December 31, 2024, compared to $95,991 for the year ended December 31, 2023. The increase in interest income was due to higher cash deposits. Other income in the year-ended December 31, 2024 was driven primarily by a gain on revaluation of warrant liability of $549,238, resulting in Total Other Income (Expense) of $721,557 for the year ended December 31, 2024.

As a result, we experienced a Net Loss of $3,621,456 for the year ended December 31, 2024 compared to a Net Loss of $3,361,798 for the year ended December 31, 2023.

Liquidity and Capital Resources

We anticipate that we will continue to incur losses in the foreseeable future, as we do not expect to generate revenue until 2030 at the earliest, which is when we expect to launch our first product. We anticipate that our expenses will increase substantially as we develop our products and pursue testing and trials, seek any further regulatory approvals, contract to manufacture any products, establish our own sales, marketing and distribution infrastructure to commercialize our products, hire additional staff, add operational, financial and management systems and operate.

Our primary source of cash since inception has been proceeds from the sale of Series A Preferred Shares and the exercise of warrants to purchase Series A Preferred Shares.

Until such time, if ever, as we can generate revenue, we expect to finance our cash needs through a combination of equity and debt financing as well as collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds.

In management’s opinion, we expect that the proceeds from this Offering, assuming we raise the maximum amount of $75,000,000, will satisfy our cash requirements through mid-year 2026. In the event we raise substantially less than that, we expect we will be required to raise additional funds to implement our plan of operations.

Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the period from our inception in October 5, 2022 to December 31, 2023, noting the existence of substantial doubt about our ability to continue as a going concern. This uncertainty arose from management’s review of our results of operations and financial condition and its conclusion that, based on our operating plans, we did not have sufficient existing working capital to sustain operations for a period of twelve months from December 18, 2024, the date of the issuance of these financial statements.

The development of our products is subject to numerous uncertainties, and we have based these estimates on assumptions that may prove to be substantially different than what we currently anticipate and could use our cash resources sooner than we expect. Additionally, the process of developing our proposed products is costly, and the timing of progress in tests and trials is uncertain. Our ability to successfully transition to profitability will be dependent upon achieving a level of product sales adequate to support our cost structure. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.

Statement of Cash Flows from Operating Activities

Comparison of the Years Ended December 31, 2024 and December 31, 2023

Net cash used for operating activities

Net cash used in operating activities was $5,943,665 for the year ended December 31, 2024, compared to 2,285,442 for the year ended December 31, 2023, primarily due to the net loss of $3,621,456 and prepaid assets of $1,226,859.

Net Cash used in investing activities

Net Cash used in investing activities for the year ended December 31, 2024 was nil compared to a decrease of $50,000 for intangible assets in the prior year.

Net cash provided by financing activities

Net cash provided by financing activities was $2,000,000 for the year ended December 31, 2024, compared to $9,925,730 for the year ended December 31, 2023, a decrease of $7,925,730 was due to the $3,925,730 net proceeds from the issuance of Series A Preferred Stock occurred in 2023 and the $4,000,000 lower proceeds from the exercise of warrants to purchase Series A Preferred Shares.

Net (decrease) increase in Cash

As a result of the foregoing, we had a net decrease in cash of $3,943,665 for the year ended December 1, 2024, compared to an increase of $7,590,288 in the prior comparable year.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

A description of recently issued accounting standards that may potentially impact on our financial position, results of operations, and cash flows is included in Note 2 to our audited financial statements for the year ended December 31, 2024.

EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are as follows:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week if part-time

Executive Officers:

Miltiadis Sougioultzoglou, MD	Chief Executive Officer	59	March 2023 to present	Part-time (30 hours)

Anthony Argyropoulos	Chief Financial Officer	60	February 2023 to present	Part-time (30 hours)

John K. Lee, MD, PhD	Chief Medical Officer	45	January 2025 to present	Part-time (5 hours)

Anthony Daniyan, MD	Chief Scientific Officer	44	January 2025 to present	Part-time (5 hours)

Matthew Jacobson	Chief Legal Officer	52	April 23, 2025 to present	Part-time (5 hours)

Directors:

Miltiadis Sougioultzoglou, MD	Chairman of the Board of Directors	59	April 2023 to present

R. John Glasspool	Independent Director	65	April 2023 to present

Gregory Raskin, MD	Independent Director	52	Jan 2025 to present

Eric Holland, MD	Independent Director	65	Jan 2025 to present

Nikhil Mehta, PhD	Independent Director	67	Feb 2025 to present

Executive Team

●	Miltiadis Sougioultzoglou, MD, Founder, Chief Executive Officer and Board Chair. Dr. Sougioultzoglou has spent more than 15 years as a practicing neurosurgeon in major Hospitals in the United Sates and Athens Greece. He received a B.S. in Biomedical Engineering, an M.A. in Medical Sciences (Neurosciences), and an M.D. from Boston University before training as a neurosurgeon at New York Presbyterian Hospital & Memorial Sloan Kettering Cancer Center (Cornell Residency Program). He has done extensive basic science research at Massachusetts General Hospital (Harvard Medical School), Tufts University School of Medicine, and Rockefeller University. He started his career as a biotech entrepreneur five years ago. In this period, he founded a startup biotechnology company Promicell, negotiated and secured three exclusive license agreements with Fred Hutchinson Cancer Center and Memorial Sloan Kettering Cancer Center, assisted in raising $12 million in first round Series A Preferred Stock, attracted directors to the board and executives to the management team, and oversaw a promising technology to the clinic, with patients already receiving experimental treatment (STEAP-1 CAR T) for metastatic Prostate Cancer at Fred Hutch Cancer Center.

●	Anthony Argyropoulos, MBA, Chief Financial Officer. Mr. Argyropoulos has over 25 years of experience in corporate finance and investment banking. Since 2020, he serves as the Chief Financial Officer of Performance Shipping Inc. and is also the majority shareholder of Oceanaut Capital E.E. dba Seaborne Capital Advisors, an Athens, Greece-based financial advisory firm focused on the shipping and maritime industries. Prior to those roles, Mr. Argyropoulos led numerous financial transactions as a Senior Vice President at Jefferies & Co and as a Partner at Cantor Fitzgerald L.P. He received a B.A. in Economics from Deree College, Athens; and an M.B.A. in Finance from Bentley College in Waltham, Mass.

●	John K. Lee, MD, PhD, Chief Medical Officer and SAB Member. Since July 2023, Dr. Lee is a physician-scientist and Associate Professor-in-Residence at the David Geffen School of Medicine at UCLA, where he provides clinical care to patients with advanced genitourinary cancers. Dr. Lee also leads a federally funded basic and translational research laboratory within the UCLA Jonsson Comprehensive Cancer Center. Dr. Lee is also an investigator at the Parker Institute for Cancer Immunotherapy at UCLA and the UCLA Broad Stem Cell Research Center. He also serves as a scientific consultant to Lyell Immunopharma. From March 2018 to June 2023, Dr. Lee was an assistant professor at the Human Biology Division of Fred Hutchinson Cancer Center where he provided clinical care to patients with advanced prostate and bladder cancer. He also ran a laboratory focused on the development of immunotherapies for genitourinary malignancies. Dr. Lee received sponsored research agreements from multiple pharmaceutical companies including Immunomedics, Sanofi, Bristol Myers Squibb, Grey Wolf Therapeutics, NIO Biopharma, and PromiCell. He received an A.B. with highest honors in Biochemical Sciences from Harvard University and an M.D. from the Geisel School of Medicine at Dartmouth. He completed his clinical training in internal medicine at Boston Medical Center and Specialty Training and Advanced Research (STAR) fellowship in medical oncology at UCLA where he also obtained a Ph.D. from the Molecular Biology Institute under the mentorship of Dr. Owen Witte.

●	Anthony Daniyan, MD, Chief Scientific Officer. Since October 2017, Dr. Daniyan is a physician-scientist and medical oncologist at Memorial Sloan Kettering Cancer Center (MSK) that takes care of patients on the inpatient leukemia service and cell therapy service. His specialty is the management of acute and chronic leukemias, and the treatment of both hematologic and solid cancers with cell-based therapies. He spends roughly 20% of his time attending to these clinical responsibilities and 80% of his time is dedicated to research. In the laboratory, Dr. Daniyan’s focus is the development of novel immunotherapy-based technologies that can be translated to the clinic. He has successfully translated one clinical product to phase 1 testing (NCT06017258). He is listed as an inventor on 19 provisional patents filed by MSK, and a number of his inventions have been licensed or optioned by biopharmaceutical companies including Caribou Biosciences, Takeda Pharmaceuticals, Tigen Pharma, and Promicell. He has also served as a scientific consultant for Shoreline Biosciences. He received a B.S. in Chemistry and Biology from Butler University and an M.D. from the University of Miami School of Medicine. He completed his internal medicine residency at New York-Presbyterian/Weill Cornell, followed by an oncology fellowship at MSK, where he has been on the faculty since 2017.

●	Matthew Jacobson, JD, Chief Legal Officer. Mr. Jacobson, a corporate and securities lawyer, has more than 25 years of experience on mergers and acquisitions, private equity, venture capital and capital markets transactions. Mr. Jacobson joined Promicell at the end of 2024 from the global law firm Baker McKenzie, where he had worked as a partner since July 2022; prior to that he was a partner at leading global law firms, most recently Ropes & Gray, where he worked from October 2018 to July 2022 and co-led the firm’s TMT practice. Mr. Jacobson was named “Stand-Out Lawyer” by Thomson Reuters in 2022. He received a B.A. in American Studies from Stanford University and a J.D. from University of California, College of the Law, San Francisco (formerly UC Hastings).

Board of Directors

●	Miltiadis Sougioultzoglou, MD, Chief Executive Officer and Board Chair. See description above under “Executive Team.”

●	R. John Glasspool, Board Director, brings over 30 years of global biopharma experience, merging science and business. Since August 2024, CEO of VarmX, a Netherlands-based biotech focused on bleeding disorders, he previously led (2019 – 2024) Anthosas CEO and held senior roles at J&J, Novartis, and Baxter. His expertise spans company growth, fundraising, licensing, commercialization, and advisory roles with BIO, MIT, Roivant Sciences, and Agent Capital. Mr. Glasspool holds a B.A. in Politics and International Relations from Staffordshire University, a Diploma in Business Administration from Oxford Brookes University, and completed postgraduate studies in Clinical Pharmacology, Development, and Regulation at Tufts University.

●	Eric Holland, MD, PhD, Board Director. Dr. Holland is a world-renowned physician-scientist who combines compassionate patient care with exacting laboratory research to discover more effective treatments for brain tumors. He was a Professor of Neurological Surgery and the Director of the Nancy and Buster Alvord Brain Tumor Center at the University of Washington School of Medicine from 2013 and 2021, and the SVP of the Human Biology Division of Fred Hutchinson Cancer Center since 2013. As a neurosurgeon, Dr. Holland specializes in caring for patients with glioblastomas, aggressive cancers that are the most common malignant brain tumors in adults. In the laboratory, Dr. Holland has developed important mouse models of brain cancer; he also studies the environment immediately surrounding tumor cells to learn how that “neighborhood” influences tumor formation and growth. Prior to Fred Hutch, Dr. Holland spent over a decade at Memorial Sloan Kettering Cancer Center. He received his B.S. in Chemistry from Miami University (Ohio), a Ph.D. in Biochemistry and Molecular Biology from the University of Chicago, and an M.D. from Stanford University. He completed post-doctoral fellowships at Stanford in the lab of Nobel laureate Paul Berg, and at the NIH in the lab of Nobel laureate Harold Varmus. He completed his neurosurgery residency at UCLA.

●	Gregory Raskin, MD, Board Director. Dr. Raskin is a senior life sciences and healthcare executive with broad experience at the intersection of science, medicine and business. Throughout his career, he has counseled and guided numerous biotechnology companies and their C-suite teams as an advisor, investor, board member and board observer. From 2012 to 2024, Dr. Raskin led technology transfer, development and commercialization as the SVP of Technology Development at Memorial Sloan Kettering Cancer Center. Under his leadership, OTD helped advance dozens of cancer therapies through development – including two drugs that were approved by the FDA; generated >$1.5 billion in licensing revenue for the institution from intellectual property; and spun off more than 30 startups including Juno Therapeutics (acquired by Celgene, now part of BMS) and Y-mAbs Therapeutics (NASDAQ: YMAB). Previously, Dr. Raskin spent a decade as a biotechnology investor at AllianceBernstein and Baker Brothers Investments; worked at McKinsey & Company as a management consultant to pharmaceutical companies; and served as a physician on the house staff of NYU Medical Center. Additionally, he is a Lecturer on the faculty of the Economics Department at Yale University, where teaches a course on drug development and biotechnology. Dr. Raskin received a B.A. in Molecular Biophysics and Biochemistry, and an M.D., from Yale.

●	Nikhil Mehta, PhD, SAB Member. Dr. Mehta has more than 25 years of experience in regulatory affairs and drug development. He is currently the Chief Technical and Regulatory Officer at Anthos Therapeutics, Inc., a biotechnology company based in Boston, MA (https://anthostherapeutics.com/) that is developing biologic therapy for treatment of cardiovascular disorders. Dr. Mehta has been in this role since he joined the company in 2019. In his role, Dr. Mehta oversees (a) all manufacturing and process development activities for the company, (b) global regulatory activities – including managing all interactions with US FDA, European Medicines Agency and other national drug regulatory agencies and (c) the Quality Assurance – overseeing compliance of Anthos R&D with Good Clinical Practice, Good Manufacturing Practice and Good Lab Practices. He previously held senior positions at numerous pharmaceutical and biotechnology companies, including Merck, Shire, Baxalta, Imclone and Bristol-Myers Squibb. He has an extensive track record of global approvals of important therapeutic products including Adynovate®, Vonvendi® and Obizur® (Hemophilia); Keytruda® (Oncology); Elaprase®, Vpriv®, Firazyr® (Orphan); and Erbitux® (Oncology). Dr. Mehta received a B. Tech from the Indian Institute of Technology, Bombay; an M.S. in Chemical Engineering from Colorado State University; and a Ph.D. in Chemical and Biochemical Engineering from Rutgers University.

In addition to our Board of Directors, the following individuals comprise our scientific advisory board which advises our executives and directors to assist us in formulating our research and development and commercialization strategy.

Scientific Advisory Board:

●	John K. Lee, MD, PhD, Chief Medical Officer and SAB Member. See description above under “Executive Team.”

●	Anthony Daniyan, MD, Chief Scientific Officer and SAB Member. See description above under “Executive Team.”

●	Kevin J. Curran, MD, SAB Member. Dr. Curran is an Associate Attending of Pediatrics at Memorial Sloan Kettering Cancer Center and Associate Professor of Pediatrics at Weil Cornell Medical School. Dr. Curran primary focus is on the treatment of pediatric and adolescent/young adult patients with blood cancers including leukemia within MSK’s Pediatric Stem Cell Transplantation and Cellular Therapies Service. He is both the clinical and research lead for all pediatric investigational and commercial cellular therapies at MSK with a focus on the clinical translation of novel cell therapy products for patients who fail to respond to standard therapeutic approaches. In addition, Dr. Curran is the Director of the Immune Effector Cell Program (IEC) at MSK responsible for center-wide regulation on the use of cellular therapies. Dr. Curran received his B.S from Villanova University and an M.D. from Georgetown University School of Medicine. He did his pediatric residency training at Tufts Medical Center, and his hematology-oncology fellowship at MSK before joining the MSK faculty in 2011.

●	Marie Bleakley, MD, SAB Member. Dr. Marie Bleakley is a pediatric hematologist-oncologist who specializes in hematopoietic (blood-forming) stem cell transplantation and T cell immunotherapy for patients with leukemia and other blood cancers. Her research goal is to develop novel therapies that can optimize the cancer-fighting power of immune T cells while reducing a potentially dangerous side effect known as graft-vs.-host disease, or GVHD. Dr. Bleakley and her team have already pioneered one novel transplantation approach that selectively removes donor T cells that might cause GVHD. They are also genetically engineering T cell therapies that target unique markers to kill a patient’s cancer cells even more effectively.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2024, we compensated our three highest paid executive officers as follows:

	Capacities in which compensation was received	Cash compensation ($)	Other Compensation (stock options) ($)		Other compensation (milestone payments) ($)	Total compensation ($)
Miltiadis Sougioultzoglou	CEO	$900,000			$250,000	$1,150,000	(1)
Anthony Argyropoulos	CFO	$175,000	$221,379	(2)		$396,379
Stephen Minger(3)	CSO	$134,835				$134,835

(1)	Refers to services rendered in 2024. More specifically, $600,000 is the annual retainer, $300,000 is the annual bonus for the year 2024 which is 50% of the annual retainer and $250,000 is payment for achievement of Milestone One pertaining to IND clearance from the FDA for PRO CAR – 201A. The actual compensation of the CEO in 2024 as recorded in the financial statements of year 2024 is higher than the number displayed in the table above as it includes certain payments of amounts for services rendered in 2023 paid in arrears and an advance for services rendered in 2025.

(2)	Anthony Argyropoulos was granted on October 1, 2024 nonstatutory stock options for the acquisition of 600,000 shares. 150,000 shares vested on October 1, 2024. 150,000 shares will vest in the earlier of July 1, 2025 or the company having raised $5 million from the Date of Grant in equity capital from third parties. The remaining 300,000 shares will vest in the earlier of January 1, 2026 or the company having raised $15 million from the Date of Grant in equity capital from third parties, subject to Anthony Argyropoulos’ continuous service with the company through the applicable vesting date.

(2)	Terms of stock options:

a.	Type of option: nonstatutory stock option (NSO)

b.	Total number of shares: 600,000

c.	Basic term: 10 years

d.	Exercise price: $0.545

(3)	Stephen Minger was our Chief Scientific Officer through July 2024.

	Capacities in which compensation was received	Cash compensation ($)	Other Compensation (stock options) ($)		Total compensation ($)
R. John Glasspool	Director	$22,500	$3,891	(1)	$26,391
Stephen Minger	Director	$22,500	$3,891	(1)	$26,391
Miltiadis Sougioultzoglou	Director		$3,891	(1)	$3,891
Total					$56,673

(1)	Terms of stock options:

a.	Type of option: nonstatutory stock option (NSO)

b.	Total number of shares: 20,000

c.	Basic term: 10 years

d.	Exercise price: $0.27

e.	Grant Date: October 20, 2023

f.	Vesting Schedule: 5,000 will vest on October 1, 2024, with the remaining Shares vesting in equal monthly instalments on each monthly anniversary of the Vesting Commencement Date over the next 36 months, subject to the participant continuing to provide services to the Company through each applicable vesting date.

The company does not have employment agreements with its executive officers at this time. The company has consultancy agreements with certain of its executives either directly or through business entities which they control.

Consultancy Agreements

For his services as CEO, Miltiadis Sougioultzoglou, had a consulting agreement with the company through his wholly-owned consultancy firm, Akesso Consulting Single Member Private Company (“Akesso”), under which Akesso receives an annual retainer of $100,000, which increases to $120,000 and $150,000 upon the completion of Milestone One and Milestone Two (each as defined below), payable quarterly in advance. In addition, Akesso is entitled to receive (A) a bonus of $70,000 upon clearance of an IND from the FDA for the company’s initial product candidate (“Milestone One”) - the initial product candidate which achieved this milestone was PRO CAR – 201A in Q1 2024 - and (B) a bonus of $150,000 upon enrolling its first patient in its initial Phase I clinical trial (“Milestone Two”) This Milestone was achieved in Q3 2023 upon signing of the exclusive license agreement for PRO TCR-401 which was already in Phase I trial. . These bonuses are due twenty-four months after the date of termination of the consulting agreement, provided the agreement is not terminated for cause. In addition, Akesso is entitled to receive a termination fee of $200,000 if the company ceases to operate, provided Akesso is not terminated for cause and has not terminated the consultancy agreement. The agreement also covers confidentiality. The agreement was terminated on November 26, 2024. For details see Exhibit 6.14 filed as an exhibit to this Offering Circular.

For his services as CEO, Miltiadis Sougioultzoglou, has a consulting agreement with the company under which he receives an annual retainer of $250,000, which increases to $330,000 and $450,000 upon the completion of Milestone One and Milestone Two, payable quarterly in advance. In addition, Miltiadis Sougioultzoglou is entitled to receive (A) a bonus of $180,000 upon achieving Milestone One - the initial product candidate which achieved this milestone was PRO CAR – 201A in Q1 2024 - and (B) a bonus of $600,000 upon achieving Milestone Two This Milestone was achieved in Q3 2023 upon signing of the exclusive license agreement for PRO TCR-401 which was already in Phase 1 trial. In addition, Mr. Sougioultzoglou is entitled to receive an annual bonus to be determined by the Board, with a target bonus for each year being no less than 50% of his then current retainer. These bonuses are due twenty-four months after the date of termination of the consulting agreement, provided the agreement is not terminated for cause. In addition, Miltiadis Sougioultzoglou is entitled to receive a termination fee of $400,000 if the company ceases to operate, provided is not terminated for cause attributable to Miltiadis Sougioultzoglou and has not terminated the consultancy agreement. The agreement also covers confidentiality.

The payments paid or payable under the consultancy agreement with Akesso are in addition to the payments paid or payable under the consulting agreement with Miltiadis Sougioultzoglou. Both agreements, i.e with Akesso and Miltiadis Sougioultzoglou, are related to his services as CEO. His annual compensation as CEO is the sum of the amounts included in both agreements. For example, his annual retainer is $600,000 for the year 2024 which is the sum of $150,000 (Akesso agreement) and $450,000 (Miltiadis Sougioultzoglou agreement). From November 26, 2024 onwards the only consulting agreement in effect is directly with the CEO as described further below and the Akesso consulting agreement is not in effect.

On November 26, 2024, the Company amended the consulting agreement entered into with the Company’s CEO. As a result of the amendment, the CEO’s annual retainer is $600,000 and will increase to $800,000 upon a public listing of the Company’s Class A Common Stock as defined in the agreement. In addition, Miltiadis Sougioultzoglou is entitled to receive (A) a bonus of 375,000 shares of Class A Common Stock upon commencement of Phase 1 trial (2nd patient dosed) of any product candidate in the Company’s pipeline and (B) a bonus of 750,000 shares of Class A Common Stock upon commencement of Phase 2 trial (2nd patient dosed) of any product candidate in the Company’s pipeline. None of these bonuses have been paid or earned yet. In addition, Mr. Sougioultzoglou is entitled to receive an annual bonus to be determined by the Board, with a target bonus of each year being no less than 75% of his then current retainer in cash or stock. This annual bonus will be payable in two equal tranches on/or around the 31st of December of the same calendar year and on/or around the 30th of June of the following calendar year. For details see Exhibit 6.13 filed as an exhibit to this Offering Circular.

For his services as CFO, Anthony Argyropoulos, has a consultancy agreement with the company through his majority-owned consultancy firm, Oceanaut Capital E.E. (“Oceanaut”), under which Oceanaut receives an annual retainer of $100,000, which increases to $200,000 after the initial twelve months of the agreement. For the year 2024, the compensation to our CFO was $175,000 as shown on the table on page 73 which is comprised of $25,000 for Q1 2024 (based on $100,000 annual retainer) and $50,000 per quarter for Q2-Q4 2024 based on $200,000 annual retainer). Commencing in the first quarter of 2025, Oceanaut is entitled to an annual bonus equal to 50% of the annual retainer, which retainer will increase to $400,000 upon the public listing of the company’s shares of Class A Common Stock defined as being listed on a nationally recognized stock exchange and the value of the fully diluted shares of Common Stock of the company exceed $250 million. In this case Oceanaut will be granted one million shares of Class A Common Stock that will vest immediately. Oceanaut is entitled to receive a transaction fee of 1.00% of the value of any financing transaction. In addition, Oceanaut is entitled to receive a transaction fee of 2.50% of the value of any M&A transaction involving the company, its subsidiaries and its affiliates. Oceanaut is entitled to receive a termination fee of $400,000 if the company ceases to operate, provided Oceanaut is not terminated for cause and has not terminated the consultancy agreement. The transaction fee is due for twelve months after the date of termination of the consultancy agreement, provided the agreement is not terminated for cause. The agreement also covers confidentiality. For details see Exhibit 6.10 filed as an exhibit to this Offering Circular.

Dr. Daniyan has a letter agreement with the company for his role as Interim Chief Scientific Officer pursuant to which he is entitled to compensation of $300 per hour and has been granted a stock option to purchase 50,000 Class A common shares with an exercise price of $0.545 per share. The term of the option shall be ten years, subject to earlier expiration in the event of termination of his services to the company. The option shall vest and become exercisable at a rate of 25% of the total shares issuable upon exercise of the option on January 1, 2025 and the remaining option shares shall vest and become exercisable in equal monthly installments over the following thirty-six (36) months of continuous service to the company. From a previous letter agreement that has been replaced by the previously mentioned letter agreement, Dr. Daniyan was granted on October 20, 2023 a stock option to purchase 125,000 shares with an exercise price of $0.27 per share, a term of 10 years and the same vesting schedule as the previously described stock option. For details see Exhibit 6.13 iled as exhibits to this Offering Circular.

Dr. Lee has a letter agreement with the company for his role as Interim Chief Medical Officer pursuant to which he is entitled to compensation of $300 per hour. From a previous letter agreement that has been replaced by the previously mentioned letter agreement, he has been granted on October 20, 2023 a stock option to purchase 250,000 Class A common shares with an exercise price of $0.27 per share. The term of the option shall be ten years, subject to earlier expiration in the event of termination of his services to the company. The option shall vest and become exercisable at a rate of 25% of the total shares issuable upon exercise of the option on January 1, 2024 and the remaining option shares shall vest and become exercisable in equal monthly installments over the following thirty-six (36) months of continuous service to the company. For details see Exhibits 6.11 and 6.12 led as exhibits to this Offering Circular.

2023 Equity Incentive Plan

Our 2023 Equity Incentive Plan, as amended, (the “Plan”) governs equity awards to our employees, directors, consultants and other eligible participants. The Plan authorizes a total of 8,374,000 shares of Class A Common Stock for issuance under the Plan. Incentive awards generally may be issued to officers, employees, consultants, and directors and include the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares (“Awards”). Our Board of Directors administers the Plan and has the authority: to select the Plan recipients, the time or times at which awards may be granted, the number of shares to be subject to each option awarded, the vesting schedule of the options and (ii) to amend the Plan to reward and provide incentives to its officers, directors, employees, consultants and other eligible participants. As of December 31, 2024, the Board of Directors had awarded 2,170,000 stock options to purchase shares of Class A Common Stock to our officers, directors and scientists. 1,138,646 of these options had vested as of that date and the remaining vest over the next three years from their respective award date or under certain circumstances.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 31, 2024, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) any other holder who beneficially owns more than 10% of any class of our capital stock and (3) all executive officers, directors and 10% stockholders as a group:

BENEFICIAL OWNERSHIP OF ALL VOTING SECURITIES (10% STOCKHOLDERS)

The table below shows, as of December 31, 2024, the voting securities beneficially owned by (1) any director or officer owning over 10% of any class of our stock, (2) any other 10% stockholder, and (3) all executive officers, directors, and 10% stockholders combined. The columns showing Percent of Class, Percent of All voting securities, and voting power of the voting securities include shares beneficially owned and that may be acquired by that person, which as a result, the percentages taken together will exceed 100%.

Name of Stockholder	Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable (Stock Options)	Percent of Class (2)		Percent of All Voting Securities (3)	Voting Power of the Voting Securities (4)
Prime Cap Ventures Inc. (1)	Class A Common	3350 Virginia str., Miami	2,000,000	0	10.86%	0.00%	7.26%	4.49%
	Series A Preferred Stock		4,450,000	0	55.63%	0.00%	16.16%	9.98%
Miltiadis Sougioultzoglou	Class A Common	3350 Virginia str., Miami	4,688,775	6,667	25.46%	0.28%	17.06%	49.00%
	Class B Common		100,000		100.00%		0.36%
Anthony Argyropoulos	Class A Common	3350 Virginia str., Miami	851,434	300,000	4.62%	12.64%	4.18%	2.58%
John Glasspool	Class A Common	3350 Virginia str., Miami	388,484	131,667	2.11%	5.55%	1.89%	1.17%
Eric Holland		3350 Virginia str., Miami	0	130,208	0.00%	5.48%	0.47%	0.29%
John Lee		3350 Virginia str., Miami	0	380,208	0.00%	16.02%	1.38%	0.85%
Anthony Daniyan		3350 Virginia str., Miami	0	65,104	0.00%	2.74%	0.24%	0.15%

All current officers, directors, and 10% stockholders as a group			12,478,693	1,013,854			49.01%	68.50%

(1)	Prime Cap Ventures Inc. is wholly controlled by George Economou.

(2)	Percentages in the Percent of Class column are calculated by dividing the amount of the respective securities beneficially owned and acquirable by the stockholder with the relevant number of shares per class shown on the table below:

	Total Class A Common	Total Class B Common	Total Series A Preferred
Number of shares	18,416,100	100,000	8,000,000

(3)	The column Percent of All Voting Securities is the quotient of the amount the stockholder owns now and the outstanding number of securities taking into account securities acquirable (stock options). Percent of All Voting Securities: We calculated the percent for each row by dividing the sum of the number of shares and acquirable shares on each row with the sum of the number of total outstanding shares (26,516,100) and the total number of shares issuable upon the exercise of stock options that are currently exercisable or that will become exercisable within the next 60 days as shown on the fifth column (1,013,854).

(4)	Voting Power of the Voting Securities is calculated based on the total number of votes that can be cast on a shareholders meeting which differs from the number of total outstanding shares since our outstanding Class B shares are entitled to 100,000,000 votes. All our Class B shares are owned by our Chief Executive Officer but their votes including any other voting securities owned by him are capped at 49.0% of total votes. The remaining votes represent 51% of total votes as per the table below. Based on this, we calculated the voting power for each other stockholder by dividing votes per stockholder with the remaining votes multiplied by 51%. The calculation takes into account securities acquirable (stock options).

Total outstanding shares & stock options currently exercisable or within the next 60 days	27,529,954
Less: CEO class B shares	-100,000
Total outstanding shares without class B shares	27,429,954
CEO votes of class B shares	100,000,000
Total votes	127,429,954

CEO votes of class A shares	4,688,775
CEO votes of class B shares	100,000,000
Total CEO votes	104,688,775
CEO votes %	82.15%
CEO votes cap	49.00%
Remaining votes (total votes less CEO votes)	22,741,179
Remaining votes as a % of total votes	51.00%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than grants of stock options and transaction fees described in “Compensation of Directors and Executive Officers – Consultancy Agreements” above, we have not entered into any transactions in which the management or related persons have an interest as instructed by Item 13 of the Form 1-A.

SECURITIES BEING OFFERED

General

The company is offering up to 15,000,000 shares of Class A Common Stock (“Shares”).

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of PromiCell’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of PromiCell’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

Immediately prior to qualification of this Offering Statement by the Commission, PromiCell’s authorized capital stock will consist of 99,900,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock, $0.0001 par value per share, and 14,000,000 shares of Preferred Stock, $0.0001 par value per share, of which all shares will be designated Series A Preferred Stock.

Immediately prior to the qualification of this Offering Statement by the Securities and Exchange Commission, the outstanding shares and options included:

●	18,416,100 shares of Class A Common Stock, not subject to vesting that are issued, outstanding and;

●	100,000 shares of Class B Common Stock, not subject to vesting, that are issued, outstanding and fully vested;

●	8,000,000 shares of Preferred Stock designated as Series A Preferred Stock, not subject to vesting, that have been issued and are outstanding (“Series A Preferred Stock”) with a conversion ratio of 1:1 to shares of Class A Common Stock; and

●	2,170,000 stock options which entitle the holders to purchase 2,170,000 shares of Class A Common Stock over the 10 years following their respective issuance date. 1,138,646 of these stock options are vested as of 31, December 2024.

Common Stock

The company has authorized the issuance of two classes of common stock. They consist of 99,900,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock authorized for issuance. Shares of Class B Common Stock are convertible, at any time at the option of the holder into Class A Common Stock, Class A Common Stock and Class B Common Stock act as a single class with the exception of voting, Holders of Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Class B common stock are entitled to 1,000 votes for each share held on all matters submitted to a vote of stockholders, provided that the total number of votes of Class B Common shares shall be reduced as required on any particular matter so that the total Class B vote is not more than 49.99% of the eligible votes for such matter (assuming the voting of all shares entitled to vote on such matter). The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or under certain other circumstances affecting each class.

Voting Rights

Holders of our Class A Common Stock are entitled to one vote per share of Class A Common Stock for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu thereof). Our Chairman and Chief Executive Officer holds all of our authorized shares of Class B Common Stock, he is entitled to one thousand votes per share of Class B Common Stock for each share of Class B Common Stock he holds at all meetings of stockholders, provided that the total number of votes of Class B Common shares shall be reduced as required on any particular matter so that the total Class B vote is not more than 49.99% of the eligible votes for such matter (and written actions in lieu thereof). There shall be no cumulative voting. The holders of record of shares of Common Stock are entitled to elect one director; together with any other class or series of voting stock, voting together as a single class shall elect the balance of the total number of directors of the company, except for the director elected by a majority of the holders of Series A Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased by a majority vote of the holders of the Preferred Stock and holders of Common Stock, voting together as a single class and on an as converted to Class A Common Stock basis.

Dividend Rights

Holders of the company’s Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and following payment to, or simultaneously, with, holders of the company’s Preferred Stock, as detailed in the company’s amended and restated certificate of incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Common Stock are entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the company and only after the satisfaction of any liquidation preferences granted to the holders of all shares of the outstanding Preferred Stock.

Rights and Preferences

The holders of Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of the Preferred Stock that we may issue in the future.

Preferred Stock

The company has authorized the issuance of 14,000,000 shares of Preferred Stock, which contains substantially similar rights, preferences, and privileges, as other series of Preferred Stock, except for our Series A Preferred Stock as described below.

Voting Rights

Holders of our Series A Preferred Stock are entitled to the same voting rights as those holders of our Class A Common Stock; provided, however, that to one vote per share of Class A Common Stock for each share of Series A Preferred Stock, on an as-converted to Class A Common Stock basis, held at all meetings of stockholders (and written actions in lieu thereof). There shall be no cumulative voting. The holders of record of shares of Series A Preferred Stock are entitled to elect one director; together with any other class or series of voting stock, voting together as a single class shall elect the balance of the total number of directors of the company, except for the director elected by a majority of the holders of Common Stock. The number of authorized shares of Preferred Stock may be increased or decreased by a majority vote of the holders of the Preferred Stock and holders of Common Stock, voting together as a single class and on an as converted to Class A Common Stock basis.

Dividends

The Series A Preferred Stock participates with our Common Stock on all dividends; provided, however, holders of Series A Preferred Stock must receive dividends prior to or simultaneously with, holders of the company’s Preferred Stock, as detailed in the company’s amended and restated certificate of incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Liquidation Preference

Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock, an amount per share equal to the greater of (i) 100% of the Available Proceeds (as defined in the amended and restated certificate of incorporation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation event.

Conversion Rights

Shares of Preferred Stock are convertible, at the option of the holder, at any time, into fully paid non-assessable shares of the company’s Class A Common Stock at the then-applicable conversion rate. At the date of this Offering Circular, the conversion ratio for Class A Preferred Stock is that established at issuance at 1:1. The conversion ratio is subject to anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the Preferred Stock, on an as converted basis, are issued for a price per share below the price per share of the relevant series of Preferred Stock, subject to customary exceptions, in accordance with the company’s amended and restated certificate of incorporation.

Additionally, each share of Preferred Stock will automatically convert into Class A Common Stock (i) upon the closing of an underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) resulting in at least $50,000,000 gross proceeds, net of the underwriting discount and commissions to the company and which is listed on an internationally recognized stock exchange, (ii) upon the receipt by the company of a written request for such conversion from the holders of a majority of the Preferred Stock, and (ii) immediately prior to certain Deemed Liquidation Events. The shares will convert in the same manner as a voluntary conversion.

Protective Provisions

For as long as 1,000,000 of the shares of Series A Preferred Stock are outstanding, we shall not, without the affirmative vote or action by written consent of holders of more than 50% of the issued and outstanding shares of Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of the company; (ii) amend, alter, or repeal any provision of the amended and restated certificate of incorporated and by-laws, in a manner adverse to the Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security or convertible security to Preferred Stock or Capital Stock; (iv) purchase or redeem or pay any dividend on any capital stock prior to the Preferred Stock, other than (A) redemptions of or dividends or distributions on the Preferred Stock, (B) redemptions of or dividends or distributions payable on the Common Stock solely in the form of Common Stock; (C) repurchases of stock from former employees, officers, directors or other persons who performed services in connection with the cessation of such employment or services; or (D) as approved by the Board, including the approval of the Preferred Stock Director; (v) increase or decrease the number of authorized shares of the Preferred Stock or Class A or Class B Common Stock or (v) incur or guarantee any indebtedness, if the aggregate indebtedness of the company and its subsidiaries for borrowed money following such action would exceed $50,000.

Series A Preferred Stock Shareholder and Class A Common Stock Shareholder Agreements

The company has three shareholder agreements in place: (i) an investors’ rights agreement (the “Investors’ Rights Agreement”); (ii) a right of first refusal and co-sale agreement (the “Right of First Refusal and Co-Sale Agreement”); and (iii) a voting agreement (the “Voting Agreement”) (each, a “Shareholder Agreement” and collectively, the “Shareholder Agreements”), each of which is summarized in greater detail below and attached as an exhibit hereto.

Investors’ Rights Agreement

We have entered into an Investor’s Rights Agreement with Series A Preferred Stockholders and Class A Common Stockholders under which they (or any transferee or assignee) have certain rights including and limitations including:

●	right to demand the Company register their shares and to include their shares for sale in an underwritten public offering, subject to certain limitations.

●	limitation to transfer their shares to a holder who is not party to the Investor Rights Agreement or will not be party to the Agreements, to pledge the shares or use them as security or collateral.

●	right to receive Company financial statements, budgets and business plans and inspect records accounts and books.

●	right of first offer (ROFO) on any new equity securities offered by the Company.

Provisions of the Investors’ Rights Agreement will terminate immediately before the consummation of a future underwritten initial public offering registered under the Securities Act, when the Company first becomes subject to the periodic reporting requirements of the Exchange Act, or upon the closing of a deemed liquidation event.

Voting Rights Agreement

Each of the company’s Series A Preferred Stock shareholders and Common Stock Shareholders has been required to execute the Voting Agreement under which they (or any transferee or assignee) will vote on their shares:

●	for the Series A Preferred Stock Shareholders to elect one director, the Series A Designee director,

●	for the Common Stock Shareholders to elect one director, the Common Stock Designee director,

●	for the Series A Preferred Stock and Common Stock shareholders to elect all other directors,

●	to increase the number of authorized shares of Class A Common Stock as needed for conversion of all of the shares of Preferred Stock outstanding at any given time, and

●	for any other matter submitted to a vote of the stockholders, as they mutually agree, with alternate provisions if they fail to agree.

Provisions of the Voting Rights Agreement will terminate upon the consummation of a future underwritten initial public offering registered under the Securities Act, when the Company first becomes subject to the periodic reporting requirements of the Exchange Act, or upon the closing of a deemed liquidation event.

No director appointed as above may be removed without the consent of the person(s) nominating such director.

Holders of the Series A Preferred Stock and Common Stock are subject to a drag-along provision, pursuant to which each holder of Preferred Stock agrees that, in the event that the company’s Board, vote in favor of a sale of the company, including a deemed liquidation event, then such holder of Series A Preferred Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required.

No Holder shall be a party to any sale of a control stake in the company unless; all Series A Preferred Stock are allowed to participate in such transaction(s) and (b) the consideration received is allocated among the parties thereto in the manner specified in the certificate of incorporation in effect immediately prior to such transaction(s)

First Refusal and Co-Sale Agreement

The following provisions of First Refusal and Co-Sale Agreement apply to holders of our Series A Preferred Stock as well as any persons acquiring shares from such holders and holders of our Common Stock.

The Right of First Refusal and Co-Sale Agreement regulates the mechanics of sales and transfers of the company’s capital stock The right of first refusal provides that where a Series A Preferred Stock or Common Stock holder proposes to transfer its shares of the company, the company shall have a right of first refusal to purchase all or any portion of such shares that such shareholder may propose to transfer at the same price and on the same terms and conditions as those offered to the prospective transferee. The Series A Preferred Stock and Common Stockholders shall have a secondary refusal right to purchase all or any portion of the shares proposed to be transferred but not purchased by the company pursuant to its right of first refusal on a pro-rata basis. The right of co-sale provides that if any shares to be transferred to a proposed transferee and they are not purchased pursuant to the right of first refusal by the company (or the secondary refusal right by the holder of the Series A Preferred Stock and Common Stock, as applicable), each holder of Series A Preferred Stock and Common Stock may elect to exercise its right of co-sale and participate in the proposed share transfer on a pro-rata basis on the same terms and conditions in the proposed transfer. The right of first refusal (and secondary refusal right) and the right of co-sale shall not apply to certain “exempt” transfers. Shareholders are prohibited from transferring shares to any competitor or any customer, distributor or supplier of the company if such transfer would place the company at a competitive disadvantage with respect to such customer, distributor or supplier. The Right of First Refusal and Co-Sale Agreement does not apply to a public offering pursuant to an effective registration statement under the Securities Act or a Deemed Liquidation Event. A transfer of shares that is not made in compliance with the agreement shall be null and void, shall not be recorded on the books of the company or with its transfer agent and shall not be recognized by the company.

Provisions of the First Refusal and Co-Sale Agreement will terminate immediately before the consummation of a future initial public offering, when the Company first becomes subject to the periodic reporting requirements of the Exchange Act, or upon the closing of a deemed liquidation event.

Warrants

On April 5, 2023, in connection with the issuance of four million (4,000,000) shares of Series A preferred Stock to four investors we issued four million (4,000,000) warrants to purchase shares of our Series A Preferred Stock to these four investors at $2.00 per share, subject to adjustment for stock splits, reverse stock splits and other similar events of recapitalization. These warrants were all exercised on or before their expiration date of October 5, 2024.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Pages
PROMICELL, INC. AUDITED FINANCIAL STATEMENTS – AS OF DECEMBER 31, 2024 AND FOR THE PERIOD FROM OCTOBER 5, 2023 (INCEPTION) to DECEMBER 31, 2023, AND INDEPENDENT AUDITOR’S REPORT, FOR THE YEAR ENDED DECEMBER 31, 2024 AND FOR THE PERIOD FROM OCTOBER 5, 2023 (INCEPTION) TO DECEMBER 31, 2023

INDEPENDENT AUDITOR’S REPORT	F-4
FINANCIAL STATEMENTS:
Balance Sheets	F-6
Statements of Operations	F-7
Statements of Changes in Stockholders’ Equity	F-8
Statements of Cash Flows	F-9
Notes to Financial Statements	F-10

PromiCell, Inc.

FINANCIAL STATEMENTS

Years Ended December 31, 2024, and 2023

PromiCell, Inc.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

PromiCell Inc.

Opinion

We have audited the financial statements of PromiCell Inc. (the “Company”), which comprise the balance sheets as of December 31, 2024, and December 31, 2023, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and December 31, 2023, and the result of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and expects to continue generating losses and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of issuance of these financial statements.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore, is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal controls. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

May 19, 2025

Los Angeles, California

PromiCell, Inc.

BALANCE SHEETS

	December 31,
	2024	2023
Assets

Current assets:
Cash and cash equivalents	$3,646,623	7,590,288
Prepaid expenses	1,232,810	5,951
Advance to related party	100,000	-
Total current assets	4,979,433	7,596,239

Intangible assets, net	529,377	47,500

Total assets	$5,508,810	7,643,739

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities - Note 8	$217,926	923,908
Total current liabilities	217,926	923,908

Warrant liability - Note 4	-	549,238
Total non-current liabilities	-	549,238

Total liabilities	217,926	1,473,146

Redeemable convertible preferred stock:
Series A Preferred Stock, $0.0001, 14,000,000 shares authorized, 8,000,000 and 7,000,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	11,438,010	9,438,010

Stockholders’ equity:
Common Stock, $0.0001 par value, 35,000,000 shares authorized,18,516,100 and 17,250,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	780	730
Additional paid-in capital	861,085	119,388
Accumulated deficit	(7,008,991)	(3,387,535)

Total stockholders’ equity	(6,147,126)	(3,267,417)

Total liabilities and stockholders’ equity	$5,508,810	7,643,739

The accompanying notes are an integral part of these financial statements.

PromiCell, Inc.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023

Operating expenses
Research and development expenses	$2,125,652	$715,691
General and administrative expenses	1,002,546	770,161
Consulting expense - related parties	1,214,835	1,906,027

Total operating expenses	(4,343,033)	(3,391,879)

Other income (expense)
Interest income	174,024	95,991
Gain (loss) on revaluation of warrant liability - Note 4	549,238	(62,248)
Other expense	(1,194)	-
Gain (loss) on foreign exchange	(491)	(3,662)

Total other income, net	721,577	30,081

Loss before income taxes	(3,621,456)	(3,361,798)

Income tax expense	-	-

Net loss	$(3,621,456)	$(3,361,798)

The accompanying notes are an integral part of these financial statements.

PromiCell, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Total
	Common Stock		paid-in	Accumulated	stockholders’
	Shares	Amount	capital	deficit	equity

Balance - January 1, 2023	-	$-	$-	$(25,737)	$(25,737)

Issuance of Common Stock	17,250,000	730	-	-	730

Stock-based compensation	-	-	119,388	-	119,388

Net loss	-	-	-	(3,361,798)	(3,361,798)

Balance - December 31, 2023	17,250,000	$730	$119,388	$(3,387,535)	$(3,267,417)

			Additional		Total
	Common Stock		paid-in	Accumulated	stockholders’
	Shares	Amount	capital	deficit	equity

Balance - January 1, 2024	17,250,000	$730	$119,388	$(3,387,535)	$(3,267,417)

Issuance of Common Stock	1,266,100	50	510,850	-	510,900

Stock-based compensation	-	-	230,847	-	230,847

Net loss	-	-	-	(3,621,456)	(3,621,456)

Balance - December 31, 2024	18,516,100	$780	$861,085	$(7,008,991)	$(6,147,126)

The accompanying notes are an integral part of these financial statements.

PromiCell, Inc.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023

Cash flows from Operating Activities

Net loss	$(3,621,456)	$(3,361,798)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	230,847	62,248
Gain on revaluation of warrant liability	(549,238)	119,388
Amortization of intangible assets	29,023	2,500
Changes in operating assets and liabilities:
Prepaid assets	(1,226,859)	(5,951)
Advance to related party	(100,000)	-
Accounts payable and accrued liabilities	(705,982)	898,171

Net Cash used in Operating Activities	(5,943,665)	(2,285,442)

Cash flows from investing activities
Cash paid for intangible assets	-	(50,000)

Net Cash used in Investing Activities	-	(50,000)

Cash flows from Financing Activities
Proceeds from issuance of Common Stock	-	730
Proceeds from issuance of Preferred Stock, net of issuance costs of $75,000	-	3,925,000
Proceeds from exercise of Preferred Stock Warrants	2,000,000	6,000,000

Net Cash provided by Financing Activities	2,000,000	9,925,730

Net (decrease) increase in Cash	(3,943,665)	7,590,288
Cash at beginning of Period	7,590,288	-
Cash at end of Period	$3,646,623	$7,590,288

Non-cash financing and investing activities:
License obtained through issuance of stock	510,900	-

The accompanying notes are an integral part of these financial statements.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Business and Significant Accounting Policies

Business

PromiCell, Inc. (the “Company”) is a privately held corporation, incorporated as a “C Corp” in the State of Delaware in October 2022. The Company is an early-stage biotechnology holdings company which conducts research and development in the United States. The Company is largely a virtual company that utilizes outsourcing for its operations, but has its office of record in Florida. The Company researches and develops immunotherapies using chimeric antigen receptor (“CAR”) T-cells technology, T-cell receptors (“TCR”), and other therapeutic technologies.

going concern

The Company has evaluated whether there are certain conditions and events considered in the aggregate that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company has funded its operations primarily with proceeds raised through the sale of common and preferred shares of the Company’s stock. The Company has incurred losses since its inception, including a net loss of approximately $3.6 million for the year ended December 31, 2024. The Company expects to continue to generate operating losses for the foreseeable future. The Company believes it will be able to fund its operating expenses and capital expenditure requirements through the end of the second quarter of 2025. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations.

The Company expects to seek additional funding through equity offerings, grants, and investor commitments. If the Company is unable to obtain sufficient funding, the Company will be forced to delay, scale back, or discontinue some or all of its operations. Although management continues to pursue plans to avoid this course of action, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations, as of May 19, 2025, the issuance date of the financial statements for the period ended December 31, 2024, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these financial statements are issued.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on the basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Note 2 – Basis of Financial Statement Presentation

Accounting Principles

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

fair value measurements

ASC 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. Furthermore, ASC 825, Financial Instruments, defines fair value and establishes a three-level valuation hierarchy for disclosure of fair value measurements. The Company uses a hierarchy to measure fair value as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities

Level 2 – Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

Level 3 – Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts payable and accrued liabilities, and liability-classified warrants. During the period presented, the Company has not changed the manner in which it values assets and liabilities that are measured at fair value. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy for the period presented.

Cash and Cash Equivalents

Cash consists of highly liquid investments with remaining maturity of three months or less at the date of purchase and funds in noninterest-bearing deposit accounts in commercial banks. From time to time, the deposit account balance may exceed the Federal Deposit Insurance Corporation’s insured limits. This risk is managed by maintaining all deposits in high-quality financial institutions. The Company has not experienced any losses in such account, and management believes it is not exposed to any significant credit risk in cash.

As of December 31, 2024, and 2023, respectively, none of the Company’s cash and cash equivalent balances were restricted.

preferred stock

The Company records all series of Preferred Stock at their respective fair values less issuance costs on their date of issuance. Preferred Stock is recorded outside of permanent equity because, in the event of certain deemed liquidation events that are not considered solely within the Company’s control, the Preferred Stock would become redeemable.

Derivatives

Upon issuing financial instruments, the Company assesses whether the nature of the host contract and any of the features embedded within the financial instrument could be considered derivatives that require bifurcation. In determining whether the embedded features represent derivatives that could require bifurcation, the Company assesses whether the economic characteristics of embedded features are not clearly and closely related to the economic characteristics and risks of the remaining component of the financial instruments (i.e., the host contracts), whether the instrument is measured at fair value with changes in fair value reported in earnings as they occur and whether a separate, non-embedded instrument with the same terms as the embedded instruments would meet the definition of a derivative instrument. When it is determined that all of the criteria above are met, the embedded derivative is separated from the host contract and carried at fair value, with any changes in fair value recorded in current-period earnings.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

detachable warrants

The Company accounts for detachable warrants on its Preferred Stock as freestanding financial instruments in accordance with Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity, which requires the Company to separately account for the detachable warrants at fair value at initial issuance and subsequently at each balance sheet date thereafter until settlement. The fair value, if any, of the warrants at issuance is recorded as a reduction of the carrying value of the related Preferred Stock. Changes in fair value of the warrants are included as a component of earnings. The 4,000,000 Series A Preferred Stock warrants were initially valued at $486,990 at issuance. Refer to Note 4 for further discussion.

Stock-based compensation

The Company has an incentive equity compensation plan (the “2023 Equity Compensation Plan”) whereby, from time to time, awards will be granted to officers or employees of the Company. Under the terms of the 2023 Equity Compensation Plan, 2,374,000 shares of Common Stock were reserved. The Company measures stock-based awards based on their estimated grant date fair value and recognizes the related expense over the requisite service period in accordance with ASC 718, Stock Compensation.

The Company’s determination of the fair value of stock options with time-based vesting on the date of grant utilizes the Black-Scholes option-pricing model, and is impacted by the estimated fair value of its common stock as well as other variables including, but not limited to, the expected term that stock options will remain outstanding, the expected common stock price volatility over the term of the stock option, risk-free interest rates and expected dividends:

Expected Term—We have opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (10 years).

Expected Volatility—Due to our limited operating history and a lack of company-specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-Free Interest Rate—The risk-free rate assumption is based on the U.S. Treasury instruments with maturities similar to the expected term of our stock options.

Expected Dividend—We have not issued any dividends in our history and do not expect to issue dividends over the life of the options, and therefore have estimated the dividend yield to be zero.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

The fair value of stock options is recognized over the period during which an optionee is required to provide services in exchange for the stock option award, known as the requisite service period, on a straight-line basis. Stock-based compensation expense is recognized based on the fair value determined on the date of grant. The Company has elected to account for forfeitures as they occur. The grant date is determined based on the date when a mutual understanding of the key terms of the stock option awards are established.

Refer to Note 7 for further discussion.

Research and Development costs

The Company expenses all research and development costs as incurred. Such expenses include compensation and benefits, legal fees, consulting fees, payroll fees, and certain laboratory and supply fees.

The Company has entered into several research and development-related contracts with two major research centers (“Research Institute A” and “Research Institute B”), whereby these entities provide the Company with certain research and development services. These agreements are cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of accrued liabilities, the Company analyses progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Certain judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Based on the timing of billings as compared to work performed, the Company may record deferred or prepaid research and development costs at period-end. As of December 31, 2024, the Company recorded approximately $1.0 million and $0.1 million in Prepaid expenses for advanced cash payments in connection with services rendered by Research Institute A and Research Institute B, respectively. There were no such balances as of December 31, 2023.

Comprehensive Income (Loss)

For the years ended December 31, 2024, and 2023, respectively, the Company had zero Other Comprehensive Income. As a result, the balance of Comprehensive Income (Loss) is equal to Net Loss.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Such reclassifications had no impact on the previously reported total assets, total liabilities and stockholders’ equity, net loss, or cash flows.

Note 3 – Intangible assets, net

In September 2023, the Company entered into a license agreement with Research Institute A, relating to the use of a license of a unique product. As part of the agreement, the Company agreed to pay $50,000 as a non-refundable, non-creditable upfront payment. The Company determined that the acquired intangible assets have an alternative future use and therefore capitalized the amounts. The estimated useful life of these assets was determined to be five years.

In October 2024, the Company entered into a license agreement with Research Institute B, relating to the use of a license of a unique product. As part of the agreement, the Company agreed to issue common stock valued at $510,900 as a non-refundable, non-creditable upfront payment. The Company determined that the acquired intangible assets have an alternative future use, and therefore capitalized the amounts. The estimated useful life of these assets was determined to be five years.

For the years ended December 31, 2024, and 2023, the Company recorded $29,023 and $2,500, respectively, in amortization expense related to the intangible asset. This expense is recorded as a component of Research and Development expenses within the Company’s Statements of Operations. The Company will recognize the following amounts as amortization Expense for the fiscal years from 2025 to 2029, respectively:

December 31, 2024
2025	$112,180
2026	112,180
2027	112,180
2028	109,680
Thereafter	83,157
$529,377

Note 4 – detachable warrants

The fair value of the Company’s warrants, at issuance and each subsequent reporting date, was determined using the Black-Scholes Option Pricing Model. In October 2023, certain warrant holders of the Company exercised their warrants to purchase 3,000,000 shares of Series A Preferred Stock at a price of $2 per share. Additionally, in October 2024, certain warrant holders exercised their warrants to purchase 1,000,000 shares of Series A Preferred Stock at a price of $2 per share. Following these exercises, none of the Company’s Series A Preferred Stock warrants remain outstanding. As a result of these exercises, the Company derecognized the related warrant liability.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

The following represents the change in the estimated fair value of the Company’s outstanding warrants:

Warrant liability - issuance (April 5, 2023)	$486,990

Change due to exercise of warrants	(365,243)
Loss on revaluation of warrant liability	427,491

Warrant liability - reporting date (December 31, 2023)	549,238

Change due to exercise of warrants	(549,238)

Warrant liability - reporting date (December 31, 2024)	$-

Note 5 – Stockholders’ Equity

The Company is authorized to issue two classes of capital shares, Common Shares and Preferred Shares. The total number of shares of Common Stock that the Company is authorized to issue is 35,000,000 shares, with a par value of $0.0001 per share, of which 18,516,100 were issued and outstanding as of December 31, 2024. The founder of the Company, Series A Preferred Stockholders, Research Institute A, and Research Institute B hold 4,788,775, 4,464,140, 1,828,601, and 500,000 shares, respectively, as of December 31, 2024.

The Company is authorized to issue 14,000,000 of Preferred Shares, with a par value of $0.0001, of which 8,000,000 were issued and outstanding as of December 31, 2024. Effective April 5, 2023, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Series A Agreement”). Under the terms of the Series A Agreement, the Company agreed to sell 4,000,000 shares of Series A Preferred Stock to investors at a price of $1.00 per share. The Company incurred $75,000 in connection with the issuance of the Series A Preferred Stock, which is recorded as a direct deduction of the carrying amount of the Series A Preferred Stock on the Company’s Balance Sheet.

The Series A Preferred Stock has the following rights, preferences, and privileges:

Voting rights – each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock are convertible as of the record date.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

Conversion rights – each Series A Preferred Stock is convertible, at the option of the holder, at any time, and without payment of additional consideration, into fully paid and nonassessable Common Stock. The number of Common shares into which each Series A Preferred share may be converted shall be determined by the Company from time to time and is potentially subject to adjustment for anti-dilution provisions. The conversion ratio at issuance of the Series A Preferred Stock was established at 1:1 based on the price paid of $1 per share.

Dividends – The Company may not declare, pay, or set aside any distributions on any Common Stock unless the Preferred Stockholders first receive, or simultaneously receive, a distribution on each outstanding Preferred share in an amount as determined by formulas as defined in the Company’s operating agreement.

Redemption rights – Preferred Stock is only redeemable pursuant to a deemed liquidation event.

Anti-dilution provisions – If the Company makes adjustments to any class of shares for dividends, splits, distributions, combinations, or other similar events, or issues additional securities at a price less than the current conversion price for issued and outstanding Preferred Stock, the Preferred Stock conversion price shall be adjusted in accordance with a formula, as defined in the Company’s operating agreement.

Liquidation – The Preferred Stock has preferential rights with respect to any dissolution or liquidation of the Company and with respect to the sale of the Company.

Note 6 – Income Tax Expense (Benefit)

The Company is subject to US Federal Income Tax, as well as State Income Tax in the States where it operates. The provision (benefit) for income taxes is based upon income (loss) reported in the accompanying financial statements. Deferred income taxes reflect the impact of temporary differences between the amounts of income and expense recognized for financial reporting purposes and such amounts recognized for tax purposes. As of December 31, 2024, and 2023, respectively, the Company’s recorded deferred tax assets resulted from the net operating losses incurred from inception to date.

Although the operating loss carryforwards do not expire, the Company has recorded a valuation allowance against the net deferred tax asset as they have determined that it will not be able to realize all, or a portion of its deferred tax assets in the future, as such the Company recorded a full valuation allowance as of December 31, 2024 and 2023, respectively. As a result, the Company’s net deferred tax assets as of December 31, 2024, and 2023, respectively, were both zero. The Company evaluates and weighs the positive and negative evidence at each period and will continue to monitor the realization criteria based on future operating results.

Management has concluded that there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense, and penalties on any income tax liability would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof as well as other factors.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

Note 7 – stock-based compensation

Stock Options

Stock options expire 10 years from the date of grant. The stock options and restricted stock awards generally vest 25% upon the one-year anniversary of the service inception date and then ratably each month over the remaining 36 months or in ratable quarterly instalments over 3 years (12 quarters). Upon termination of service, any unvested stock options are forfeited and returned to the Company. Vested stock options that are not exercised within the specified period, according to the terms and conditions of the option plan, following the termination as an employee, consultant, or service provider to the Company, are surrendered back to the Company. Those stock options are added back to the 2023 Equity Compensation Plan and made available for future grants. Compensation cost is recorded on a straight-line basis over the requisite service period of the award based on the fair value of the options issued on the measurement date. For the years ended December 31, 2024, and 2023, stock-based compensation expense of $230,847 and $119,388, respectively, was recorded within General and administrative expenses in the Company’s Statement of Operations due to the nature of the grantee’s role within the Company.

The following table summarizes stock option activity for the year ended December 31, 2024:

			Weighted	Weighted Average
		Weighted Average	Average Grant	Remaining Contractual
	Options	Exercise Price	Date Fair Value	Life (in years)
Outstanding as of January 1, 2024	1,210,000	$-	$-	-

Granted	980,000	0.54	0.37	-

Forfeited	(20,000)	0.27	0.19	-

Exercised	-	-	-	-

Outstanding as of December 31, 2024	2,170,000	$0.39	$-	9.27

Vested and expected to vest as of December 31, 2024	1,263,637	$0.36	$-	9.11

Unvested at December 31, 2024	906,363	$0.44	$0.31	-

Exercisable at December 31, 2024	1,263,637	$0.36	$-	9.11

There were 980,000 and 1,210,000 options granted during the years ended December 31, 2024, and 2023, respectively. The weighted-average grant-date fair value of stock options awarded during the year ended December 31, 2024, was approximately $0.37 per share. The aggregate grant date fair value of stock options vested during the year ended December 31, 2024, was $251,080. As of December 31, 2024, there was a total of $257,870 of unrecognized employee compensation costs related to non-vested stock option awards expected to be recognized over a weighted average period of 1.5 years.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

The following table summarizes the range of key assumptions used to determine the fair value of stock options granted during the year ended:

December 31, 2024
Estimated fair value of common stock	$0.54
Exercise price	$0.54
Expected term (in years)	5.09 - 5.62
Volatility	80.62% - 80.90%
Dividend rate	0.00%
Risk-free interest rate	3.53% - 4.44%

Note 8 – Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following:

	December 31, 2024	December 31, 2023
Accounts payable	$11,305	$57,674
Accrued professional services	56,621	316,234
Accrued compensation - related party	150,000	550,000
	$217,926	$923,908

Note 9 – License agreements

License Agreement One

On January 19, 2023, the Company entered into an exclusive license agreement with Research Institute A (“License Agreement One”), whereby the Company licensed certain intellectual property and know-how that will be utilized to develop, produce, market, and sell proprietary immunotherapy products. The license term shall continue unless terminated for cause or insolvency, upon sixty days’ written notice from the Company, or until such time as all royalties and other sums cease to be payable in accordance with the terms of the agreement.

Under the terms of License Agreement One, the Company is required to pay, or reimburse Research Institute A for paying, all patent expenses related to the licensed intellectual property. The Company is required to pay a nominal license maintenance fee beginning in Year 4 of the agreement, with amounts ranging from $25,000 per annum in Year 4 up to $100,000 per annum for Year 6 and each year thereafter. The Company is required to pay certain development milestone payments related to clinical trials and granting of certain regulatory approvals, ranging from $500,000 to $3,000,000. Additionally, the Company is required to pay certain commercial milestones based on the attainment of certain sales thresholds, with the milestone payments ranging from $750,000 to $25,000,000. Lastly, the Company is also required to pay single-digit royalties on licensed product sales annually over the term of the agreement.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

License Agreement Two

On September 22, 2023, the Company entered into an exclusive license agreement with Research Institute A (“License Agreement Two”), whereby the Company licensed certain intellectual property and know-how that will be utilized to develop, produce, market, and sell proprietary immunotherapy products. The license term shall continue unless terminated for cause or insolvency, upon sixty days’ written notice from the Company, or until such time as all royalties and other sums cease to be payable in accordance with the terms of the agreement.

The initial consideration in exchange for the license was $50,000. Refer to Note 3 for further discussion of the accounting for this amount. Under the terms of License Agreement Two, the Company is required to pay, or reimburse Research Institute A for paying, all patent expenses related to the licensed intellectual property. The Company is required to pay a nominal license maintenance fee beginning in Year 3 of the agreement, with amounts ranging from $25,000 per annum in Year 4 up to $100,000 per annum for Year 5 and each year thereafter. The Company is required to pay certain development milestone payments related to clinical trials and grant certain regulatory approvals, ranging from $500,000 to $3,000,000. Additionally, the Company is required to pay certain commercial milestones based on the attainment of certain sales thresholds, with milestone payments ranging from $5,000,000 to $30,000,000. Lastly, the Company is also required to pay single-digit royalties on licensed product sales annually over the term of the agreement.

License Agreement Three

On October 31, 2024, the Company entered into an exclusive license agreement with another major research center (“Research Institute B”), whereby the Company licensed certain intellectual property and know-how that will be utilized to develop, produce, market, and sell proprietary immunotherapy products. The license term shall continue unless terminated for cause or insolvency, upon ninety days’ written notice from the Company, or until such time as all royalties and other sums cease to be payable in accordance with the terms of the agreement. The initial consideration in exchange for the license was paid through the issuance of 500,000 shares of Common Stock. Refer to Note 3 for further discussion of the accounting for this transaction. Under the terms of this license agreement, the Company is required to pay, or reimburse Research Institute B for paying, all patent expenses related to the licensed intellectual property. The Company is required to pay certain development milestone payments related to clinical trials and granting certain regulatory approvals, ranging from $250,000 to $5,000,000. Additionally, the Company is required to pay certain commercial milestones based on the attainment of certain sales thresholds, with milestone payments ranging from $5,000,000 to $30,000,000. Lastly, the Company is also required to pay single-digit royalties on licensed product sales annually over the term of the agreement. With respect to both License Agreement One and License Agreement Two, the Company determined that no milestones were considered probable at any point during the years ended December 31, 2024 and 2023. With respect to License Agreement Three, the Company determined that no milestones were considered probable at any point during the year ended December 31, 2024. As such, no associated liability has been recorded.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

Note 10 – Related Party Transactions

The Company has entered into the following transactions with persons and entities who are deemed to be related parties to the Company in accordance with ASC 850.

CEO Consulting Agreements

The Company has entered into certain agreements with the individual who serves as the CEO of the Company. The CEO is the Company’s majority shareholder. Under the terms of these agreements and in connection with services performed in his capacity as CEO, the Company is required to pay an annual retainer ranging from $350,000 to $600,000 based on the attainment of certain regulatory milestones. Additionally, under the terms of the agreements, the CEO is eligible to receive bonuses for certain regulatory milestones, ranging from $250,000 to $750,000. Lastly, the CEO is eligible to receive an annual bonus at the discretion of the Company’s Board of Directors. These agreements will remain in effect unless terminated by either party. If the agreements are terminated by the Company for any reason other than cause (as defined within the agreements) or the Company having ceased to operate, the Company is obligated to pay the CEO a termination fee of $600,000.

In November 2024, the Company amended the consulting arrangement with the Company’s CEO. The CEO’s annual retainer will increase to $800,000 upon a public listing of the Company’s Common Stock as defined in the agreement and provides for certain stock-based compensation awards upon certain regulatory milestones.

CFO Consulting Agreement

The Company has entered into an agreement with the individual who serves as the CFO of the Company. Under the terms of this agreement and in connection with services performed in his capacity as CFO, the Company is required to pay an annual retainer of $100,000 for the first twelve months and $200,000 for each year thereafter. The agreement also contains terms that provide for a fee upon the consummation of certain transactions (as defined within the agreement) of 1.00% of the transaction value. This agreement will remain in effect unless terminated by either party. If the agreement is terminated by the Company for any reason other than cause (as defined within the agreement) or the Company having ceased to operate, the Company is obligated to pay the CFO a termination fee of $400,000.

In November 2024, the Company amended the consulting arrangement with the Company’s CFO. The CFO’s annual retainer was increased to $200,000 annually and will be further increased to $400,000 annually upon a public listing of the Company’s Common Stock as defined in the agreement.

PromiCell, Inc.

NOTES TO FINANCIAL STATEMENTS

License Agreements

As discussed in Note 9, the Company entered into licensing agreements with Research Institute A and Research Institute B. Both Research Institute A and Research Institute B are minority shareholders in the Company.

Stock-Based Compensation to Officers and Directors

From time to time and in the normal course of business, the Company will grant certain equity awards to officers and directors of the Company. During the year ended December 31, 2024, the Company granted 600,000 options with an aggregate grant date fair value of $221,379 to executives. During the year ended December 31, 2023, the Company granted 170,000 options with an aggregate grant date fair value of $31,404 to executives and 415,000 options with an aggregate grant date fair value of $76,698 to directors.

Note 11 – subsequent events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through May 19, 2025, the date these financial statements were available to be issued. The following events and transactions were identified:

●	During January and February 2025, the first two patients were dosed in connection with the Company’s Phase 1 trial for its PRO CAR-201A product candidate.

●	On February 7, 2025, the Company submitted its preliminary offering circular pursuant to Regulation A+ confidentially with the Securities and Exchange Commission (the “SEC”). The offering circular is for the issuance of up to 15 million shares of Class A common stock at a price of $5 per share. Subsequently, the Company received a comment letter from the SEC and filed on March 24, 2025, an amended draft offering statement and a response letter.

●	On February 18, 2025, the Company amended its Certificate of Incorporation (the “Second Amended & Restated COI”). Under the Second Amended & Restated COI, the Company has the authority to issue up to 100,000,000 shares of Common Stock, consisting of 99,900,000 shares of Class A Common Stock ($0.0001 par value per share) and 100,000 shares of Class B Common Stock ($0.0001 par value per share). The authorized number of shares of Preferred Stock (14,000,000 shares) was unchanged.

●	On February 19, 2025, the Board approved an increase of 6 million shares in the number of shares reserved under the 2023 Equity Compensation Plan.

●	On March 17, 2025, the Company launched a private placement for up to 15 million shares of Class A common stock at a price of $5 per share pursuant to an exemption from registration under Rule 506(C) of Regulation D.

●	In March 2025, the Company granted 200,000 stock options under its equity incentive program with an expected term of approximately 5.8 years, an exercise price of $0.545 and a grant date fair value of $75,900 on aggregate. These awards were approved by the Company’s board of directors or issued pursuant to a contract during the fourth quarter of 2024. The delay in the grant was due to the completion of the 409A valuation as of 12/31/2024 on March 10, 2025.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

No.	Exhibit Description
2.1	Second Amended and Restated Certificate of Incorporation of Promicell, Inc.*

2.2	By-laws of Promicell, Inc.*

3.1	Series A Investor Rights Agreement*

3.2	Series A Right of First Refusal Agreement*

3.3	Series A Voting Agreement*

4.1	Form of subscription agreement of Promicell, Inc. *

6.1	Promicell Form of Stock Option Agreement*

6.2	Agreement, dated November 8, 2021, between Promicell, Inc. and Dalmore Group, LLC*

6.3	Stock Option Agreement with Promicell, Inc., dated October 20, 2023, between M. Sougioulzouglu and Promicell, Inc.*

6.4	Stock Option Agreement with Promicell, Inc. and M. Bleakley and Promicell, Inc.*

6.5	Stock Option Agreement, dated October 20, 2023, between J. Lee and Promicell, Inc.*

6.6	Stock Option Agreement, dated May 24, 2024, between J. Lee and Promicell, Inc.*

6.7	Stock Option Agreement, dated November 13, 2023, between E. Holland and Promicell, Inc.*

6.8	Stock Option Agreement, dated October 20, 2023, between A. Daniyan and Promicell, Inc.*

6.9	Stock Option Agreement, dated November 18, 2024 between A. Argyropoulos and Promicell, Inc.*

6.10	Consultancy Agreement with Promicell, Inc., dated February 9, 2023, and Amendment to Consultancy Agreement, dated November 25, 2024, between Oceanaut Capital M.IKE and Promicell, Inc.*

6.11	Consultancy Agreement with Promicell, Inc., dated October 25, 2024, between J. Lee and Promicell, Inc.*

6.12	Consultancy Agreement with Promicell, Inc., dated January 24, 2025, between J. Lee and Promicell, Inc. *

6.13	Consultancy Agreement with Promicell, Inc., dated November 11, 2024, between A. Daniyan and Promicell, Inc. and Addendum thereto, dated November 11, 2024*

III-1

6.14	Consultancy Services Agreement with Promicell, Inc., dated March 15, 2023, and 1st Amendment to Consultancy Services Agreement, dated November 26, 2024, between M. Sougioulzouglu and Promicell, Inc.*

6.15	Sponsored Research Agreement, dated October 29, 2024, between Memorial Sloan-Kettering Cancer Center, Memorial Hospital for Cancer and Allied Diseases, and Sloan-Kettering Institute for Cancer Research, and Promicell, Inc. †*

6.16	Sponsored Research Agreement, dated July 1, 2023, between Fred Hutchinson Cancer Center, and Promicell, Inc. †*

6.17	Sponsored Research Agreement, dated January 20, 2023, between Fred Hutchinson Cancer Center, and Promicell, Inc. †*

6.18	License Agreement, dated October 25, 2024, between Memorial Sloan-Kettering Cancer Center, Memorial Hospital for Cancer and Allied Diseases, and Sloan-Kettering Institute for Cancer Research, and Promicell, Inc. †*

6.19	License Agreement, dated January 19, 2023, between Fred Hutchinson Cancer Center, and Promicell, Inc. †*

6.20	License Agreement, dated September 22, 2023, between Fred Hutchinson Cancer Center, and Promicell, Inc. †*

6.21	2023 Equity Incentive Plan*

11.1	Consent of Set Apart Accountancy Corp.*

12.1	Opinion CrowdCheck Law LLP*

99.1	Promicell Inc. Corporate Presentation*

*	Previously filed
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

III-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 17, 2025

PromiCell, Inc.

By	/s/ Miltiadis Sougioultzoglou
Name:	Miltiadis Sougioultzoglou
Title:	Chief Executive Officer

This Offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Miltiadis Sougioultzoglou
Miltiadis Sougioultzoglou, Principal executive officer and Director
Date: July 17, 2025

/s/ Anthony Argyropoulos
Anthony Argyropoulos, Principal financial officer and principal accounting officer
Date: July 17, 2025

/s/ Miltiadis Sougioultzoglou
Miltiadis Sougioultzoglou, Director
Date: July 17, 2025

/s/ R. John Glasspool
R. John Glasspool, Director
Date: July 17, 2025

/s/ Gregory Raskin
Gregory Raskin, Director
Date: July 17, 2025

/s/ Eric Holland
Eric Holland, Director
Date: July 17, 2025

/s/ Nikhil Mehta
Nikhil Mehta, Director
Date: July 17, 2025

III-3